UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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CONSTELLATION BRANDS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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ANNUAL MEETING OF STOCKHOLDERS

May 25, 2017

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Constellation Brands, Inc. in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Tuesday, July 18, 2017 at 11:00 a.m. (EDT). The Arts Center doors will open at approximately 10:30 a.m.

The Nazareth College Arts Center is located on the campus of Nazareth College in the Town of Pittsford, New York. Parking is available in Parking Lot A off South Campus Drive.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. Also provided is the Company’s 2017 Annual Report that contains important business and financial information regarding the Company.

We hope you are able to attend this year’s Annual Meeting.

Very truly yours,

RICHARD SANDS

Chairman of the Board

Notice of Annual Meeting of Stockholders and Proxy Statement

Date/Time	Tuesday, July 18, 2017 at 11:00 a.m. (EDT)

Location	Nazareth College Arts Center, The Callahan Theater 4245 East Avenue, Rochester, NY 14618

Items of Business	1. Elect as directors the ten (10) nominees named in the Proxy Statement;
2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018;
3. Approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement;
4. Conduct an advisory vote on the frequency of future advisory votes regarding executive compensation;
5. Approve the amendment and restatement of the Company’s Long-Term Stock Incentive Plan; and
6. Transact such other business as may properly come before the meeting, and any adjournment or postponement.

Record Date	Holders of Class A Common Stock and Class B Common Stock as of the record date of May 19, 2017 are entitled to notice of and to vote on the matters listed in the Proxy Statement

We are pleased to save costs and help protect the environment by using the “Notice and Access” method of delivery. Instead of receiving paper copies of our proxy materials in the mail, many stockholders will receive an Important Notice Regarding the Availability of Proxy Materials, which provides an Internet website address where stockholders can access electronic copies of the proxy materials and vote. This website also has instructions for voting by telephone and for requesting paper copies of the proxy materials and proxy card(s).

Your vote is important to us, and we encourage you to vote your shares as soon as possible even if you plan to attend the Annual Meeting in person. You can vote in one of several ways:

Visit the website listed on your proxy card(s) or Notice to vote VIA THE INTERNET

Call the telephone number specified on your proxy card(s) or on the website listed on your Notice to vote BY PHONE

If you received paper copies of your proxy materials in the mail, sign, date and return your proxy card(s) in the enclosed envelope to vote BY MAIL

Attend the meeting to vote IN PERSON

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on July 18, 2017: This Proxy Statement and the Company’s 2017 Annual Report are available on the Investors page of our website at www.cbrands.com/investors.

BY ORDER OF THE BOARD OF DIRECTORS JAMES O. BOURDEAU, Secretary

i

CONSTELLATION BRANDS, INC.

207 High Point Drive, Building 100

Victor, New York 14564

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of CONSTELLATION BRANDS, INC. (the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the 2017 Annual Meeting of Stockholders of the Company and at any adjournment thereof (the “Meeting”). The Meeting will be held on Tuesday, July 18, 2017 at 11:00 a.m. (EDT) in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618.

We are delivering proxy materials to many stockholders via the Internet under the Securities and Exchange Commission’s (the “SEC”) “Notice and Access” rules, which saves costs and paper. Using this method of distribution, on or about June 5, 2017, we will mail an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) that contains information about our 2017 Annual Meeting of Stockholders and instructions on how to view all proxy materials, and vote electronically, on the Internet. If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request, and the materials will be sent promptly to you via the preferred method. If you prefer to vote by phone, the website listed on the Notice (www.proxyvote.com) has instructions for voting by phone. If you received paper copies of our proxy materials in the mail, you may submit your proxy by properly executing and returning the proxy card(s) in the enclosed envelope(s). If you received paper copies of this year’s proxy materials by mail, you can elect to receive in the future an e-mail message that will provide a link to those documents on the Internet.

The shares represented by your proxy will be voted at the Meeting as directed by your proxy. You may revoke your proxy at any time before the proxy is exercised by delivering a written revocation to the Secretary of the Company or by submitting a proxy bearing a later date by telephone, via the Internet, or in writing. You may also revoke your proxy by voting in person at the Meeting.

The shares represented by your proxy will be voted FOR the election of each of the director nominees named herein (Proposal 1) unless you specifically withhold authority to vote for one or more of the director nominees. Further, unless you properly direct otherwise, the shares represented by your proxy will be voted FOR the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018 (Proposal 2), FOR the approval, by an advisory vote, of the compensation of the Company’s named executive officers as disclosed herein (Proposal 3), ONE YEAR with respect to the frequency of holding future advisory votes on executive compensation (Proposal 4), and FOR the approval of the amendment and restatement of the Company’s Long-Term Stock Incentive Plan (Proposal 5).

As of the close of business on May 19, 2017 (the “Record Date”), the outstanding common stock of the Company consisted of Class A Common Stock, par value $.01 per share (“Class A Stock”), Class B Common Stock, par value $.01 per share (“Class B Stock”), and Class 1 Common Stock, par value $.01 per share (“Class 1 Stock”). Holders of Class 1 Stock have limited voting rights. Holders of

Class A Stock and/or Class B Stock are entitled to vote on Proposals 1 through 5 described in this Proxy Statement. Stockholders who receive a proxy card for Class A Stock and a proxy card for Class B Stock must sign and return both proxy cards in accordance with their respective instructions or submit a proxy by telephone or via the Internet with respect to both Class A Stock and Class B Stock in order to ensure the voting of the shares of each class owned.

If your shares are owned directly in your name in an account with the Company’s stock transfer agent, Computershare Inc., you are considered the stockholder of record of those shares in your account. If your shares are held in an account with a broker or other nominee, you are considered a “beneficial” stockholder of those shares, which are held in “street name.” The broker or other nominee is considered the stockholder of record for those shares. As a beneficial owner, you have the right to instruct the broker or other nominee how to vote those shares.

If you are a stockholder of record, you may vote your shares of Class A Stock and/or Class B Stock at the Meeting by completing a ballot at the Meeting. If you are a beneficial stockholder and want to vote your shares of Class A Stock and/or Class B Stock in person at the Meeting, you must bring a signed legal proxy from your broker or other nominee giving you the right to vote the shares, which must be submitted with your ballot at the Meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the Internet and the mail, directors, officers, or regular employees of the Company, without extra compensation, may solicit proxies in person or by telephone, facsimile, Internet, or electronic mail. Banks, brokerage firms, and other entities holding stock for others in their names or in the names of nominees are requested to forward the proxy materials to the beneficial owners of such shares. If requested, the Company will reimburse such persons for their reasonable expenses in forwarding the proxy materials.

Voting Securities

The capital stock of the Company entitled to be voted at the Meeting that was outstanding as of the Record Date consisted of 171,903,983 shares of Class A Stock and 23,338,727 shares of Class B Stock. Each share of Class B Stock is convertible into one share of Class A Stock at any time at the option of the holder. Shares of Class 1 Stock have limited voting rights, and holders of Class 1 Stock are not entitled to vote on any of the proposals described in this Proxy Statement.

Only holders of record of Class A Stock and/or Class B Stock on the books of the Company at the close of business on the Record Date for determining eligibility to vote at the Meeting are entitled to notice of and to vote at the Meeting. Except as otherwise required by Delaware law, holders of Class A Stock and holders of Class B Stock will vote together as a single class on all matters other than the election of directors as set forth below. When holders of Class A Stock and holders of Class B Stock vote together as a single class, each holder of Class A Stock is entitled to one (1) vote for each share of Class A Stock registered in such holder’s name, and each holder of Class B Stock is entitled to ten (10) votes for each share of Class B Stock registered in such holder’s name. Therefore, holders of Class A Stock are entitled to cast a total of 171,903,983 votes for proposals at the Meeting and holders of Class B Stock are entitled to cast a total of 233,387,270 votes for proposals at the Meeting.

Holders of shares representing a majority of the outstanding aggregate voting power of Class A Stock and Class B Stock, present at the Meeting in person or by proxy, will constitute a quorum. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. “Broker non-votes” occur when brokers or other nominees submit proxies relating to shares held in “street name” that they may vote with respect to at least one of, but not all, the matters to be considered at the Meeting because they have not received instructions from the respective beneficial owners of the shares. Shares with respect to which broker non-votes occur would be counted as shares present for purposes of determining whether a quorum is present at the Meeting. Under the rules of the New York Stock Exchange (“NYSE”), brokers and nominees will not be permitted to vote with respect to Proposals 1, 3, 4, and 5 without receiving direction from the beneficial owners of the Class A Stock or Class B Stock held by such broker or nominee; however, authorized brokers and nominees will be permitted to vote with respect to Proposal 2 without receiving such direction. Accordingly, the Company may receive broker non-votes with respect to Proposals 1, 3, 4, and 5, but does not expect to receive broker non-votes with respect to Proposal 2 unless one or more beneficial owners have withheld discretionary authority from their respective brokers or nominees.

Under Delaware law and the Company’s certificate of incorporation and by-laws, directors are elected by a plurality of the votes cast (the highest number of votes cast) by the holders of the shares entitled to vote, and actually voting, in person or by proxy. Pursuant to the Company’s certificate of incorporation and based on the number of shares of Class A Stock and Class B Stock that were outstanding on the Record Date, holders of Class A Stock, voting as a separate class, are entitled to elect one-fourth of the number of directors to be elected at the Meeting (rounded up to the next number if the total number of directors to be elected is not evenly divisible by four). Holders of Class A Stock and holders of Class B Stock, voting as a single class, are entitled to elect the remaining number of directors to be elected at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Since the Board nominated ten (10) directors, holders of Class A Stock will be entitled to elect three (3) directors and holders of Class A Stock and holders of Class B Stock, voting as a single class, will be entitled to elect seven (7) directors. Because the directors are elected by a plurality of the votes cast in each election, votes that are withheld (including broker non-votes) will not affect the outcome of the elections.

The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018 (Proposal 2), the approval, by an advisory vote, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal 3), and the approval of the amendment and restatement of the Company’s Long-Term Stock Incentive Plan (Proposal 5) each requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to these proposals, holders of Class A Stock and holders of Class B Stock are entitled to vote as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Abstentions will have the effect of negative votes. However, because broker non-votes, if any, are not considered entitled to vote, they will not affect the outcome of these votes.

The advisory vote with respect to the frequency of holding future advisory votes on executive compensation (Proposal 4) allows stockholders to indicate which option (One Year, Two Years, or Three Years) they would prefer. The affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting shall determine the stockholders’ preferred option with regard to the frequency of such advisory vote. In the event that no option receives such a majority of the votes, we will consider the option that receives the most votes to be the non-binding stockholder recommended option as to the frequency of future advisory votes on executive compensation. With respect to this advisory vote, holders of Class A Stock and

Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share. Because of the structure of this vote, abstentions and broker non-votes will not affect the outcome of the vote.

Stockholder Proposals for the 2018 Annual Meeting

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 to be included in our Proxy Statement to be issued in connection with our 2018 Annual Meeting of Stockholders, such proposal must be received by us no later than February 3, 2018 and otherwise comply with the requirements of Rule 14a-8.

Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring forth at our 2018 Annual Meeting of Stockholders must comply with the provisions of our by-laws. Any such notice will be untimely for purposes of our by-laws if it is received by us after February 3, 2018. See the heading “The Board of Directors and Committees of the Board” and the subheading “Corporate Governance Committee” for information regarding submission of a director nomination for consideration by the Corporate Governance Committee.

All such communications regarding the 2018 Annual Meeting of Stockholders must be provided in writing and be directed to the attention of the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

If we receive a notice after February 3, 2018, then the notice is untimely and we will not have an obligation to present the proposal at the 2018 Annual Meeting of Stockholders. If the Company chooses to present a proposal that a stockholder submits other than pursuant to Rule 14a-8 at the 2018 Annual Meeting of Stockholders, then the person(s) appointed by the Board and named in the proxies for the 2018 Annual Meeting of Stockholders may exercise discretionary voting power with respect to that proposal.

CORPORATE GOVERNANCE

The Board of Directors and Committees of the Board

Board Leadership Structure

Our Board of Directors’ Corporate Governance Guidelines provide that there is no pre-determined policy as to whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if the roles are to be separate, whether or not the Chairman of the Board should be a non-management director. If the Chief Executive Officer serves as Chairman of the Board or if there is a separate Chairman of the Board who is also a member of management, our Corporate Governance Guidelines provide for the designation of one of the independent directors as lead director. The lead director schedules and presides at executive sessions of non-management directors (and, if any non-management director is not independent, executive sessions of independent directors). As required, the lead director also facilitates communication between other members of the Board and the Chairman of the Board or the Chief Executive Officer. Since our Chairman of the Board, Mr. Richard Sands, serves as a member of management, a lead director has been designated. Currently, Mr. Locke serves in this capacity. Our Corporate Governance Guidelines provide that there is no fixed schedule for the rotation of the lead director, although rotation may be desirable from time to time. We believe this structure is appropriate as it provides us with a Chairman who is a significant stockholder and has provided nearly forty years of service to us, including over 13 years of service as Chief Executive Officer; a current Chief Executive Officer who is also a significant stockholder and has also provided over 30 years of service to us in a variety of roles, including approximately a decade of service as Chief Executive Officer; as well as an independent lead director to oversee executive sessions of the Board and to facilitate communications as necessary among management and non-management directors.

Risk Oversight

The Board oversees the management of risks inherent in the operation of our business, with a focus on the most significant risks that we face. The Board performs this oversight role at multiple levels. In connection with its oversight of our strategic direction, as well as operations of our beer and wine and spirits divisions and corporate functions, the Board considers and addresses the primary risks associated with those strategic plans, divisions and functions on a macro level. In addition, each Board committee addresses the risks specific to the function of that committee. For example, the Board committees address the following risks:

•	As part of its oversight responsibilities, the Audit Committee reviews and assesses our major financial risk exposures and the manner in which such risks are being monitored and controlled. The Audit Committee also monitors the Company’s compliance with legal and regulatory requirements.

•	As part of its oversight of executive compensation matters, the Human Resources Committee reviews our executive and non-executive compensation programs and practices as they relate to risk management practices and risk-taking incentives. In April 2017, this committee received a report from its independent compensation consultant analyzing our executive compensation programs for potential risks created by such programs, as well as the design elements in our programs that mitigate any such risks. The committee also received a comparable report with respect to our non-executive compensation programs prepared by the Human Resources Department. This committee’s review process did not identify any compensation-related risks that it considered reasonably likely to have a material adverse effect on us. The committee reached this conclusion after considering a number of features of our compensation programs that are designed to mitigate risk, including but not limited to: (i) a mix of cash and equity compensation and a mix of short-term and long-term compensation; (ii) effective controls and plan governance, including centralized management by Human Resources and oversight by Finance; (iii) annual short-term incentive compensation that is dependent upon our performance against multiple performance metrics; (iv) a mix of equity awards, including performance share units (for all named executive officers other than the Chairman of the Board); and (v) our robust stock ownership guidelines.

•	As part of its general duty to shape our corporate governance and related activities, the Corporate Governance Committee oversees risks related to our governance structure and processes. It also administers our related person transaction policy, and as part of that administration process, oversees our processes for mitigating any risks in such transactions.

We have created a management committee named the Risk Management Oversight Committee. This committee is comprised of members of management whose job functions relate to a wide variety of risk-sensitive areas, including operations, internal audit, finance, accounting, legal, and information technology. The committee meets periodically for the purposes of identifying and assessing risks that we face and developing and implementing processes and procedures to manage, mitigate, or otherwise address identified risks. To facilitate the Board’s and the Board committees’ oversight functions as they relate to risk issues, the Risk Management Oversight Committee periodically reports to, and receives comments from, the Board and the Audit Committee.

Director Independence

The Board adopted and reviews on an annual basis the Board of Directors’ Corporate Governance Guidelines containing categorical standards for determining director independence. These standards, which were most recently revised on October 1, 2014, are designed to satisfy the applicable requirements of the SEC and the NYSE. The Board of Directors’ Corporate Governance Guidelines, including the categorical standards, are available on our website at www.cbrands.com/investors/corporate-governance.

The Board has affirmatively determined that each current member of the Board, other than Mr. Robert Sands and Mr. Richard Sands, meets the categorical standards set by the Board to qualify as an independent director. Therefore, each director, other than Mr. Robert Sands and Mr. Richard Sands, is independent, and a majority of the members of the current Board are independent.

As part of its oversight of director independence, the Board has considered the following relationships. Mr. Locke serves as Senior Counsel to our principal outside counsel, Nixon Peabody LLP, and as an uncompensated director of Friends of the Constellation Brands-Marvin Sands Performing Arts Center, Inc. (“CMAC”). CMAC is a registered New York charity to which we make payments for naming rights and for food and entertainment at CMAC events. Several of our employees, including Mr. Richard Sands, serve as uncompensated officers or directors or otherwise volunteer their time at CMAC. During fiscal 2017, we also made small in-kind donations to this charity. Also during fiscal 2017 we had arms’ length transactions with Cott Corporation, where Mr. Fowden serves as Chief Executive Officer, consisting of the receipt of packaging services by us and sales of bulk vodka to Cott Corporation. Also during fiscal 2017, we had arms’ length transactions with Frontier Communications Corporation, where Mr. McCarthy serves as Chief Executive Officer, consisting of the receipt of voice and internet services by us. The Board considered these relationships and determined none are material relationships that would impair a director’s independence under our categorical standards of independence.

The non-management members of the Board, all of whom are independent, meet periodically in regularly scheduled sessions without management. Each member of the three standing Board committees is independent in accordance with the applicable requirements of the NYSE listing standards, the SEC, and the categorical standards of independence contained within our Board of Directors’ Corporate Governance Guidelines.

Board and Committee Meetings and Committee Membership

During fiscal 2017, the Board of Directors met six times. All of our incumbent directors attended at least 75% of the total number of meetings held by the Board and each committee of the Board on which he or she served during his or her period of service. Our directors are expected to attend each annual meeting of stockholders, and all directors who were at that time standing for re-election attended our 2016 Annual Meeting of Stockholders.

The table below lists our three separately designated, standing Board committees, the directors who currently serve on them, and the number of committee meetings held in fiscal 2017. Each committee operates under a written charter that was approved by the Board and is available on our website at www.cbrands.com/investors/corporate-governance.

Audit	Human Resources	Corporate Governance
Mr. Cumenal (4)	Mr. Fowden (2)	Mr. Fowden
Mr. Fromberg (1)	Mr. Hanson	Mr. Fromberg
Mr. McCarthy (4) Ms. Schmeling (4)	Mr. Hernández Mr. Wandell	Mr. Locke (3)
Number of meetings held in fiscal 2017
5	6	4

(1) Chairman and audit committee financial expert	(3) Chairman and lead director
(2) Chairman	(4) Audit Committee financial expert

All directors, including committee chairs, served on the respective committees listed above for the entire 2017 fiscal year, except (1) Mr. Cumenal was a member of the Human Resources Committee from July 20, 2016 to November 1, 2016 and has served as a member of the Audit Committee since November 1, 2016, and (2) Mr. Hanson was a member of the Audit Committee until November 1, 2016 and has served as a member of the Human Resources Committee since such date.

Audit Committee

This committee performs the Board’s oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, including, among other things, the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, and the performance of our internal audit function and the independent registered public accounting firm. In addition, this committee maintains a line of communication between the Board and our financial management, internal auditors, and independent registered public accounting firm. The Board has determined that each member of the Audit Committee is (i) independent (as independence is determined for audit committee members under NYSE listing standards) and (ii) an audit committee financial expert. Each of Messrs. McCarthy and Cumenal acquired the relevant experience and expertise required for an audit committee financial expert from their experience as a chief executive officer of a US public company, including certifying the effectiveness of internal controls and procedures in such capacity. Additional information regarding the experience of each committee member is set forth under the heading “Director Nominees.” No committee member simultaneously serves on the audit committees of more than two other public companies.

Audit Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

The Audit Committee of the Board provides oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm, internal auditors, and management. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee, in carrying out its role, relies on our senior management and independent registered public accounting firm.

In connection with the preparation and filing of our 2017 Form 10-K, the Audit Committee met, reviewed, and discussed with our management and with KPMG LLP, our independent registered public accounting firm, our audited financial statements and related disclosures and KPMG LLP’s evaluation of our internal control over financial reporting. Also, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Audit Committee also has discussed with KPMG LLP the independence of that firm as our independent registered public accounting firm. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to us is compatible with KPMG LLP’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited financial statements be included in our 2017 Form 10-K for filing with the SEC.

Audit Committee:

Barry A. Fromberg (Chair)

Frederic Cumenal

Daniel J. McCarthy

Judy A. Schmeling

Corporate Governance Committee

This committee functions as the nominating committee of the Board. The Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria and qualifications for membership approved by the Board and selects, or recommends that the Board select, director nominees for each annual meeting of stockholders. The Corporate Governance Committee advises the Board concerning the appropriate composition of the Board and its committees, develops and recommends corporate governance guidelines to the Board, and advises the Board regarding appropriate corporate governance practices and assists the Board in achieving them. Among other matters, this committee also makes recommendations to the Board with respect to an officer to be designated as Chief Executive Officer, a director to serve as Chairman of the Board, and, if applicable, an independent director to serve as lead director. In addition, this committee advises the Board with regard to compensation for the non-management directors and reviews related person transactions involving the Company and its directors, director nominees, executive officers, or significant stockholders.

The Corporate Governance Committee identifies potential director candidates from any outside advisors it may retain, as well as from other members of the Board, executive officers, and other contacts. The Corporate Governance Committee has from time to time engaged the services of an independent third-party search firm in order to assist it in identifying and evaluating potential director candidates who will bring to the Board specific skill sets as established by the Corporate Governance Committee.

The Corporate Governance Committee will also consider director nominations identified by our stockholders. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Corporate Governance Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the Corporate Governance Committee will review the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time. For a stockholder to have his or her candidate considered by the Corporate Governance Committee for inclusion as a director nominee at the 2018 Annual Meeting of Stockholders, stockholder submissions of candidates for nomination to the Board must be received in writing at our offices by the Company’s Secretary, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564 no later than February 3, 2018. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Pursuant to our Board of Directors’ Corporate Governance Guidelines, individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Corporate Governance Committee in its assessment of candidates. The Board, however, has not adopted any objective diversity-driven criteria or composition requirements. The Board seeks individuals having knowledge and experience in such disciplines as finance and accounting, international business, marketing, law, human resources, and consumer products. The Board also seeks individuals who bring unique and varied perspectives and life experiences to the Board. As such, the Corporate Governance Committee assists the Board by selecting or recommending director candidates who it believes will enhance the overall diversity of the Board.

Human Resources Committee

This committee functions as the compensation committee of the Board. In addition to satisfying the applicable independence requirements of the SEC and the NYSE and qualifying as independent under the Board of Directors’ Corporate Governance Guidelines, the Members of the Human Resources Committee also meet the independence standards for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, and are considered “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934.

This committee fulfills the Board’s responsibilities relating to the compensation of our executives, including the Chief Executive Officer, and engages an independent consultant to assist the committee in its review and analysis of executive compensation. Additionally, the Human Resources Committee monitors, among other matters, the following: our human resources policies and procedures as they relate to our goals and objectives and good management practices; our material policies and procedures which relate to compliance with pertinent human resources laws and regulations, the ethical conduct of the business as it relates to human resources matters, and the management of human resources capital; and our procedures and internal controls that relate to personnel administration, pay practices, and benefits administration. The Human Resources Committee is responsible for evaluating the performance of the Chief Executive Officer and approves each element of his compensation, as well as the compensation of our other executive officers. This committee also annually reviews with management the Compensation Discussion and Analysis and, as appropriate, recommends to the Board that it be included in our applicable filings with the SEC.

This committee presently oversees our Long-Term Stock Incentive Plan, Annual Management Incentive Plan, and 1989 Employee Stock Purchase Plan, and reviews our senior management development and succession plans as well as other important human resources issues. The Human Resources Committee has not delegated any authority with respect to the compensation of our executive officers. The Human Resources Committee has delegated to our Chief Human Resources Officer limited authority to grant equity awards (including stock options, restricted stock units (RSUs) and performance share units (PSUs)) to non-executive officer employees, subject to certain limitations on the aggregate annual value of such awards and the annual value of awards granted to an individual recipient.

The Role of Our Executive Officers

Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Human Resources Committee as it fulfills its responsibilities regarding executive compensation during each fiscal year. No executive officer has the authority to approve his compensation or to grant awards of equity compensation to himself or to any other executive officer.

The Role of the Independent Compensation Consultant

The Human Resources Committee directly engaged Frederic. W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant. The scope of services relating to fiscal 2017 executive compensation performed by FW Cook generally consisted of the following:

•	competitive reviews of our executive compensation programs, including a review of current incentive programs, peer group reviews, and external market-check analyses (including a pay-for-performance analysis);

•	plan modification and design recommendations;
•	updates on executive compensation trends and related regulatory rulemaking;
•	an executive compensation risk analysis;
•	a review of the 2017 Compensation Discussion and Analysis; and
•	additional consultant support as needed including review and comment on management proposals and attendance at committee meetings.

FW Cook also serves as the independent compensation consultant to the Corporate Governance Committee of the Board concerning compensation of the non-management directors. The Corporate Governance Committee has directly engaged FW Cook to assist with its review and recommendations concerning the non-management director compensation program for action by the Board in July 2017.

During fiscal 2017, FW Cook provided advice and recommendations on executive and director compensation and did not provide us with any additional services.

The Human Resources Committee has considered the independence of FW Cook, as required under NYSE listing rules. The committee has also considered the relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to FW Cook. Based on its reviews, the Human Resources Committee has not identified any conflicts of interest regarding the services of FW Cook or its employees.

Communications with the Board of Directors

Stockholders or other interested parties may arrange to communicate directly with the directors, the lead director, or the non-management directors as a group by writing to them in the care of the Board of Directors, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. We will forward all such communications (other than unsolicited advertising materials). Stockholders or other interested parties may also communicate concerns via our 24-hour hotline as set forth in the policy regarding Communications from Stockholders or Other Interested Parties available on our website at www.cbrands.com/investors/corporate-governance.

Director Compensation

Our compensation program for non-management members of the Board currently runs on an annual cycle starting with the first Board meeting immediately following the Annual Meeting of Stockholders and includes compensation in the form of cash, restricted stock or RSUs, and stock options. As part of the annual compensation review process, our director compensation program was reviewed by FW Cook, the Corporate Governance Committee’s independent compensation consultant. The changes below, recommended by FW Cook, were reviewed and approved by the Board at its July 20, 2016 meeting:

•	Increase the annual fee for the position of Chair of the Audit Committee from $15,000 to $20,000.

•	Change the stock option grant methodology to make the award on a grant date fair value basis as opposed to a face value basis. Prior to such change, the stock option grant was equal to $140,000 in face value, and the change was for the stock option grant to have a grant date fair value, computed in accordance with FASB ASC Topic 718, of $55,000.

The cash component of non-management director compensation currently consists of (i) an annual retainer of $70,000, payable in quarterly installments, (ii) a Board meeting fee of $2,500 for each Board meeting attended, (iii) a committee meeting fee of $1,500 for each meeting attended, (iv) an annual fee of $15,000 to the Chairs of the Human Resources Committee and the Corporate Governance Committee, payable in quarterly installments, and (v) an annual fee of $20,000 to the Chair of the Audit Committee, payable in quarterly installments.

Equity awards are another element of non-management director compensation. Each non-management director currently receives annually, if and as approved by the Board, a stock option grant and a restricted stock or RSU award. Under our updated compensation program for non-management directors, (i) the annual Class 1 stock option grant has a grant date fair value, computed in accordance with FASB ASC Topic 718, of $55,000, and (ii) the annual restricted stock or RSU award is not to exceed the number of restricted shares or RSUs obtained by dividing $85,000 by the closing price of a share of Class A Stock on the date of grant. While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, historically these stock option awards vest six months following the date of grant and these restricted stock or RSU awards vest one year following the date of grant. U.S. resident directors receive restricted stock and non-U.S. resident directors receive RSUs.

Under the updated program, on July 20, 2016 we granted a stock option award to purchase up to 1,267 shares of Class 1 Stock to each non-management director who then served on the Board. These awards reflected an exercise price of $166.34 per share, vesting on the six-month anniversary of the date of grant and a ten-year exercise period. In addition, on July 20, 2016 each U.S. resident non-management director who then served on the Board was also granted 511 restricted shares of Class A Stock. Mr. Hernández, a non-U.S. resident director, was granted 511 RSUs. On the date of these grants, the closing price of Class A Stock was $166.34 per share. Subject to applicable provisions in the award documents, the restricted stock or RSUs will vest on the one-year anniversary of the date of grant, or earlier in the event a director dies or becomes disabled, we undergo a change-in-control, or the director’s term expires without him or her being renominated other than for cause.

We reimburse our non-management directors for reasonable expenses incurred in connection with attending Board and Board committee meetings. We also provide our non-management directors with complimentary products having a value of up to $5,000 per calendar year.

We maintain a charitable matching program pursuant to which we will match donations by employees and directors up to $2,500 per person per fiscal year to charitable organizations focused on health, education, or the arts. Non-management directors are eligible to participate on the same terms as employees. During fiscal 2017, Mr. Fromberg had one $2,500 donation matched by us under this program.

Our current non-management directors are Mr. Cumenal, Mr. Fowden, Mr. Fromberg, Mr. Hanson, Mr. Hernández, Mr. Locke, Mr. McCarthy, Ms. Schmeling, and Mr. Wandell. The remaining two directors, Mr. Robert Sands and Mr. Richard Sands, who are also employees of the Company, receive no additional compensation for serving as directors.

The Board is expected to consider director compensation at a future Board meeting at which time the compensation paid to non-management directors may be modified. The Corporate Governance Committee advises the Board with regard to compensation of non-management directors. The Corporate Governance Committee has engaged FW Cook to assist with such matters during fiscal 2017 and fiscal 2018. Management personnel within the Human Resources Department support the Corporate Governance Committee and the Board in their work concerning non-management director compensation. Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations or provide information to, or answer questions from, the Corporate Governance Committee and the Board regarding non-management director compensation.

Director Compensation in Fiscal 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Frederic Cumenal (5)	51,750	85,000	54,962		191,712
Jerry Fowden	115,000	85,000	54,962		254,962
Barry A. Fromberg	118,500	85,000	54,962	2,500	260,962
Robert L. Hanson	92,500	85,000	54,962		232,462
Ernesto M. Hernández	94,000	85,000	54,962		233,962
James A. Locke III	106,000	85,000	54,962		245,962
Daniel J. McCarthy	92,500	85,000	54,962		232,462
Judy A. Schmeling	92,500	85,000	54,962		232.462
Keith E. Wandell	94,000	85,000	54,962		233,962

(1)	This column reflects the following amounts earned during fiscal 2017: (i) the retainer for Board service, (ii) fees for Board and committee meeting attendance, and (iii) fees for serving as a committee Chair. In determining these amounts, partial year Board retainers and Chair fees have been prorated to the nearest whole month.

(2)	These amounts represent the full grant date fair value of awards of restricted stock and RSUs granted in fiscal 2017. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the directors. The aggregate number of shares of unvested restricted stock (or unvested RSUs in the case of Mr. Hernández) held at the end of fiscal 2017 was 511 shares/RSUs by each non-management director.

(3)	These amounts represent the grant date fair value of stock options granted in fiscal 2017 computed in accordance with FASB ASC Topic 718. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Assumptions used in calculating these values may be found in Note 15 of our financial statements in our 2017 Form 10-K. All fiscal 2017 stock option awards to directors fully vested during fiscal 2017, and we completely expensed these awards during fiscal 2017. These amounts reflect our aggregate accounting expense for these awards in accordance with FASB ASC Topic 718 and do not necessarily correspond to the actual values that will be realized by the directors. The aggregate number of shares subject to stock option awards outstanding at the end of fiscal 2017 for each non-management director was: Mr. Cumenal – 1,267; Mr. Fowden – 28,349; Mr. Fromberg – 49,619; Mr. Hanson – 8,101; Mr. Hernández – 4,045; Mr. Locke – 49,619; Mr. McCarthy – 2,439; Ms. Schmeling – 8,101; and Mr. Wandell – 11,619.

(4)	The value of perquisites and other personal benefits provided to each of our non-management directors for fiscal 2017 was less than $10,000. The amount reflected for Mr. Fromberg represents a matching donation provided by the Company pursuant to a charitable matching program available to all U.S. employees and directors (as further described in the narrative description of director compensation immediately preceding this table).

(5)	Mr. Cumenal joined the Board on July 20, 2016, the date of our 2016 Annual Meeting of Stockholders. During fiscal 2017, Mr. Cumenal received one-half of a quarterly retainer payment equaling $8,750 plus two full quarterly retainer payments totaling $35,000, plus meeting fees of $8,000.

Beneficial Ownership

This section presents information concerning the beneficial ownership of our common stock by certain individuals, entities and groups. Determinations as to whether a particular individual, entity or group is the beneficial owner of our common stock have been made in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under Rule 13d-3, a person is deemed to be the beneficial owner of any shares as to which such person: (i) directly or indirectly has or shares voting power or investment power, or (ii) has the right to acquire such voting or investment power within sixty (60) days through the exercise of any stock option or other right. The fact that a person is the beneficial owner of shares for purposes of Rule 13d-3 does not necessarily mean that such person would be the beneficial owner of securities for other purposes. The percentages of beneficial ownership reported in this section were calculated on the basis of 171,823,164 shares of Class A Stock, 23,338,727 shares of Class B Stock, and 7,720 shares of Class 1 Stock outstanding as of the close of business on May 15, 2017, subject to adjustment as appropriate in each particular case in accordance with Rule 13d-3.

Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock

The following tables present information, as of May 15, 2017 (except the information relating to those certain entities described in footnotes (10) through (12) to the tables is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership at May 15, 2017), regarding the beneficial ownership of Class A Stock or Class B Stock by each person who is known to be the beneficial owner of more than 5% of such classes of stock. Many shares reported in the following tables for Robert Sands, our President and Chief Executive Officer, Richard Sands, our Chairman of the Board, and other Sands related beneficial owners are reflected more than once as many of those shares are held by various Sands related family investment vehicles and foundations in which more than one of the beneficial owners listed in the tables below serves as a partner, manager, trustee, director or officer. The information reported for the “stockholders group” in the tables and footnotes below effectively represents the aggregate shares beneficially owned by Messrs. Robert and Richard Sands and other Sands related beneficial owners without counting any shares more than once. This stockholders group beneficially owns an aggregate of 30,061,048 shares of Class A Stock and Class B Stock. The outstanding shares included in this number represent approximately 15% of the combined outstanding Class A Stock and Class B Stock and approximately 58% of the combined voting power of the outstanding Class A Stock and Class B Stock when voting together as a single class. Except as otherwise noted below, the address of each person or entity listed in the tables is c/o Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564.

Class A Stock

	Amount and Nature of Beneficial Ownership
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total Shares(1)		Percent of Class(1)
Name and Address of Beneficial Owner					Class A Only	If Class B Converted	Class A Only	If Class B Converted
Robert Sands	2,750,593(2)	861,608(3)	586,297(2)	6,611,700(3)	7,198,155	29,945,097	4.2%	15.4%
Richard Sands	2,412,503(4)	861,608(5)	78,601(4)	6,611,700(5)	6,690,301	29,474,437	3.9%	15.1%
Abigail Bennett (6)	58,030(7)	1,578,822(6)	58,188(7)	326,770(6)	1,637,010	9,670,573	1.0%	5.4%
Zachary Stern (6)	33,415	1,578,822(6)	33,415	326,770(6)	1,612,237	9,624,949	0.9%	5.4%
A&Z 2015 Business Holdings LP (8)	—	1,252,052	—	1,252,052	1,252,052	9,264,764	0.7%	5.2%
Stockholders Group Pursuant to Section13(d)(3) of the Securities Exchange Act of 1934 (9)	—	7,276,756	—	7,276,598	7,276,756	30,061,048	4.2%	15.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (10)	10,128,639	—	11,770,714	—	11,770,714	NA	6.9%	NA
Soroban Capital GP LLC 444 Madison Avenue 21st Floor New York, NY 10022 (11)	—	11,141,406	—	11,141,406	11,141,406	NA	6.5%	NA
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355 (12)	276,184	40,622	10,805,780	313,733	11,119,513	NA	6.5%	NA

Class B Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership					Percent of Class
	Sole Power to Vote	Shared Power to Vote	Sole Power to Dispose	Shared Power to Dispose	Total
Robert Sands	7,280,906(2)	—	—	22,746,786	22,746,942	97.5%
Richard Sands	7,307,242(4)	—	37,350(4)	22,746,786	22,784,136	97.6%
Abigail Bennett (6)	20,695(7)	8,012,712(6)	20,851(7)	—	8,033,563	34.4%
Zachary Stern (6)	—	8,012,712(6)	—	—	8,012,712	34.3%
RES Business Holdings LP	—	5,300,000(13)	—	5,300,000(13)	5,300,000	22.7%
RSS Business Holdings LP	—	4,518,258(14)	—	4,518,258(14)	4,518,258	19.4%
A&Z 2015 Business Holdings LP (8)	—	8,012,712	—	8,012,712	8,012,712	34.3%
RCT 2015 Business Holdings LP	—	1,350,000(15)	—	1,350,000(15)	1,350,000	5.8%
RHT 2015 Business Holdings LP	—	1,350,000(16)	—	1,350,000(16)	1,350,000	5.8%
RSS 2015 Business Holdings LP	—	1,412,492(17)	—	1,412,492(17)	1,412,492	6.1%
Stockholders Group Pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934 (9)	—	22,600,860(9)	—	22,784,136(9)	22,784,292	97.6%

NA = Not Applicable

(1)	The numbers and percentages reported do not take into account shares of Class A Stock that can be received upon the conversion of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 15, 2017 (the “Class 1 Option Shares”). These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Option Shares are provided in footnotes where appropriate.

(2)

The reported shares of Class A Stock with respect to which Robert Sands has sole power to vote or dispose, as noted in footnote (1), exclude 1,729,240 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares.

The reported shares of Class A Stock and Class B Stock over which Robert Sands has the sole power to vote include, as applicable, 1,350,000 shares of Class B Stock held by RCT 2015 Business Holdings LP and 1,412,492 shares of Class B Stock held by RSS 2015 Business Holdings LP, 4,518,258 shares of Class B Stock held by RSS Business Holdings LP, 156 shares of Class B Stock held by RSS Business Management LLC, and 2,164,296 shares of Class A Stock held by other family investment vehicles. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 8,927,395 shares of Class A Stock, representing 5.1% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,674,337 shares of Class A Stock, representing 16.1% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(3)	The reported shares of Class A Stock over which Robert Sands has the shared power to vote or dispose include 861,608 shares of Class A Stock held by two family foundations where Robert Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Robert Sands has the shared power to dispose also include 5,750,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls the general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Richard Sands and the stockholders group described in footnote (9). Amounts reflected in the tables above do not include 21,098 shares of Class A Stock owned directly, or indirectly, by Robert Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(4)	The reported shares of Class A Stock with respect to which Richard Sands has sole power to vote or dispose, as noted in footnote (1), exclude (i) 2,363,672 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares, and (ii) an additional 132,739 shares of Class A Stock that can be received upon conversion of Class 1 Option Shares that would be acquirable within sixty (60) days after May 15, 2017, as discussed in footnote (3) of the table under the heading “Beneficial Security Ownership of Directors and Executive Officers.” The reported shares of Class A Stock and Class B Stock over which Richard Sands has the sole power to vote include, as applicable, 1,350,000 shares of Class B Stock held by RHT 2015 Business Holdings LP, 5,300,000 shares of Class B Stock held by RES Business Holdings LP and 2,333,902 shares of Class A Stock and 619,892 shares of Class B Stock held by another family partnership. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. If the shares of Class A Stock that can be received upon the conversion of Mr. Sands’ Class 1 Option Shares (including the 132,739 shares noted above) were included in the shares of Class A Stock beneficially owned by Mr. Sands, Mr. Sands would beneficially own a total of (i) 9,186,712 shares of Class A Stock, representing 5.3% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were not converted, and (ii) 31,970,848 shares of Class A Stock, representing 16.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by Mr. Sands were converted.

(5)	The reported shares of Class A Stock over which Richard Sands has the shared power to vote or dispose include 861,608 shares of Class A Stock held by two family foundations where Richard Sands serves as a director and officer. The reported shares of Class A Stock and Class B Stock over which Richard Sands has the shared power to dispose also include 5,750,092 shares of Class A Stock and 22,746,786 shares of Class B Stock held by several family limited partnerships of which Mr. Sands indirectly controls the general partner. The reporting of these shares as beneficially owned by Mr. Sands shall not be construed as an admission that Mr. Sands is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The reported shares are also included in the shares reported as beneficially owned by Robert Sands and the stockholders group described in footnote (9). Amounts reflected in the tables above do not include 15,720 shares of Class A Stock owned by Richard Sands’ spouse. Mr. Sands disclaims beneficial ownership of such shares.

(6)

Abigail Bennett and Zachary Stern are the niece and nephew, respectively, of Robert Sands and Richard Sands. The reported shares of Class A Stock over which Ms. Bennett and Mr. Stern each have shared power to vote and dispose include 326,770 shares of Class A held by a family trust of which Ms. Bennett and Mr. Stern are trustees. The reported shares of Class A Stock and Class B Stock over which Ms. Bennett and Mr. Stern each have shared power to vote also include 1,252,052 shares of Class A Stock and 8,012,712 shares of Class B Stock held by A&Z 2015 Business Holdings LP. The reporting of such shares as beneficially owned by Ms. Bennett and Mr. Stern shall not be construed as an admission that either of them is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Except for the shares held by the family trust, the reported shares are also included in the shares reported as beneficially owned by Robert Sands, Richard Sands, A&Z 2015 Business Holdings LP and the stockholders group described in footnote (9).

(7)	The reported shares of Class A Stock and Class B Stock over which Abigail Bennett has the sole power to vote and dispose include 20,615 shares of Class A Stock and 20,695 shares of Class B Stock held by family trusts of which Ms. Bennett is the investment and independent trustee. The reported shares of Class A Stock and Class B Stock over which Ms. Bennett has sole power to dispose also include 158 shares of Class A Stock held by a family investment vehicle and 156 shares of Class B Stock held by RSS Business Management LLC. The reporting of all such shares as beneficially owned by Ms. Bennett shall not be construed as an admission that she is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Certain of the reported shares are also included in the shares reported as beneficially owned by Robert Sands and the stockholders group described in footnote (9).

(8)	The co-general partners of A&Z 2015 Business Holdings LP are A&Z 2015 Business Management LLC and WildStar Partners LLC (“WildStar”). The shares held by A&Z 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, Abigail Bennett, Zachary Stern, and the stockholders group described in footnote (9).

(9)	The stockholders group, as reported, consists of Robert Sands, Richard Sands, and A&Z 2015 Business Holdings LP. The reporting of shares as beneficially owned by the stockholders group shall not be construed as an admission that an agreement to act in concert exists or that the stockholders group is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. The shares reported as beneficially owned by Robert Sands, Richard Sands, and A&Z 2015 Business Holdings LP are included in the shares reported as beneficially owned by the stockholders group. If the shares of Class A Stock that can be received upon the conversion of Robert Sands’ and Richard Sands’ Class 1 Option Shares (including Richard Sands’ additional 132,739 shares noted in footnote (4) above) were included in the shares of Class A Stock beneficially owned by the stockholders group, the stockholders group would beneficially own a total of (i) 11,502,407 shares of Class A Stock, representing 6.5% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were not converted, and (ii) 34,286,699 shares of Class A Stock, representing 17.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by the stockholders group were converted. Certain shares of Class A Stock and Class B Stock were pledged as of May 15, 2017 as follows: (i) an aggregate of 312,500 shares of Class A Stock and 937,500 shares of Class B Stock were pledged to a financial institution to secure obligations of Sands family investment vehicles (the “Borrower”) under a credit facility, (ii) an aggregate of 2,303,322 shares of Class A Stock and 5,371,678 shares of Class B Stock were pledged to a second financial institution to secure obligations of the Borrower under a separate credit facility, (iii) an aggregate of 244,876 shares of Class A Stock and 1,350,000 shares of Class B Stock were pledged to a third financial institution to secure obligations of the Borrower under a separate credit facility, (iv) an aggregate of 880,236 shares of Class A Stock and 2,000,000 shares of Class B Stock were pledged to a fourth financial institution, and (v) an aggregate of 500,000 shares of Class B Stock were pledged to one additional financial institution to secure obligations of the Borrower under a separate credit facility. All of these pledged shares are included in the shares reported as beneficially owned by the stockholders group. Subject to the terms of the various credit facilities, the number of shares of Class A Stock and Class B Stock pledged to secure the credit facilities may increase or decrease from time to time and may be moved by the applicable pledgors among the various financial institutions from time to time. In the event of noncompliance with certain covenants under the credit facilities, the financial institutions have certain remedies including the right to sell the pledged shares subject to certain protections afforded to the borrowers and pledgors.

(10)	Information concerning BlackRock, Inc. presented in the table is based solely on the information reported in Amendment 2 to the Schedule 13G of BlackRock, Inc. filed on January 23, 2017.

(11)	Information concerning Soroban Capital GP LLC presented in the table is based solely on the information reported in Schedule 13G of Soroban Capital GP LLC filed on February 27, 2017 (the “Soroban Capital Filing”). The Soroban Capital Filing indicates that each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC, and Eric W. Mandelblatt share voting and dispositive power with respect to all 11,141,406 shares.

(12)	Information concerning The Vanguard Group, Inc. presented in the table is based solely on the information reported in Amendment 5 to the Schedule 13G of The Vanguard Group, Inc. filed on February 10, 2017.

(13)	The shares held by RES Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, and the stockholders group described in footnote (9). The co-general partners of RES Business Holdings LP are WildStar and RES Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RES Business Holdings LP into Class A Stock, RES Business Holdings LP would beneficially own 5,300,000 shares of Class A Stock, representing 3.0% of the outstanding Class A Stock after such conversion.

(14)	The shares held by RSS Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, and the stockholders group described in footnote (9). The co-general partners of RSS Business Holdings LP are WildStar and RSS Business Management LLC, which owns 156 shares of Class B Stock directly. Assuming the conversion of Class B Stock beneficially owned by RSS Business Holdings LP into Class A Stock, RSS Business Holdings LP would beneficially own 4,518,258 shares of Class A Stock, representing 2.6% of the outstanding Class A Stock after such conversion.

(15)	The shares held by RCT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, and the stockholders group described in footnote (9). The co-general partners of RCT 2015 Business Holdings LP are WildStar and RCT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RCT 2015 Business Holdings LP into Class A Stock, RCT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(16)	The shares held by RHT 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, and the stockholders group described in footnote (9). The co-general partners of RCT 2015 Business Holdings LP are WildStar and RHT 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RCT 2015 Business Holdings LP into Class A Stock, RCT 2015 Business Holdings LP would beneficially own 1,350,000 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

(17)	The shares held by RSS 2015 Business Holdings LP are included in the number of shares beneficially owned by Robert Sands, Richard Sands, and the stockholders group described in footnote (9). The co-general partners of RSS 2015 Business Holdings LP are WildStar and RSS 2015 Business Management LLC. Assuming the conversion of Class B Stock beneficially owned by RSS 2015 Business Holdings LP into Class A Stock, RSS 2015 Business Holdings LP would beneficially own 1,412,492 shares of Class A Stock, representing 0.8% of the outstanding Class A Stock after such conversion.

Beneficial Security Ownership of Directors and Executive Officers

The Board has established guidelines for the minimum amounts of our common stock that our non-management directors and executive officers should beneficially own. These guidelines for stock ownership consider the length of a director’s tenure on the Board or an executive officer’s tenure as an executive officer. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, vested stock options, unvested restricted stock, unvested restricted stock units, and unvested performance share units after the relevant performance period has been completed and the Human Resources Committee has certified the number of shares that will be issued upon satisfaction of the service requirement.

The guideline for non-management directors is the beneficial ownership of five (5) times the annual cash retainer fee paid to them. The guideline for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. The Chairman of the Board and the President and Chief Executive Officer each has a stock ownership guideline of six (6) times his annual base salary. Each of the other executive officers has a stock ownership guideline of three (3) times his annual base salary. As of May 15, 2017, each of our non-management directors and each of our executive officers had either met his or her respective target or was within the five-year window for doing so.

The following table sets forth, as of May 15, 2017, the beneficial ownership of Class A Stock, Class B Stock, and Class 1 Stock by our directors, the named executive officers (as defined under the heading “Compensation Tables and Related Information” below) and all of our directors and executive officers as a group. The Class A Stock information in the table below does not include shares of Class A Stock that are issuable upon the conversion of either Class B Stock or Class 1 Stock, although such information is provided in footnotes where applicable. Unless otherwise noted, the individuals listed in the table have sole voting and dispositive power with respect to the shares attributed to them.

Name of Beneficial Owner	Class A Stock(1)		Class B Stock		Class 1 Stock(1)
					Shares Beneficially Owned
	Shares Beneficially Owned (2)(3)	Percent of Class Beneficially Owned	Shares Beneficially Owned	Percent of Class Beneficially Owned	Outstanding Shares	Shares Acquirable Within 60 Days(4)(3)	Total Shares	Percent of Class Beneficially Owned(5)
Robert Sands (6)	7,198,155	4.2%	22,746,942	97.5%	—	1,729,240	1,729,240	99.6%
Richard Sands (6)	6,690,301	3.9%	22,784,136	97.6%	—	2,363,672	2,363,672	99.7%
David Klein	40,098	*(7)	—	*	—	108,970	108,970	93.4%
William F. Hackett (8)	64,111	*(7)	—	*	—	65,179	65,179	89.4%
F. Paul Hetterich (9)	59,466	*(7)	—	*	—	124,277	124,277	94.2%
Frederic Cumenal	511	*(7)	—	*	—	1,267	1,267	14.1%
Jerry Fowden	16,492	*(7)	—	*	—	28,349	28,349	78.6%
Barry A. Fromberg	20,820	*(7)	—	*	5,640	43,279	48,919	95.9%
Robert L. Hanson	4,054	*(7)	—	*	—	8,101	8,101	51.2%
Ernesto M. Hernández	815	*(7)	—	*	—	4,045	4,045	34.4%
James A. Locke III	38,075	*(7)(10)	264	*	—	43,279	43,279	84.9%
Daniel J. McCarthy	1,223	*(7)	—	*	—	2,439	2,439	24.0%
Judy A. Schmeling	4,054	*(7)	—	*	—	8,101	8,101	51.2%
Keith E. Wandell	3,401	*(7)	—	*	—	11,619	11,619	60.1%
All Executive Officers and Directors as a Group (18 persons) (11)	7,646,982	4.5%(11)	22,784,556	97.6%	5,640	4,886,977	4,892.617	100.0%

*	Percentage does not exceed one percent (1%) of the outstanding shares of such class.

(1)	The numbers and percentages reported with respect to Class A Stock do not take into account shares of Class A Stock that can be received upon the conversion of Class 1 Stock or Class 1 Option Shares. These shares are not taken into account because, in accordance with the Company’s certificate of incorporation, any shares of Class A Stock issued upon conversion of shares of Class 1 Stock must be sold immediately in connection with the conversion and, therefore, cannot be held by the beneficial owner of the Class 1 Stock or Class 1 Option Shares. However, the numbers of shares and percentages of ownership taking into account the shares of Class A Stock that can be received upon the conversion of Class 1 Stock or Class 1 Option Shares are provided in footnotes where appropriate.

(2)	The number of shares of Class A Stock reported reflects the shares of Class A Stock outstanding for each individual, as well as for the Executive Officers and Directors as a Group, as of May 15, 2017; none of them have shares acquirable within sixty (60) days after May 15, 2017.

(3)	Excludes shares that would be acquirable within sixty (60) days after May 15, 2017 upon a retirement, as that term is defined under the Company’s Long-Term Stock Incentive Plan. In light of their respective ages and years of service at the Company, Mr. Richard Sands, Mr. Hackett, and one other executive officer of the Company would meet the Plan’s eligibility requirement for voluntary retirement. As such, certain unvested restricted stock units and/or stock options would vest upon a retirement. The additional number of shares that each such person can acquire within sixty (60) days after May 15, 2017 upon a voluntary retirement and the corresponding percentages of ownership are provided in footnotes where appropriate.

(4)	Reflects the number of shares of Class 1 Stock that can be purchased by exercising stock options that are exercisable on or within sixty (60) days after May 15, 2017.

(5)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentages reported with respect to Class 1 Stock are calculated on the basis that (i) the relevant director, executive officer or group holds the shares of Class 1 Stock that can be purchased by exercising Class 1 Option Shares that are exercisable on or within sixty (60) days after May 15, 2017 by such director, executive officer or group, and (ii) the only outstanding shares of Class 1 Stock are the shares deemed to be held by such director, executive officer or group, as applicable, and the 7,720 shares of Class 1 Stock outstanding as of May 15, 2017. The high percentages reported for each director, executive and group are a function of the small number of shares of Class 1 Stock outstanding as of May 15, 2017 and this calculation methodology.

(6)	See tables and footnotes under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock” for information with respect to sole and shared voting or dispositive power and for the numbers and percentages of shares of Class A Stock that would be beneficially owned if Class 1 Option Shares were included in the number of shares of Class A Stock beneficially owned and assuming the conversion of Class B Stock into Class A Stock. Of the number of shares reported, 6,611,700 shares of Class A Stock and 22,746,786 shares of Class B Stock are included in the numbers reported by both Robert Sands and Richard Sands. Of the shares reported as beneficially owned by Robert Sands as of May 15, 2017, 3,740,934 shares of Class A Stock and 10,159,178 shares of Class B Stock were pledged, and of the shares reported as beneficially owned by Richard Sands as of May 15, 2017, 3,740,934 shares of Class A Stock and 10,159,178 shares of Class B Stock were pledged. All of the shares described as pledged are pledged under the facilities described in footnote (9) to the table under the heading “Beneficial Security Ownership of More Than 5% of the Company’s Voting Common Stock.”

(7)	If the shares of Class A Stock that can be received upon the conversion of the named individual’s Class 1 Stock or Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by the individual, the individual would beneficially own the shares of Class A Stock as noted below, which for each individual represents less than one percent (1%) of the outstanding Class A Stock: Mr. Klein – 149,068; Mr. Hackett – 129,290; Mr. Hetterich – 183,743; Mr. Cumenal – 1,778; Mr. Fowden – 44,841; Mr. Fromberg – 69,739; Mr. Hanson – 12,155; Mr. Hernández – 4,860; Mr. Locke – 81,354; Mr. McCarthy – 3,662; Ms. Schmeling – 12,155; and Mr. Wandell – 15,020.

(8)	The reported shares include 1,600 shares of Class A Stock held by two family trusts of which Mr. Hackett is a co-trustee. The reporting of these shares as beneficially owned by Mr. Hackett shall not be construed as an admission that Mr. Hackett is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Additionally, as discussed in footnote (3), within sixty (60) days after May 15, 2017, Mr. Hackett could also potentially acquire 4,198 shares of Class A Stock and 36,706 shares of Class 1 Stock (through Class 1 Option Shares). If such shares are included in Mr. Hackett’s reported shares and if the shares of Class A Stock that can be received upon the conversion of Mr. Hackett’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by Mr. Hackett, Mr. Hackett would beneficially own a total of 170,194 shares of Class A Stock, which represents less than one percent (1%) of the outstanding Class A Stock after such conversion.

(9)	The reported shares include 1,336 shares of Class A Stock held for the benefit of Mr. Hetterich’s children. The reporting of these shares as beneficially owned by Mr. Hetterich shall not be construed as an admission that Mr. Hetterich is the beneficial owner of such shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 or otherwise. Amounts reflected in the table above do not include 21,046.856 shares of Class A Stock owned directly, or indirectly, by Mr. Hetterich’s spouse. Mr. Hetterich disclaims beneficial ownership of such shares.

(10)	Assuming the conversion of Mr. Locke’s 264 shares of Class B Stock into Class A Stock, Mr. Locke would beneficially own 38,339 shares of Class A Stock (or 81,618 shares of Class A Stock if the shares of Class A Stock that can be received upon the conversion of Mr. Locke’s Class 1 Option Shares were included), representing less than one percent (1%) of the outstanding Class A Stock after such conversion.

(11)

This group consists of our executive officers and directors as of the end of the Company’s most recently completed fiscal year. Assuming the conversion into Class A Stock of a total of 22,746,786 shares of Class B Stock beneficially owned as of May 15, 2017 by such executive officers and directors as a group, this group would beneficially own 30,431,538 shares of Class A Stock, representing 15.6% of the outstanding Class A Stock after such conversion. Additionally, as discussed in footnote (3), within sixty (60) days after May 15, 2017, three members of this group could potentially acquire shares of Class A Stock and shares of Class 1 Stock (through Class 1 Option Shares). If the total of all such shares are included in this group’s reported shares, and if the shares of Class A Stock that can be received upon the conversion of this group’s Class 1 Option Shares were included in the shares of Class A Stock beneficially owned by this group of executive officers and directors, this group would beneficially own (i) 12,743,999 shares of Class A Stock, representing 7.2% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were not converted, and (ii) 35,528,555 shares of Class A Stock, representing 17.8% of the outstanding Class A Stock, if the shares of Class B Stock beneficially owned by this group were converted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Class A Stock or Class B Stock, each a registered class of equity securities, to file with the SEC reports of ownership and changes in ownership of our equity securities. Executive officers, directors, and greater than 10% stockholders are required to furnish us with copies of all such reports they file. Based solely upon review of copies of such reports furnished to us and related information, we believe all filing requirements were complied with in a timely manner during fiscal 2017.

Certain Relationships and Related Transactions

Transactions with Related Persons

The Inn on the Lake in Canandaigua, New York and the Seagate Hotel & Spa, Beach Club, and Country Club in Delray Beach, Florida (the “Hotel Properties”) are indirectly owned by several trusts, the beneficiaries of which are the descendants of Mr. Robert Sands and Mr. Richard Sands, and Ms. Abigail Bennett and Mr. Zachary Stern, who are significant stockholders and the niece and nephew, respectively, of Mr. Robert Sands and Mr. Richard Sands. From time to time, we use these properties for functions and employee lodging. We do not pay these entities more than standard rates for their services. During fiscal 2017, we paid an aggregate of approximately $228,854 for these services.

By an agreement dated December 20, 1990, the Company entered into a split-dollar insurance agreement with a trust established by Marvin Sands of which Robert Sands is the trustee. Pursuant to the agreement, in prior years the Company paid the annual premium on an insurance policy held in the trust, and the trust has reimbursed the Company for the portion of the premium equal to the “economic benefit” to Marvin and/or Marilyn Sands. The policy is a joint life policy payable upon the death of Marilyn Sands, as the survivor of the two insureds. Pursuant to the terms of the trust, the proceeds will be split into thirds, with Robert Sands (in his individual capacity) and Richards Sands each receiving one-third, and Ms. Abigail Bennett and Mr. Zachary Stern sharing the remaining third of the proceeds of the policy (after the repayment of the indebtedness to the Company out of such proceeds as described below) if they survive Marilyn Sands. While the Company has made no premium payment on behalf of the trust since fiscal 2002, from the inception of the agreement through the end of fiscal 2002, the Company paid aggregate premiums, net of reimbursements, of approximately $2.4 million. The aggregate amount of such unreimbursed premiums constituted indebtedness from the trust to the Company and was secured by a collateral assignment of the policy. On December 19, 2016, the trust exercised its pre-existing right under the December 20, 1990 split-dollar insurance agreement to repay such unreimbursed premium payments to the Company. This action by the trust required the Company to release its interest in the insurance policy subject to the split-dollar insurance agreement and cancel its collateral assignment of the policy.

Mrs. Susan Hetterich, the spouse of Mr. F. Paul Hetterich, Executive Vice President and President, Beer Division, was employed by us during fiscal 2017 initially on a full-time basis and then most recently on a part-time basis reporting to the Executive Vice President, General Counsel. She is

deemed to be a “related party” under SEC rules because she is the spouse of Mr. Hetterich, an executive officer of the Company. Mrs. Hetterich participated in the Company’s compensation and benefit plans in the same manner as other employees of the same level with similar responsibilities, as appropriately adjusted to reflect her part-time status. During fiscal 2017, Mrs. Hetterich was paid salary and bonus and non-cash compensation of $210,954. Also, in fiscal 2017, in connection with Mrs. Hetterich’s departure from the Company and pursuant to Company policy and in exchange for her commitment to successfully transition her responsibilities, the Company paid Mrs. Hetterich a cash payment of $274,479 immediately following her departure on July 31, 2016, contingent upon her execution of a standard release of all claims, and $5,048 for accrued but unused paid time off.

Policy Regarding Related Person Transactions

The Board and the Corporate Governance Committee has adopted a written policy providing that all related person transactions or series of similar transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a) must be presented to the Corporate Governance Committee of the Board for pre-approval or ratification. The policy requires each of our (i) directors or director nominees, (ii) executive officers, and (iii) security holders known by the Company to own of record or beneficially own more than 5% of any class of our voting securities to notify the General Counsel promptly and, whenever possible, in advance of the occurrence of any potential related person transaction in which such person is directly or indirectly involved.

The General Counsel is responsible for reviewing all potential related person transactions and taking reasonable steps to ensure that all related person transactions requiring disclosure under Regulation S-K Item 404(a) are presented to the Corporate Governance Committee for pre-approval or ratification by members of the committee in their discretion at the committee’s next regularly scheduled meeting or, if deemed appropriate, by consent in lieu of a meeting. No director may engage in a vote to pre-approve or ratify any related person transaction in which he or she or any member of his or her immediate family has a material interest; provided, however, that such director must provide any information concerning such related person transaction that the Corporate Governance Committee may reasonably request. If a potential related person transaction involves the General Counsel, the Chief Financial Officer would assume the responsibilities of the General Counsel under the policy with respect to that transaction.

The Corporate Governance Committee may consider all factors it deems relevant when determining whether to approve or ratify a related person transaction. In the context of evaluating potential transactions, the Corporate Governance Committee may consider, among other factors, the nature of the transaction and the related person’s interest in the transaction, the size of the transaction, whether we are able to engage in a comparable transaction with an unaffiliated party on more favorable terms, the benefit of the transaction to us, and the impact of the transaction on the related person. We are not aware of any related person transaction required to be reported under Regulation S-K Item 404(a) since the beginning of fiscal 2017 that has not been pre-approved or ratified pursuant to this policy.

Compensation Committee Interlocks and Insider Participation

Since the beginning of fiscal 2017, Mr. Fowden served as Chair of the Human Resources Committee and Messrs. Hernández and Wandell served as members of the committee. Mr. Cumenal served on the committee from July 20, 2016 to November 1, 2016. Mr. Hanson joined the committee on November 1, 2016. None of these individuals are or have ever been officers or employees of the Company. None of our executive officers served on the compensation committee or the board of directors of any company that had one or more of its executive officers serving as a member of our Human Resources Committee or Board during fiscal 2017.

EXECUTIVE OFFICERS

Information concerning the Company’s executive officers and their terms of office can be found in Part I of our Annual Report on Form 10-K for the fiscal year ended February 28, 2017 (the “2017 Form 10-K”).

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

The Board has nominated ten (10) directors to be elected by the stockholders at the Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. The nominees for election to the Board are Mr. Jerry Fowden, Mr. Barry A. Fromberg, Mr. Robert L. Hanson, Mr. Ernesto M. Hernández, Mr. James A. Locke III, Mr. Daniel J. McCarthy, Mr. Richard Sands, Mr. Robert Sands, Ms. Judy A. Schmeling, and Mr. Keith E. Wandell, all of whom are currently serving as directors of the Company until the Meeting and until their successors are elected and qualified. Of the ten (10) nominees, Messrs. Fowden, Fromberg, and Wandell have been designated as the three (3) nominees to be elected by holders of Class A Stock, voting as a separate class. The remaining seven (7) nominees are to be elected by holders of Class A Stock and holders of Class B Stock, voting together as a single class.

Each of these nominees was recommended to the Board by the Corporate Governance Committee of the Board. In making its recommendation, the Corporate Governance Committee considered (i) the experience, qualifications, attributes, and skills of each nominee as set forth in the biographies below, (ii) each director’s past performance on and contributions to the Board, and (iii) which director nominees should be presented for election by holders of Class A Stock and which director nominees should be presented for election by holders of Class A Stock and holders of Class B Stock, voting as a single class. Management does not anticipate that any of the nominees will become unavailable to serve for any reason, but if that should occur before the Meeting, proxies will be voted FOR another nominee or nominees to be selected by the Board. The reported age of each nominee as presented in the following biographies is as of June 2, 2017.

Jerry Fowden	Director since 2010

Mr. Fowden, age 60, has served as Chief Executive Officer of Cott Corporation (NYSE: COT), an international beverage manufacturer and distributor as well as a leading North American and European provider of water, coffee, tea and filtration services, since February 2009 having joined Cott in September 2007. He has also served as a member of Cott’s Board of Directors since March 2009. Prior to joining Cott, he served as Chief Executive Officer of Trader Media Group, undertook various roles with AB InBev, including global Chief Operating Officer and Chief Executive Officer of the AB InBev subsidiary Bass Brewers, was Managing Director of the Rank Group’s Hospitality Division and served on the Rank Group Plc’s Board of Directors, was Chief Executive Officer of Hero AG’s European

beverage operations, and undertook various international roles within PepsiCo’s beverage operations across the US, Europe, Middle East and Africa, as well as having sales, marketing and management roles with Mars pet care operations. Mr. Fowden has not served as a director of any other public company (other than for Cott Corporation) during the past five years. Mr. Fowden is a current chief executive officer of a public company and brings to the Board his extensive experience in executive leadership, the beverage industry, and international operations.

Barry A. Fromberg	Director since 2006

Mr. Fromberg, age 62, has served as Chief Financial Officer of HNI Healthcare (formerly Hospitalists Now, Inc.), a technology-enabled health care services company, since June 2010. Prior to that, Mr. Fromberg was Chief Financial Officer of Goodman Networks, Inc., a telecommunications services company, from March 2010 through May 2010. Mr. Fromberg served as Executive Vice President and Chief Financial Officer of Dean Foods Company, a food and beverage company, from 1998 until 2006. From 1995 to 1998, Mr. Fromberg served as Chairman and Chief Executive Officer of a subsidiary of Paging Network, Inc., a provider of wireless communications services; and from 1993 to 1995 he was Senior Vice President and Chief Financial Officer of Paging Network, Inc. He served as Executive Vice President and Chief Financial Officer of Simmons Communications, Inc., a cable television operator, from 1987 to 1993. He is a Certified Public Accountant. From 2010 until February 2017, Mr. Fromberg served on the Board of Directors of Xtera Communications, Inc. Mr. Fromberg brings to the Board extensive accounting, audit and financial reporting expertise, having served as chief financial officer of two public corporations as well as having held senior financial and leadership roles at a variety of public and private corporations over the course of his career.

Robert L. Hanson	Director since 2013

Mr. Hanson, age 54, has served as Chief Executive Officer of John Hardy Global Limited, a luxury jewelry brand, since August 1, 2014. Prior to that, Mr. Hanson served as Chief Executive Officer and a Director of American Eagle Outfitters, Inc., a leading global specialty retailer of clothing, accessories and personal care products from January 2012 to January 2014. Mr. Hanson served Levi Strauss & Co. from 1988 to 2011 in a variety of important leadership roles across multiple brands where he led cross-functional teams, including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff. Mr. Hanson’s roles at Levi’s included serving as Global President of the Levi’s Brand from 2010 to 2011; President, Levi’s Strauss Americas/North America from 2006 to 2010; President, Levi’s Brand U.S. from 2001 to 2006; and President/Vice President, Levi’s Europe/Africa/Middle East from 1998 to 2001. Mr. Hanson has not served as a director of any other public company (other than for American Eagle Outfitters, Inc.) during the past five years. Mr. Hanson is a sitting chief executive officer and also a former chief executive officer of a public company and brings to the Board extensive knowledge and understanding of global operations, management, and stewardship of premium brands.

Ernesto M. Hernández	Director since 2014

Mr. Hernández, age 59, has since June 2011 been President and Managing Director of General Motors de Mexico, S. de R.L. de C.V., a subsidiary of General Motors Company, a global automobile manufacturing company which through a subsidiary also provides automotive financing services. Prior to that appointment he served as Vice President and Executive Director of Sales, Service and Marketing of General Motors de Mexico, S. de R.L. de C.V., having served in that role from April 2003 through May 2011. Mr. Hernández began his career with General Motors de Mexico, S. de R.L. de C.V. in 1980 and has held numerous positions of growing responsibility within that company.

Mr. Hernández has not served as a director of any other public company during the past five years. Mr. Hernández brings to the Board his extensive leadership skills, insight, and perspective from his many years of service with a major manufacturing company as well as valuable insights regarding Mexican business operations.

James A. Locke III	Director since 1983

Mr. Locke, age 75, has been engaged in the practice of business and corporate law, including primarily mergers and acquisitions, since 1971. Currently, Mr. Locke is Senior Counsel to the law firm of Nixon Peabody LLP. From 1996 through January 2008, he was a partner with Nixon Peabody LLP. He is located in the Rochester, New York office of the firm. Nixon Peabody LLP is the Company’s principal outside counsel. Prior to joining Nixon Peabody LLP, Mr. Locke practiced law in Rochester as a partner with another law firm. Mr. Locke has not served as a director of any other public company during the past five years. Mr. Locke brings to the Board his extensive knowledge in the areas of business and corporate law, corporate governance, and mergers and acquisitions. He also has had direct experience with the Company and its management since the Company first became a public company, including through his more than 30 years of service on the Board. As a result, he is able to have a broad understanding of and provide insight and guidance with respect to the Company’s development and strategies. He currently serves as the lead director.

Daniel J. McCarthy	Director since 2015

Mr. McCarthy, age 53 has, since April 2015, served as President and Chief Executive Officer of Frontier Communications Corporation (NasdaqGS: FTR), a communications company. He was elected to the Frontier Board of Directors in May 2014. Prior to that he was President and Chief Operating Officer from April 2012 to April 2015, and, previously, was Executive Vice President and Chief Operating Officer from January 2006 to April 2012, Senior Vice President, Field Operations from December 2004 to December 2005, and Senior Vice President, Broadband Operations from January 2004 to December 2004. Mr. McCarthy began his career with Frontier Communications Corporation in 1990 and has held numerous positions of increasing responsibility within that company. Mr. McCarthy has not served as a director of any other public company (other than Frontier Communications Corporation) during the past five years. Mr. McCarthy brings to the Board his leadership skills as well as his experience in strategic planning, financial reporting, the competitive environment, mergers and acquisitions, and regulatory affairs.

Richard Sands, Ph.D.	Director since 1982

Mr. Sands, age 66, is the Chairman of the Board of the Company. He has been employed by the Company in various capacities since 1979. Mr. Sands was elected Chairman of the Board in September 1999. He served as Chief Executive Officer from October 1993 to July 2007; as President from May 1986 to December 2002; as Chief Operating Officer from May 1986 to October 1993; and as Executive Vice President from 1982 to May 1986. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Robert Sands, the Company’s President and Chief Executive Officer, and a son of the Company’s founder, the late Mr. Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board a depth and breadth of knowledge of the Company based on nearly forty years of service, which includes over 13 years of service as Chief Executive Officer. Mr. Sands has extensive experience with the Company’s management, operations and strategic direction, as well as substantial knowledge regarding the beverage alcohol industry.

Robert Sands	Director since 1990

Mr. Sands, age 58, is President and Chief Executive Officer of the Company. He was appointed Chief Executive Officer in July 2007 and was appointed President in December 2002. Mr. Sands also served as Chief Operating Officer from December 2002 to July 2007; as Group President from April 2000 through December 2002; as Chief Executive Officer, International from December 1998 through April 2000; as Executive Vice President from October 1993 through April 2000; as General Counsel from June 1986 to May 2000; and as Vice President from June 1990 through October 1993. Mr. Sands has not served as a director of any other public company during the past five years. Mr. Sands is the brother of Richard Sands, the Company’s Chairman of the Board, and a son of the Company’s founder, the late Mr. Marvin Sands. He is also a significant stockholder of the Company. Mr. Sands brings to the Board over 30 years of experience in a variety of legal, operational, and management roles at the Company, including approximately nine years of service as Chief Executive Officer. He also possesses substantial knowledge of, and has extensive relationships within, the beverage alcohol industry.

Judy A. Schmeling	Director since 2013

Ms. Schmeling, age 57, has served as President of Cornerstone Brands since August 2016 and Chief Operating Officer of HSN, Inc. (NasdaqGS: HSNI), an interactive multichannel retailer, since May 2013. She also served as Chief Financial Officer of HSN, Inc. from May 2013 to November 2016. From August 2008 to May 2013, Ms. Schmeling served as HSN, Inc.’s Executive Vice President and Chief Financial Officer. Prior to that, Ms. Schmeling held positions of increasing responsibility within the HSN operating segment. She served as Executive Vice President and Chief Financial Officer of HSN (when it was IAC Retailing) from February 2002 to August 2008; as Senior Vice President, Finance from November 1999 to February 2002; as Chief Operating Officer of international operations from January 2001 to February 2002; as Vice President, Strategic Planning and Analysis from January 1998 to November 1999; and as Director of Investor Relations and Operating Vice President, Finance from September 1994 to January 1998 (during the time when HSN was a separately traded public company). Ms. Schmeling has not served as a director of any other public company during the past five years. Ms. Schmeling is a chief operating officer of a public company and brings to the Board extensive accounting and financial expertise and valuable experience associated with operations as well as with the oversight of treasury, financial planning and analysis, tax, and investor relations functions.

Keith E. Wandell	Director since 2011

Mr. Wandell, age 67, is the retired Chairman of the Board, President and Chief Executive Officer of Harley-Davidson, Inc., a global motorcycle manufacturer. He served as Chairman of the Board from February 2012 to April 2015 and as President and Chief Executive Officer from May 2009 until May 2015. Prior to that, Mr. Wandell served as the President and Chief Operating Officer of Johnson Controls, Inc., a global manufacturer of automotive, power and building solutions from 2006 to 2009. He also served at Johnson Controls as Executive Vice President from 2005 to 2006; Corporate Vice President from 1997 to 2005; President of the Automotive Experience business from 2003 to 2006; and President of the Power Solutions business from 1998 to 2003. Mr. Wandell has served as Chairman of the Board of Exide Technologies, a global provider of stored electrical energy solutions, since April 30, 2015. Mr. Wandell is a director and the Non-Executive Chairman of the Board of Dana Holding Corporation (NYSE: DAN), a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies, and a director of Dover Corp. (NYSE: DOV), a diversified global manufacturer. Mr. Wandell served as a director of Harley-Davidson, Inc. from 2009 until April 2015. Mr. Wandell is a former chief executive officer of a public company and brings to the Board his expertise in executive leadership, international business matters, operations, and oversight of a global premium brand.

Additional information concerning the director nominees is set forth under the headings “Certain Relationships and Related Transactions” and “The Board of Directors and Committees of the Board.” For information with respect to the number of shares of the Company’s common stock beneficially owned by each of the above-named director nominees, see the tables and the footnotes under the heading “Beneficial Ownership.”

Vote Required

Directors will be elected at the Meeting pursuant to Proposal 1 in the following manner. A plurality of the votes cast at the Meeting by holders of Class A Stock is required for the election of the three (3) directors to be elected by holders of Class A Stock. A plurality of the votes cast at the Meeting by holders of Class A Stock and holders of Class B Stock voting together as a single class is required for the election of the seven (7) directors to be elected by holders of Class A Stock and holders of Class B Stock voting as a single class, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” all nominees. Unless authority to vote for one or more of the nominees is specifically withheld, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR all of the nominees for whom you are entitled to vote.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF KPMG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 4, 2017, the Audit Committee determined to engage KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2018. Although ratification by stockholders of this selection is not required, the selection of KPMG LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Meeting. If the stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its choice. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders. A representative of KPMG LLP is expected to be present at the Meeting and will be given an opportunity to make a statement if he or she so desires and will be available to respond to any appropriate questions.

Fees Paid to KPMG LLP

The following table shows the amounts that were billed to us by KPMG LLP during the last two fiscal years for “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees,” respectively:

Fee Type	Fiscal Year Ended February 28, 2017 ($)	Fiscal Year Ended February 29, 2016 ($)
Audit Fees	9,018,988	5,217,570
Audit-Related Fees	159,774	65,225
Tax Fees	108,866	248,873
All Other Fees	—	—

Total	9,287,628	5,531,668

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and annual audit of the effectiveness of our internal control over financial reporting (which includes audit fees associated with the evaluation of the merits of executing an initial public offering for a portion of our Canadian wine business), quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to professional services for audits of employee benefit plans and unconsolidated investments.

Tax Fees. These amounts relate to professional services for tax audits and compliance, and tax advice.

All Other Fees. No additional services were provided by KPMG LLP to the Company for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services that may be provided by our independent registered public accounting firm. The committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP prior to the engagement. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated to its Chair authority to pre-approve proposed audit and non-audit services that arise between Audit Committee meetings, provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All audit and non-audit services performed by KPMG LLP during the fiscal years ended February 28, 2017 and February 29, 2016 were pre-approved in accordance with this policy. These services have included audit services, audit-related services, tax services, and all other services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and KPMG LLP provided no other products or services during the past two fiscal years.

Vote Required

The adoption of Proposal 2 to ratify the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this proposal, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934 added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and related SEC rules, we are seeking your support in an advisory vote from our stockholders on the compensation of our named executive officers as disclosed in this Proxy Statement. This is often referred to as a “say-on-pay” vote.

As described below in the Compensation Discussion and Analysis, we have designed the elements of our executive compensation program to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value. We believe the overall design of our executive compensation program has provided the intended results, and we continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We believe our compensation is market competitive and has resulted in the attraction, motivation and retention of executives who can contribute to our future success. In addition, we believe the program creates a strong linkage between pay and performance through our incentive bonuses and equity awards such that executives will receive higher compensation in more successful periods for the Company and lower compensation during less successful periods.

We conduct a say-on-pay vote every year, and last conducted a say-on-pay vote at the 2016 Annual Meeting of Stockholders. At that meeting, stockholders approved our executive compensation as disclosed in the 2016 Proxy Statement with approximately 99% of the vote being cast in favor of approval.

This proposal gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and programs as described in this Proxy Statement. This vote is advisory, which means that the vote is not binding on the Company, the Board, or the Human Resources Committee. Even though it is not binding, we will describe in our next Proxy Statement how we considered the results of this vote and how that consideration affected our executive compensation decisions and policies.

For the reasons stated above, we believe the compensation of our named executive officers is deserving of stockholder support. Accordingly, we ask you to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the

Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

The adoption of the foregoing resolution requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting. With respect to this advisory vote, holders of Class A Stock and holders of Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and, accordingly, recommends that you vote “FOR” Proposal 3. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Act and related SEC rules, we are asking our stockholders to vote, on an advisory basis, for their preference regarding the frequency of future advisory votes on the compensation of our named executive officers. Specifically, stockholders may vote on whether the advisory vote on the compensation of our named executive officers should occur every one, two or three years.

The Board has given consideration to the preferred frequency of the advisory vote on the compensation of our named executive officers. After considering the benefits and consequences of available options, the Board recommends that stockholders vote in favor of holding the advisory vote on the compensation of our named executive officers every year. An annual advisory vote would continue to provide the Board with consistent feedback from our stockholders on this important matter.

When voting on this proposal, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two, or three years, or to abstain entirely from voting on the matter.

Vote Required

The option that receives the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the Meeting will be the frequency of the advisory vote on the compensation of our named executive officers that stockholders recommend. In the event that no option receives such a majority, we will consider the option that receives the most votes to be the option selected by stockholders of the Company. Although this advisory vote is not binding, the Board will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers. With respect to this advisory vote, holders of Class A Stock and Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends a vote for the option of “ONE YEAR” as the preferred frequency of future advisory votes on executive compensation. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted for the option of ONE YEAR as the preferred frequency.

PROPOSAL 5 – PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S

LONG-TERM STOCK INCENTIVE PLAN

We are requesting that stockholders approve the amendment and restatement of our Long-Term Stock Incentive Plan (the “Plan”), which was approved by the Human Resources Committee (the “Committee”) on April 4, 2017 and the Board of Directors on April 5, 2017 subject to stockholder approval at the 2017 Annual Meeting. If this proposal is approved:

•	the material terms available under the Plan for granting “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) will be approved for five additional years;
•	cash awards will be available for grant under the Plan, and no further grants will be made under the Annual Management Incentive Plan;
•	the maximum amount of cash retainers, meeting fees and equity awards available for non-employee director compensation will be subject to an annual cap of not more than $750,000;
•	consultants will be eligible to receive awards under the Plan; and
•	incentive stock options will be available for grant under the Plan.

We are not requesting stockholders to approve an increase in the number of shares available for awards under the Plan.

Other significant changes that have been made to the Plan at this time include the following:

•	Plan awards would not automatically vest upon a change in control;
•	changes to share reserve accounting consistent with market practices;
•	no dividend equivalents under any award will become payable prior to vesting;
•	no reload options will be permitted; and
•	except in connection with a corporate transaction, no payments in exchange for underwater stock options or SARs will be permitted.

We have also made administrative changes and clarifications as discussed below.

If this proposal is not approved by stockholders at the 2017 Annual Meeting, we will be unable to grant any cash or equity awards under the Plan or the Annual Management Incentive Plan as “performance-based compensation” exempt from the $1 million deduction limitation under Section

162(m) (other than stock options and stock appreciation rights under the Plan) and there will be no limit imposed under the Plan on compensation payable to non-employee directors. In addition, consultants will not be eligible to receive grants under the Plan, and employees will be ineligible to receive incentive stock options.

Section 162(m) requires that stockholders approve the material terms of an incentive compensation plan every five years if the Company has the ability to change performance goals for “performance-based compensation” from year to year. The Plan was last re-approved by the Company’s stockholders on July 27, 2012. Re-approval of the material terms of the performance goals will provide the Committee with the continued ability to make awards (including cash awards) that qualify as “performance-based compensation” under Section 162(m). We believe it is in the stockholders’ interest that the Committee has the authority to grant cash and equity awards that are deductible in excess of $1 million for federal income tax purposes.

We are requesting that stockholders approve specific limits on the amount of compensation payable to non-employee directors. The purpose of this change, which reflects current market practice, is to protect against a conflict of interest, given that the Board is responsible for fixing its own compensation. We believe that the amount of compensation being provided to our non-employee directors is reasonable, and we regularly review our non-employee director compensation with Frederic. W. Cook & Co., Inc., the Committee’s and Corporate Governance Committee’s independent compensation consultant. The compensation provided to our non-employee directors is set forth above under the heading “Director Compensation.”

The amendment and restatement of the Plan will become effective upon the approval of the stockholders of the Company. Each of the changes noted above and other material provisions of the Plan as amended and restated are summarized below. This summary does not purport to summarize all the terms of the Plan and is subject to and qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Appendix 1.

Changes that Require Stockholder Approval

We are requesting that stockholders approve the amendment and restatement of the Plan to include the following changes that require stockholder approval.

Material Terms for Performance-Based Compensation under Section 162(m)

The Plan has been amended and restated so that the Committee can, in its sole discretion, grant both equity and cash awards to executive officers and other employees that satisfy the requirements of “performance-based compensation” within the meaning of Section 162(m). In general, compensation must qualify as being “performance-based” under Section 162(m) in order for us to deduct compensation in excess of $1 million paid in any one year to our Chief Executive Officer or any of our other named executive officers (other than our Chief Financial Officer or any officer who is not subject to U.S. income tax).

As noted above, one of the requirements of performance-based compensation under Section 162(m) is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by stockholders every five years. For purposes of Section 162(m), the material terms include:

•	the employees eligible to receive compensation;

•	a description of the business criteria on which the performance goals are based; and
•	the maximum amount of compensation that can be paid to an employee under the performance goals.

Each of these terms as proposed to apply to both equity and cash awards granted on and after the 2017 Annual Meeting under the Plan is discussed below.

Employees Eligible to Receive Compensation. The Committee administers the Plan. It has the authority to determine the executive officers and other key employees to whom awards granted as “performance-based compensation” are to be granted under the Plan.

Description of the Business Criteria on Which the Performance Goals Are Based. For each restricted stock award, restricted stock unit, performance share unit, cash incentive award and other stock-based award (other than stock options and stock appreciation rights) intended to qualify as “performance-based compensation” under Section 162(m), the Committee will establish specific performance targets for specified performance periods. The performance targets will be based on one or more business criteria. The permissible business criteria that were previously approved by stockholders in 2012 and that we seek re-approval of consist of the following:

• Sales Growth or Net Sales Growth	• Cash Flows from Operating Activities
• Net Sales	• Return on Capital
• Assets or Asset Productivity	• Return on Equity
• Operating Expenses / Selling, General and Administrative Expenses	• Cost of Goods Sold / Cost of Product Sold
• Cost reductions or cost control	• Return on Invested Capital
• Gross Margin or Gross Profit	• Return on Assets / Return on Net Assets
• Brand Contribution / Contribution after Marketing	• Capital Expenditures / Purchases of property, plant and equipment
• Operating Income or Net Operating Income	• Net Increase in Cash or Cash Equivalents
• Operating Margins / Sales	• Stock Price
• Return on Operating Revenue	• Market share (volume or value-based)
• Earnings Before Interest and Taxes	• Total Stockholder Return
• Earnings Before Interest, Taxes, Depreciation and Amortization	• Stockholder Value Added / Economic Value Added
• Income Before Income Taxes / Profit Before Tax	• Goals relating to acquisitions or divestitures
• Net Income	• Units sold or depleted
• Earnings Per Share	• Customer service level
• Cash Flow or Free Cash Flow	• Debt Ratio or Debt-to-Equity Ratio
• Working Capital or any of its components (Accounts Receivable, Inventory, Accounts Payable)	• New Sales or Depletions or new product introductions
• New product introductions or launches

For 2017, we are also seeking approval to use, as permitted business criteria for performance-based compensation, (i) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals or goals relating to acquisitions or divestitures, and (ii) units produced, in addition to units sold or depleted as approved in 2012.

Performance criteria may be: (i) established on a corporate, divisional, business unit or consolidated basis, (ii) measured on an absolute basis or relative basis (e.g., passage of time (such as year-over-year growth) as a relative comparison to a peer group, industry index, broad-based index, etc.), (iii) calculated on a pre-tax or after-tax basis, (iv) calculated on a per share basis, (v) calculated on a GAAP or non-GAAP basis, and/or (vi) calculated for all or a portion of a single year or calculated over multiple years. Performance targets must be established while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m).

The Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) under performance goals to reflect objectively determinable events that may affect performance criteria, including but not limited to, extraordinary, unusual, transition, one-time and/or nonrecurring items of gain or loss (including, but not limited to, charges for reorganizing and restructuring, discontinued operations and asset write-downs); the effect of changes in tax laws, corporate tax rates, accounting principles, or other applicable laws affecting reported results; the effects of mergers, acquisitions, divestitures, spin-offs or similar significant transactions; events of an “unusual nature” or of a type that indicates “infrequency of occurrence”; exchange rate effects, foreign exchange gains and losses; discontinued operations and nonrecurring charges; stock split, recapitalization, split-up, or similar changes, share repurchases; a change in the Company’s fiscal year or litigation or claim judgments or settlements.

Employees are only entitled to receive payments of performance-based compensation to the extent that the pre-established objective performance targets set by the Committee for such period are attained. With regard to a particular performance period, the Committee will have the discretion, subject to the Plan’s terms, to select the length of the performance period, the type(s) of performance criteria to be used, the performance targets that will be used to measure performance for the period, and the performance formula that will be used to determine what portion, if any, of the award has been earned for the period. Compensation that is intended to be “performance based compensation” may be provided by either (i) granting awards with the earned portion of such award subject to attaining performance goals or (ii) making the grant of awards only after one or more performance goals have been obtained. The Committee may reduce the amount of “performance-based compensation” that would otherwise be payable upon achieving a performance goal in its sole discretion, provided that such adjustment with respect to equity awards is consistent with the applicable requirements for fixed accounting.

Maximum Amount of Compensation. Subject to certain adjustments permitted under IRS regulations:

•	The maximum number of shares as to which a participant may receive stock options and/or stock appreciation rights in any single fiscal year is 1,000,000 shares.
•	The maximum number of shares issuable as stock awards and stock unit awards to a participant in a single fiscal year may not exceed 1,000,000 shares.
•	The maximum amount that may be earned by an executive officer under cash incentive award opportunity in any single fiscal year shall not exceed $10,000,000.

No Obligation to Grant “Performance-Based Compensation”. Stockholder approval of this proposal will constitute approval of the material terms of the Plan as amended and restated for purposes of Section 162(m) with respect to grants made on or after the 2017 Annual Meeting. However, nothing in this proposal precludes the Company or the Committee from granting equity or cash incentive awards that do not qualify as “performance-based compensation” under Section 162(m) under the Plan or otherwise, nor is there any guarantee that incentive awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.

Award Limits for Non-Employee Directors

If this proposal is approved, compensation payable to non-employee directors will be subject to lower limits that apply to other participants. No non-employee director will be granted cash compensation and equity compensation (under the Plan or any other plan, program or policy of the Company) that, in the aggregate, exceeds $750,000 for a fiscal year. Equity awards will be counted against this limit by using their grant date fair value, as determined by the Company for financial reporting purposes. Cash compensation for purposes of this limit means cash retainers and meeting fees, but not expense reimbursements related to service as a director, allowances for use of company products and charitable matching contributions. The compensation that we provided to our non-employee directors for fiscal 2017 was substantially below this limit, as set forth above under the heading “Director Compensation.”

Persons Eligible to Receive an Award include Consultants

Exchange listing rules require the Company to obtain stockholder approval with respect to the persons eligible to receive awards under the Plan. In addition to employees and directors, the amended and restated Plan allows the Committee to grant equity awards to service providers who are consultants (as defined under Form S-8 registration rules). Management believes that it may be appropriate to permit grants to consultants in appropriate situations. There is no current intention to make grants to consultants.

Incentive Stock Options

The Plan as amended and restated permits the Committee, in its sole discretion, to grant options in either the form of non-qualified stock options or incentive stock options. Provisions have been added to the Plan’s stock option rules to comply with IRS regulations for granting incentive stock options. Those provisions include imposing a 10-year limit for granting incentive stock options under the Plan, limiting who may receive incentive stock options and placing additional restrictions on setting the exercise price and permitted option exercise period.

Other Significant Changes under the Amended and Restated Plan

The Plan includes several provisions that promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to, the following:

No Automatic Single Trigger Vesting for Awards Granted under the Plan

There would be no automatic single trigger vesting for awards granted under the Plan. Instead, the following rules would generally apply:

•	If a buyer fails to assume or replace an award with a new award of equivalent value and substantially equivalent terms, the award will become vested on the date of the change of control; provided, however, that with respect to awards subject to performance goals, vesting will be based upon the extent to which performance metrics are actually met, or if achievement cannot be determined at the change of control, at target.

•	Time-based equity awards that are assumed or replaced by a buyer remain subject to the same vesting schedule after a change in control but will immediately vest upon termination of employment by the Company without cause (as defined under the Plan) or by the participant for good reason (as defined under the Plan) during the two-year period following a change in control.

•	The number of performance-based awards that are assumed or replaced by a buyer will either be based on results attained at the time of the change in control or, if not determinable, at target, and will become solely time based upon the change in control and vest in accordance with the original vesting schedule set forth in the award agreement but will immediate vest upon termination of employment by the Company without cause (as defined under the Plan) or by the participant for good reason (as defined under the Plan) during the two-year period following a change in control.

•	Any continuing employment condition in order to receive payment with respect to a cash incentive award that is assumed or replaced on a change in control shall be waived in the case of a participant whose employment is terminated by the Company without cause (as defined in the Plan) or by the participant for good reason (as defined in the Plan) during the two-year period following a change in control.

In addition, provisions have also been added to the Plan to enhance the Company’s authority to replace existing awards with new awards upon a corporate transaction, including a change in control, and to include new conditions on payment as required under agreements entered into as part of any such transaction, including imposing escrow agreement requirements.

Share Reserve Accounting

Shares that are used to pay the exercise price of a stock option and shares withheld to satisfy tax withholding obligations with respect to an award will not be available for further grants of awards under the Plan. Substitute awards will not be counted against the shares available for granting awards under the Plan to the maximum extent permitted by exchange listing rules and applicable laws.

Restriction on Dividend Equivalents

Dividend equivalents will only become payable to participants upon vesting. For example, a dividend equivalent on a restricted stock unit will only become vested when the vesting conditions for distributions of the shares underlying the restricted stock unit have been met.

No Reload Options

The Plan will prohibit the Committee from granting reload options.

No Payments in Exchange for Underwater Options or SARs

The Plan prohibits repricing of stock options and stock appreciation rights other that in connection with a corporate transaction involving the Company. The amended and restated Plan extends this prohibition to cash payments in exchange for the surrender of underwater stock options or SARs (options or SARs with an exercise price in excess of the then current fair market value of share of stock subject to such award) without stockholder approval.

Other Administrative Changes under the Plan

Management and the Committee reviewed the Plan in light of current market practices for equity compensation plans and existing practices under the Plan. As a result of that review, the following administrative changes were made under the amendment and restatement of the Plan:

•	Automatic incorporation of any clawback policy adopted from time to time into awards granted under the Plan

•	Authority for the Committee to permit more shares to be used for tax withholding under awards as permitted under recent accounting changes to fixed accounting rules

•	Authority for the Committee to implement net exercises of stock options without a broker, including a deemed cash out of options upon expiration of the option exercise period

•	Permit tolling of the exercise period for stock options on certain events as permitted under IRS regulations

•	Clarifications as to the types of service that will be recognized under the plan upon certain changes in the service relationship

•	Clarifications as to the Company’s right to terminate underwater options (i.e., the exercise price is greater than a share’s fair market value) without paying any consideration and to cash out other options based on the difference between the stock’s fair market value and the exercise price without employee consent

•	Removal of default rules for treating awards on employment termination

Summary of Other Plan Terms

The following is a summary of the remainder the material terms under the Plan. It is qualified by reference to the full text of the Plan, which is attached as Appendix 1 to this proxy statement.

Types of Awards

Awards under the Plan may consist of any combination of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other stock-based awards. As used in this section, the phrase “other stock-based awards” means all awards other than stock options, stock appreciation rights, restricted stock, restricted stock units and performance share units.

Share Reserve

The number of shares that remained available for grant under the Plan and all other equity compensation plans we sponsor as of the end of our last fiscal year are set forth below following this Proposal under the heading “Equity Compensation Plan Information.” As described above, under the amendment and restatement shares used to pay the exercise price of a stock option and shares withheld to satisfy tax withholding obligations with respect to an award will not be available for further grants of awards under the Plan.

Administration

The Plan is generally administered by the Human Resources Committee. The amendment and restatement of the Plan clarifies the Committee’s authority to delegate administrative or ministerial functions to officers or employees of the Company. Among other things, the Committee is charged with responsibility for selecting the participants, for determining the number and type of awards to be granted and for setting forth the other terms and conditions of awards consistent with the terms of the plan. The Committee shall have the authority to accelerate the vesting of equity awards in its sole discretion. Our Board may act in lieu of the Committee in its discretion, including with respect to grants of awards to non-employee directors.

Eligibility

The persons who are eligible to participate in the Plan include directors and employees (including officers) of the Company and its subsidiaries and, under the amendment and restatement, consultants. Approximately 6,900 employees, 400 consultants, and eight non-management directors are eligible to participate in the Plan. However, only non-employee directors, employees, and consultants selected by the Committee will be granted awards under the Plan.

Amendment and Termination

The Plan may be amended, modified or terminated by the Committee from time to time. No amendment, modification or termination of the Plan will be effective without stockholder approval if such approval is required under any applicable law, rule or regulation. The amendment and restatement of the Plan clarifies that stockholder approval also be obtained for certain transactions that are considered to be equivalent to a stock option repricing. Awards previously granted pursuant to the Plan will not be affected by the amendment of the Plan and will remain outstanding until they are exercised, expire or otherwise terminate.

Stock Options

Under the Plan, the Committee may grant awards in the form of stock options to purchase shares of Class A Stock and Class 1 Stock. The Committee will, with regard to each stock option, determine the class and number of shares subject to the option, the manner and period during which the option may be exercised and the exercise price per share of stock subject to the option. The exercise price of stock options granted to participants must be equal to or greater than the fair market value of the shares subject to the stock option on the date the stock option is granted. For purposes of the Plan, the fair market value of a share of Class A Stock is the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded. The fair market value of a share of Class 1 Stock is equal to the fair market value of a share of Class A Stock unless the Committee determines that such value is not a reasonable proxy for the fair market value of a share of Class 1 Stock, in which case the Committee will determine the fair market value of a share of Class 1 Stock or establish a methodology for doing so. Upon exercise, the option price may be paid in a manner determined by the Committee, which may include payment in cash, by delivery of shares of Class A Stock or Class 1 Stock, through a cashless exercise arrangement, or through another method that the Committee deems appropriate. The Plan contains provisions to facilitate the amendment of stock options to purchase shares of Class A Stock so that they represent the right to purchase shares of Class 1 Stock on the same terms. The market value of the Class A Stock as of May 19, 2017 was $182.94 per share. No trading market exists for the Class 1 Stock.

Stock Appreciation Rights

The Plan authorizes the Committee to grant stock appreciation rights (“SARs”) either in tandem with a stock option or independent of a stock option. SARs may be granted with respect to Class A Stock or Class 1 Stock. An SAR is a right to receive a payment equal to the difference between the fair market value of the underlying share on the date the SAR is exercised and the SAR’s reference price. A tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. The reference price of an SAR will be fixed by the Committee, but the reference price of an SAR must equal or exceed the fair market value of the underlying share on the date of the grant. Upon the exercise of a stock option as to some or all of the shares covered by a tandem SAR, the related tandem SAR will automatically expire in accordance with the terms and conditions specified in the grant, and vice versa.

Restricted Stock Awards

The Plan authorizes the Committee to grant awards in the form of restricted shares of Class A Stock and Class 1 Stock. Such awards will be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including restrictions on transferability and continued employment.

Restricted Stock Units and Performance Share Units

The Plan authorizes the Committee to grant awards in the form of restricted stock units and performance share units relating to shares of Class A Stock and Class 1 Stock. Restricted Stock Units and Performance Share Units are subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, including restrictions on transferability and continued employment. The holder of a restricted stock unit or a performance share unit may receive a payout that is calculated based on the satisfaction of performance goals, service requirements and/or other terms specified in the award agreement. The Committee will specify in the award agreement whether any earned restricted stock units and performance share units will be paid in the form of shares or cash (or in a combination thereof). The Committee may or may not grant to the holder of restricted stock units or performance share units the right to receive payments corresponding to dividends paid on shares underlying the award; provided, no dividends may be paid to a participant on any Restricted Stock Units or Performance Share Units that do not fully vest.

Other Stock-Based Awards

The Committee may make other stock-based awards under the Plan. The other stock-based awards will be subject to such terms, conditions and limitations as the Committee deems appropriate.

U.S. Tax Consequences

The following summary sets forth the tax treatment pertaining to awards that may be made under the Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Non-Qualified Stock Options

A participant will realize ordinary income when exercising a non-qualified stock option, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Incentive Stock Options

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights

In general, (a) the participant will not realize income upon the grant of a stock appreciation right; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units and Performance Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. A participant will not realize income upon the grant of restricted stock units or performance stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock units subject only to time-based vesting or performance stock units not granted as “performance-based compensation”), when the restricted stock units and performance stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance. When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 162(m)

As described above, equity and awards granted under the Plan may be, but are not required to be, structured to qualify as performance-based compensation under Section 162(m) of the Code. Awards must satisfy the conditions set forth in Section 162(m) of the Code to qualify as “performance-based compensation”, and stock options and other awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162(m) regulations) and must satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any fiscal year. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Plan, as established and certified by a committee consisting solely of two or more “outside directors.” The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Plan will be deductible under all circumstances.

New Plan Benefits

Because of the discretionary nature of any future awards under the Plan, the amount of such awards is not determinable at this time with respect to the Company’s executive officers, including the named executive officers, and the Company’s other employees.

Reasons for Approval

The Board of Directors believes that the approval of the amendment and restatement will benefit the Company by allowing the Committee to grant compensation in ways that will preserve tax deductions for the Company on certain types of performance based compensation paid in cash and equity. It will also allow the Committee to grant awards to consultants and to issue incentive stock options in its sole discretion. As discussed above, cash and equity compensation to non-employee directors would be subject to an annual limit.

Vote Required

The approval of the amended and restated Plan requires the affirmative vote of a majority of the votes entitled to be cast by stockholders present in person or represented by proxy at the

Meeting. With respect to this proposal, holders of Class A Stock and Class B Stock will vote together as a single class at the Meeting, with holders of Class A Stock having one (1) vote per share and holders of Class B Stock having ten (10) votes per share.

The Board of Directors recommends that the stockholders approve the amendment and restatement of the Plan and, accordingly, recommends that you vote “FOR” Proposal 5. Unless you properly direct otherwise, the shares represented by your proxy, if properly submitted and not revoked, will be voted FOR such proposal.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information with respect to our compensation plans under which our equity securities may be issued, as of February 28, 2017. The equity compensation plans approved by security holders include our Long-Term Stock Incentive Plan and our 1989 Employee Stock Purchase Plan.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	8,973,565 (1)	$44.31 (2)	14,901,443 (3)
Equity compensation plans not approved by security holders	—	—	—

Total	8,973,565	$44.31	14,901,443

(1)	Includes 447,611 shares of unvested performance share units and 455,699 shares of unvested restricted stock units under our Long-Term Stock Incentive Plan. The unvested performance share units represent the maximum number of shares to be awarded, which ranges from 100% to 200% of the target shares granted. We currently estimate that 113,740 of the target shares granted will be awarded at 200% of target; 95,057 of the target shares granted will be awarded at 100% of target and 41,536 of the target shares granted will be awarded at less than 100% of target based upon our expectations as of February 28, 2017, regarding the achievement of specified performance targets.

(2)	Excludes unvested performance share units and unvested restricted stock units under our Long-Term Stock Incentive Plan that can be exercised for no consideration.

(3)	Includes 1,574,880 shares of Class A Common Stock under our Employee Stock Purchase Plan remaining available for purchase, of which approximately 42,500 shares are subject to purchase during the current offering period.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, focuses on our executive compensation philosophy, the elements of our executive compensation program, and the factors that were considered in making compensation decisions for our named executive officers during our fiscal year ended February 28, 2017. Our named executive officers are as follows:

Name	Title

Robert Sands	President and Chief Executive Officer

Richard Sands	Chairman of the Board

David Klein	Executive Vice President and Chief Financial Officer

William F. Hackett	Executive Vice President and Chairman, Beer Division

F. Paul Hetterich	Executive Vice President and President, Beer Division

Note Regarding Our Fiscal Years

Our fiscal year ends on the last day of February of each year. Throughout this Proxy Statement, fiscal years are referred to by the year in which a fiscal year ends. For example, the fiscal year covered by this CD&A began on March 1, 2016 and ended on February 28, 2017, and is referred to as “fiscal 2017.”

Executive Summary

Business Highlights

In fiscal 2017, we achieved impressive commercial, financial, and operational results driven primarily by the continued momentum of our beer business and positive growth in our wine and spirits business.

Our beer business executed on its strategy of leading the high-end U.S. beer industry with strong commercial sales growth fueled by the continued success of our iconic Corona and Modelo Especial Brands. We unified Modelo Especial, Modelo Negra and Modelo Chelada under the Casa Modelo Brand family to drive more effective cross-promotion and to establish a platform for future product innovation. Ballast Point maintained its position as one of the fastest growing major craft brands, and Pacifico achieved excellent growth with expanded media support. In order to support the future growth of our Mexican beer brands, we completed our capacity expansion to 25 million hectoliters ahead of schedule at our Nava brewery in Mexico. Also, acquired the Obregon brewery, which provides us with immediate functioning brewery capacity and flexibility for future innovation initiatives. The Obregon brewery acquisition also enabled us to become fully independent from an interim supply agreement with Grupo Modelo, S.A.B. de C.V., which was terminated in conjunction with this acquisition.

Our wine and spirits business achieved strong earnings growth and margin expansion driven by our fast-growing, high-margin focus brands, which include the Kim Crawford, Meiomi, and Ruffino wine brands. We also acquired and integrated the fast-growing Prisoner and Charles Smith wine brands, as well as the High West Whiskey brands into our portfolio and divested the lower-margin Canadian wine business. These actions have helped drive our positive fiscal 2017 results and further strengthen our position in the higher-margin, higher-growth segments of the U.S. wine and spirits categories.

We also continued to deliver significant value to our stockholders. The price of our Class A Stock appreciated by approximately 12% during fiscal 2017, and, for the three-year period from the beginning of fiscal 2015 through the end of fiscal 2017, our total stockholder return was in the 96th percentile as compared to the other companies in the S&P 500 Index. For fiscal 2017, we also delivered strong Net Sales, comparable earnings before interest and taxes, or Comparable EBIT, and free cash flow, or FCF, as compared to both our fiscal 2017 operating plan and our actual fiscal 2016 results:

Performance Measures(1)	Fiscal 2017 Operating Plan (millions)	Fiscal 2017 Performance (millions)	Fiscal 2017 Performance Over Fiscal 2017 Plan	Fiscal 2017 Performance Over Fiscal 2016 Performance
Comparable EBIT	2,128.5	2,224.3	104.5%	117.6%
Net Sales	7,246.4	7,331.5	101.2%	112.0%
FCF	320.0	788.6	246.4%	151.0%

(1)	Comparable EBIT, Net Sales, and FCF are defined below under “Company Performance.” Comparable EBIT, Net Sales, and FCF are non-GAAP measures and a reconciliation of Comparable EBIT and Free Cash Flow to GAAP measures with respect to fiscal 2016 and fiscal 2017 are set forth in Appendix 2.

These strong financial results provided financial flexibility that enabled us to repurchase more than $1 billion of our Class A Stock, acquire attractive brands, achieve an investment grade debt rating and increase our quarterly dividend by approximately 30%.

How Company Performance Affects Compensation

Our executive compensation program consists of base salary, short-term cash incentive bonuses, long-term equity incentives, and perquisites and other benefits. We demonstrate our pay-for-performance philosophy through our short-term cash incentive bonuses and long-term equity incentives, which tie the compensation of our named executive officers directly to the performance of our Company and its Class A Stock. We believe the following attributes of our short-term cash incentive bonus program and our long-term equity incentives provide a strong link between executive compensation and Company performance:

•	over 75% of the annual target compensation opportunity (that is, base salary, target short-term cash incentive bonus, and target grant date fair value of long-term equity incentive awards) for our named executive officers is at risk and dependent on Company performance;

•	our short-term cash incentive bonuses for fiscal 2017 rewarded executives for the Company’s performance in certain key financial metrics—Comparable EBIT, Net Sales, and FCF—as compared to our operating plan;

•

a majority of the value of our long-term equity incentives granted in fiscal 2017 was issued in two forms: (1) stock options, which will only have value if the price of our Class A Stock increases following the grant date; and (2) performance share units, or

PSUs, the vesting of which is dependent upon the total stockholder return, or TSR, delivered by the Company over a three-year performance period covering fiscal 2017-2019 relative to companies in the S&P 500 Index.

Key Executive Compensation Actions During Fiscal 2017

Base Salaries: Based on its review of Company performance, market conditions, and peer group compensation data, the Human Resources Committee of the Board of Directors, referred to in this CD&A as the Committee, approved an increase in annual base salary of approximately 2.5% for each of Messrs. Robert Sands, Richard Sands, and Hackett in April 2016, which took effect in June 2016. The Committee did not adjust annual base salary levels for Messrs. Klein or Hetterich effective during fiscal 2017.

Short-Term Cash Incentive Bonus Structure: In April 2016, the Committee made the following important decisions regarding the fiscal 2017 short-term cash incentive bonus structure:

•	established target bonus award levels of 120% of annual base salary for the President and Chief Executive Officer and the Chairman of the Board and 70% of annual base salary for other named executive officers, which levels were the same as fiscal 2016 target bonus award levels;

•	identified Comparable EBIT, Net Sales, and FCF as the performance criteria to be used to determine short-term cash incentive bonus payments; and

•	confirmed that at least threshold Comparable EBIT performance must be achieved in order for the approval of any fiscal 2017 short-term cash incentive bonus payouts to our named executive officers.

Short-Term Cash Incentive Bonus Results: After the conclusion of fiscal 2017, the Committee reviewed our performance and approved cash bonus payments to our named executive officers. For fiscal 2017, we exceeded our target operating goals for Net Sales performance and Comparable EBIT performance, and we exceeded the maximum performance level for FCF under our fiscal 2017 short-term cash incentive bonus program. Based on those strong fiscal 2017 results, named executive officers received short-term cash incentive bonus payments under our stockholder-approved Annual Management Incentive Plan, or AMIP, at approximately 147% of the target award levels set by the Committee for fiscal 2017. The relevant performance and related payouts are discussed below under the heading “Short-Term Cash Incentive Bonuses.”

Long-Term Equity Incentives: As was the Committee’s approach in prior years, the Committee calculated the target value of the fiscal 2017 long-term equity incentives granted in April 2016 as a specified percentage of each officer’s base salary, based on the individual officer’s role and increasing level of responsibility at the Company. The target percentages for the fiscal 2017 long-term equity incentives are set forth in the following table.

Fiscal 2017 Long-Term Equity Incentives

Title	Target Value as a % of Base Salary
President and Chief Executive Officer	353%
Chairman of the Board	263%
All Executive Vice Presidents (including all other named executive officers)	236%

Each named executive officer’s long-term equity incentives were provided 50% in stock options, 25% in restricted stock units, or RSUs, and 25% in PSUs, with the exception of our Chairman of the Board who continued to receive his entire equity award in the form of stock options. For the fiscal 2017 PSUs granted in April 2016, the vesting levels will depend on our TSR performance during fiscal 2017-2019 relative to the companies included in the S&P 500 Index. The Committee believes these PSUs enhance the linkage between executive compensation and stockholder value creation. Any payouts of these PSUs will be further conditioned on the satisfaction of a service vesting requirement, which generally requires continued service with us until May 1, 2019 to receive shares in settlement of earned PSUs.

For fiscal 2017 equity awards, the Committee revised the definition of retirement eligibility for all recipients to age 60 with five years of continuous service so long as the recipient remained employed through November 1, 2016. The Committee made this change to the definition of retirement eligibility in order to facilitate succession planning, to reduce the need to consider unique vesting provisions on a case-by-case basis, to provide appropriate incentives to recruit and retain key employees, and to better align with market practice as reported by the Committee’s independent compensation consultant. This modified definition of retirement eligibility did not result in any of our named executive officers becoming retirement eligible as of the date of grant of the fiscal 2017 equity awards (Messrs. Richard Sands and Hackett were retirement eligible prior to this change). A named executive officer’s fiscal 2017 equity awards will vest upon an eligible retirement. This change did not affect any equity awards granted prior to fiscal 2017.

In April 2017, the Committee reviewed our results for the fiscal 2015-2017 performance period for purposes of certifying performance pursuant to our fiscal 2015 PSU awards. In April 2017, the Committee certified achievement for these PSU awards to Messrs. Robert Sands, Klein, Hackett, and Hetterich at 200% of the target award levels set by the Committee at the time of those grants, as described below under the subheading “Company Performance.”

Compensation Program Governance

The list below highlights our compensation program governance policies and practices, which are designed to drive company performance and serve the long-term interests of our stockholders.

•	All elements of executive compensation are required to be approved by the Committee, which is comprised of individuals who qualify as independent directors under NYSE Listing Rules;
•	We have adopted robust stock ownership guidelines (6x salary for the President and Chief Executive Officer and Chairman of the Board; and 3x salary for all other executive officers) that we believe align management and stockholder interests;
•	We prohibit hedging by executive officers and directors using derivative securities involving our stock;
•	We establish a meaningful connection between executive compensation and performance by ensuring that a majority of named executive officer compensation is at risk in the form of short-term cash incentive compensation or long-term equity awards;
•	The Committee has retained an external, independent compensation consultant to advise it regarding executive compensation matters;
•	We do not pay dividends on any unvested RSUs or unearned PSUs. Dividend equivalents are only payable on such awards to the extent the awards ultimately vest and are earned;

•	In January 2017, the Committee adopted a formal “clawback” policy that applies to our short-term cash incentive bonuses and our long-term equity incentives delivered in the form of PSUs, as described below under the subheading “Clawback Rights and Prohibition Against Hedging”; and
•	Equity awards made for fiscal 2018 do not automatically vest upon a change in control, but instead vest upon a qualifying termination within a specified period following a change in control.

Say-on-Pay Vote

At the 2016 Annual Meeting of Stockholders, we conducted a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the 2016 Proxy Statement (a “say-on-pay” vote). Stockholders approved our named executive officer compensation at that time, with approximately 99% of the vote being cast in favor of approval. The Committee believes that the vote confirms that our compensation philosophy is sound and our objective of linking our executives’ compensation to achieving operational goals and generating stockholder value is effective. We view this level of support as an affirmation of our current pay practices. The Committee will continue to consider the outcome of our say-on-pay votes in its future executive compensation decisions.

Philosophy and Objectives

We operate in a highly competitive, complex, and international business environment. Our executive compensation program is designed to support our sustainable, long-term success by attracting, motivating, and retaining key executives. The program achieves that objective by providing a compensation package that is competitive with the pay practices of other high performing companies of comparable size, status, and industry or business model.

The compensation program for our named executive officers consists of fixed compensation (base salary), variable compensation (short-term cash incentive bonus and long-term equity incentives), and certain perquisites and other benefits. We have designed the elements of executive compensation to operate together in a manner that seeks to reward our named executive officers for their respective abilities and day-to-day service, assistance with the achievement of annual goals and financial targets, and contributions toward enhancing long-term stockholder value.

We believe that the overall design of our executive compensation program has provided the intended results. We continue to periodically review the program elements in an effort to maintain or improve the alignment of the executive compensation program with our strategic priorities and with our performance. We also believe our compensation is market competitive and has resulted in the attraction and retention of executives who have contributed to, and will continue to contribute to, our future success. Finally, we believe the program creates a strong linkage between pay and performance through our short-term cash incentive bonus program and long-term equity incentives such that executives will receive higher compensation in our more successful periods and lower compensation during less successful periods.

How Executive Compensation is Established

The Committee discharges the Board’s responsibilities relating to executive compensation, including the annual review and approval of named executive officer compensation. Management personnel within our Human Resources Department support the Committee in its work. Executive officers, including the Chairman of the Board and the President and Chief Executive Officer, may make recommendations and provide information to, and answer questions from, the Committee as the Committee fulfills its responsibilities regarding executive compensation. However, neither the Chairman of the Board nor the President and Chief Executive Officer make recommendations to the Committee regarding his own compensation. The Committee will review and approve, or recommend that the Board approve, as appropriate each element of compensation for our President and Chief Executive Officer and each other named executive officer, including the Chairman of the Board.

Independent Compensation Consultant

The Committee directly engaged Frederic W. Cook & Co., Inc., or FW Cook, as its independent compensation consultant for fiscal 2017. FW Cook assisted with the Committee’s review and analysis of executive compensation and provided data and advice on matters relating to executive officer compensation, including peer group and general executive compensation survey data used as a market check in connection with base salary adjustments and Committee deliberations on other elements of executive compensation during fiscal 2017. As discussed above under the subheading “The Role of the Independent Compensation Consultant,” the Committee has considered the independence of FW Cook and, based on such review, has not identified any conflicts of interest regarding the services of FW Cook or its employees.

Peer Group

The Committee evaluates each element of our executive compensation program. Its evaluation may include comparing our practices against those of a specific peer group of consumer products companies. The peer group considered for the Committee’s key fiscal 2017 compensation decisions for our named executive officers (including April 2016 actions to set base salaries, short-term cash incentive targets, and grant long-term equity incentives) was established by the Committee in October 2015. In establishing this peer group, the Committee worked with FW Cook and sought to ensure that the group consisted of companies of appropriate size, type, and complexity. The Committee accomplished this by: (i) reviewing metrics such as gross revenues (targeting companies with gross revenues between 0.4 and 2.5 times those of the Company), market capitalization (targeting companies with market capitalizations between 0.33 and 3.0 times that of the Company) and profit margin structure; (ii) considering whether the potential peers were competitors for executive talent or investor capital; (iii) considering whether the potential peers were a “peer-of-peers” (a common member of the peer groups of the Company’s peer group companies); and (iv) assessing the overall reasonableness of designating a particular potential peer as a member of the Company’s peer group.

Based on that review in October 2015, the Committee elected to maintain the existing peer group, except for removing Lorillard, Inc., due to its acquisition by another peer group company, Reynolds American Inc. This change to the peer group did not affect any of the compensation awarded to or earned by our named executive officers. The executive compensation peer group for compensation decisions effective in fiscal 2017 consisted of the following companies:

Fiscal 2017 Peer Group

• Brown-Forman Corporation	• J. M. Smucker Company (The)
• Campbell Soup Company	• Kellogg Company
• Clorox Company (The)	• Keurig Green Mountain, Inc.
• Coach, Inc.	• McCormick & Company, Incorporated
• Diageo plc	• Mead Johnson Nutrition Company
• Dr Pepper Snapple Group, Inc.	• Molson Coors Brewing Company
• Estée Lauder Companies Inc. (The)	• Monster Beverage Corporation
• General Mills, Inc.	• Ralph Lauren Corporation
• Harley-Davidson, Inc.	• Reynolds American Inc.
• Hershey Company (The)

FW Cook presented information to the Committee in January 2016 in connection with the Committee’s annual review of executive compensation indicating that our revenues approximated the median of these peer group companies and, given the significant appreciation of our stock price, our market capitalization approximated the 75th percentile of these peer group companies. Notably, just one year earlier, FW Cook had informed the Committee that our market capitalization was slightly below the median (approximating the 46th percentile) of our peer group in effect at that time.

In addition to its review of peer group executive compensation data, the Committee may receive general executive compensation survey data when insufficient peer group data is available for a specific executive position or as another means of performing a market check on our overall executive compensation program, or on individual components of the program. This information assists the Committee in making well-informed decisions regarding executive compensation matters. Throughout this CD&A, the peer group and other survey data is sometimes referred to as “applicable market data.”

Compensation of Named Executive Officers

The Committee reviews the executive compensation program on at least an annual basis, with awards and adjustments generally being made each April. Compensation decisions may be made at other times of the year in the case of promotions, new hires, or changes in responsibilities. In making these determinations, the Committee may consider our performance, the individual performance of a named executive officer, information from FW Cook, and recommendations from management. As part of this process, the Committee may also review tally sheets comparing current and proposed base salaries, short-term cash incentive bonuses, and long-term equity incentives.

Named Executive Officers other than the Chairman of the Board

The Committee generally believes that the amount of annual target cash compensation (that is, base salary and potential short-term cash incentive bonus at target level) awarded to our named executive officers should approximate the median of the applicable market data. While this is true for our executives as a whole, target cash compensation for individual executives may exceed or fall short of the median. These variations may occur due to the specific expertise of an executive, the complexity or criticality of the business managed by the executive, an executive’s tenure in the role, changes in job duties, and internal pay equity considerations.

The data shared with the Committee by FW Cook in January 2016 indicated that, other than for Mr. Klein, the annual target cash compensation of our named executive officers approximated the median of the applicable market data, and was generally aligned with the Company’s philosophy of targeting the market median. Mr. Klein’s annual target cash compensation as of January 2016 approximated the 25th percentile of the applicable market data, which the Committee determined was appropriate given his recent promotion and relatively short tenure in his role.

In order to align the interests of our named executive officers with those of our stockholders, the Committee allocates a majority of the annual target compensation opportunity for our named executive officers to performance-based awards in the form of short-term cash incentive bonuses and long-term equity incentive awards. However, other than the fact that the target level of the short-term cash incentive bonuses and long-term equity incentive awards are each expressed as a percentage of base salary, the Committee does not have a policy regarding the specific allocation of compensation between short-term and long-term compensation or between cash and non-cash compensation.

The Committee places a greater emphasis on long-term equity incentive awards in our executive compensation program and on stock options and PSUs in particular, as it believes this drives our named executive officers to focus on our guiding objective of long-term stockholder value creation.

Compensation of the Chairman of the Board

Mr. Richard Sands serves as our Chairman of the Board and is a member of management. Like all board chairs, Mr. Richard Sands is responsible for the leadership and governance of the Company’s Board of Directors. However, Mr. Richard Sands’ role at the Company is much more extensive than the role of the typical board chair. Mr. Richard Sands has unique depth and breadth of knowledge of the Company, developed over nearly forty years of service to the Company. Mr. Richard Sands leverages his extensive experience with the Company’s management, operations and strategic direction in order to help our leadership team focus the Company in directions that drive and accelerate the Company’s sustained financial performance growth. He also uses his substantial knowledge regarding the beverage alcohol industry to uncover acquisition, partnership and investment opportunities to further drive Company growth.

Based on Mr. Richard Sands’ significant ongoing contribution to the Company, the Committee previously determined that his total direct compensation opportunity (that is, base salary, potential short-term cash incentive bonus at target level, and grant date fair value of equity awards at target level) should generally approximate 85% of the President and Chief Executive Officer’s total direct compensation opportunity. The Committee believes that this level of compensation reflects Mr. Richard Sands’ responsibilities and contributions. The Committee received data from FW Cook in January 2016 indicating that the application of this 85% ratio to the President and Chief Executive Officer’s total direct compensation opportunity resulted in compensation for Mr. Richard Sands that approximated the median of the applicable market data. The Committee determined that

Mr. Richard Sands should continue to receive all of his equity awards in the form of stock options, as the Committee believes stock options provide a strong link to the creation of long-term stockholder value and appropriately reflect the strategic nature of Mr. Richard Sands’ role and his significant equity interest in the Company.

Elements of Compensation and Analysis of Compensation Decisions

Pay Mix

The Committee believes that a significant portion of each named executive officer’s compensation opportunity should be at risk in order to align the interests of our officers with those of our stockholders. Information from FW Cook in January 2016 indicated that approximately 83% of our President and Chief Executive Officer’s annual target compensation opportunity, 79% of our Chairman of the Board’s annual target compensation opportunity, and 76% of the annual target compensation opportunity of our other named executive officers at that time, was delivered in the form of short-term cash incentive bonuses and long-term equity incentives, which are “at risk” and dependent on our Company and stock price performance results. The pay mix of the compensation actually earned by our named executive officers could be different than this pay mix, depending on the level of achievement of the performance metrics applicable to the “at risk” components of the aggregate compensation opportunity.

Base Salary

We set base salary levels for our named executive officers to provide current, predictable compensation for their day-to-day services, taking into account their individual roles and responsibilities as well as their respective experience and abilities. We generally seek to pay each of our named executive officers a base salary that is near the median suggested by the applicable market data. The Committee may decide, however, to set an individual named executive officer’s salary at an amount above or below this level. Some of the reasons such variations may occur are described above under the heading “Compensation of Named Executive Officers.”

The Committee considers base salary adjustments annually as part of its comprehensive review of executive compensation matters. The peer group compensation data shared with the Committee by FW Cook in January 2016 indicated that base salaries of our named executive officers, in the aggregate, approximated the median of the peer group. In April 2016, the Committee approved a salary increase of approximately 2.5% for Messrs. Robert Sands, Richard Sands, and Hackett, effective June 1, 2016. These salary increases were based on market conditions, were reviewed against compensation data for our peer group at that time and were consistent with our overall budget for annual merit-based salary increases. Messrs. Klein and Hetterich did not receive a base salary increase in April 2016, as each had just received a base salary increase in January 2016 in connection with their respective expanded leadership roles. The salaries paid to our named executive officers in fiscal 2017 appear in the Summary Compensation Table.

Short-Term Cash Incentive Bonuses

Our named executive officers have the opportunity to earn short-term cash incentive bonuses based on Company performance. The Committee views these bonuses as an integral element of our compensation program.

Annual Management Incentive Plan – Fiscal 2017

For fiscal 2017, the AMIP served as the primary vehicle for awarding short-term cash incentive bonuses to our named executive officers. The Committee administers an annual short-term cash incentive bonus program to accomplish the following objectives:

•	to motivate executive officers to achieve our profit and other key goals;
•	to support our annual planning, budget, and strategic planning processes; and
•	to provide a variable compensation opportunity that is competitive with those of other beverage alcohol, industry-related, or peer companies.

We believe these objectives were achieved during fiscal 2017. Due to strong Company performance, the Committee awarded bonus payments for fiscal 2017 based on above target Comparable EBIT performance, above target Net Sales performance, and FCF performance in excess of the maximum level contemplated by our fiscal 2017 short-term cash incentive bonus program.

Company Performance

In April 2016, the Committee determined that performance would be measured under the fiscal 2017 short-term cash incentive bonus program based on a weighted mix of three performance measures: Comparable EBIT, Net Sales, and FCF. Under the fiscal 2017 program, if the Company achieves target performance on all three performance measures, named executive officers would receive short-term cash incentive bonuses equal to 100% of their respective target awards. In addition, regardless of performance against any of the three performance measures, no short-term cash incentive bonuses would be paid for fiscal 2017 unless the Company attained the threshold Comparable EBIT goal.

The Committee’s goal is to select targets for Comparable EBIT, Net Sales, and FCF that are challenging but achievable, with each target level corresponding to the targeted level of performance under our fiscal 2017 operating plan. The fiscal 2017 operating plan was reviewed with and approved by the Board in April 2016. The target levels of fiscal 2017 Comparable EBIT and Net Sales performance were established at approximately 112% and 111%, respectively, of our actual fiscal 2016 Comparable EBIT and Net Sales performance. In establishing these targets for fiscal 2017, the Committee required performance that would increase the Company’s market share through Comparable EBIT and Net Sales growth rates in excess of the anticipated market growth rate. The Committee decided to set the FCF targets for fiscal 2017 in line with the Company’s operating plan for fiscal 2017, which anticipated significant capital expenditures in the beer business related to additional expansion of our Nava brewery and activities related to the planning and construction of our additional brewery in Mexicali, Baja California, Mexico.

The following chart sets forth the material terms of our fiscal 2017 short-term cash incentive bonus program, including: the applicable performance measures and how each measure is defined; the purpose and weighting of each performance measure; and the potential payout at threshold, target, and maximum performance levels.

Performance Measures	Definition(1)	Purpose	Weighting	Fiscal 2017 Targets ($ in millions)	Company Performance(2)		Bonus Payout(2)
Comparable EBIT(3)	EBIT excluding restructuring charges, acquisition-related integration costs and other comparable adjustments. The Committee can also make further adjustments for restructuring and acquisition-related activities that, had they been known at the beginning of the performance period, would have impacted the Company’s plan.	Serves as a measure of our profitability	40%	1,988.0 2,128.5 2,341.4	< 93.4% 93.4% 100.0% 110.0%	Threshold Target Maximum	0% 25% 100% 200%

Net Sales	Net sales less net sales of products of acquired business(es), historical net sales of products which have been disposed of, or historical net sales of a business that has been contributed to a joint venture.	Serves as a measure of our ability to grow market share	40%	6,884.0 7,246.4 7,608.7	< 95.0% 95.0% 100.0% 105.0%	Threshold Target Maximum	0% 25% 100% 200%
FCF	Net cash provided by (used in) operating activities less purchases of property, plant and equipment.	Reflects our ability to generate the cash required to operate the business and pay down debt	20%	224.0 320.0 640.0	< 70.0% 70.0% 100.0% 200.0%	Threshold Target Maximum	0% 25% 100% 200%

(1)	The required performance targets for fiscal 2017 Comparable EBIT and Net Sales were increased or decreased in order to remove the impact of our acquisition of High West, acquired on October 14, 2016; our acquisition of Charles Smith, acquired on October 19, 2016; and the sale of our Canadian wine business on December 17, 2016.

(2)	Company performance and bonus payout are each presented as a percentage of target.

(3)	We define EBIT as the sum of our operating income plus earnings from unconsolidated investments, and we view this as a measure of our profitability. The effects of comparable adjustments that are not reflective of core operations, such as the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions, among other items specified in the plan, are excluded in calculating EBIT for this purpose.

In April 2017, the Committee determined our actual performance against the fiscal 2017 Comparable EBIT, Net Sales, and FCF goals set forth above, which resulted in the payout of short-term cash incentive bonuses at 147.44% of target awards as illustrated in the following chart.

$ in Millions	Actual Fiscal 2017 Results	% of Approved Plan	Fiscal 2017 Bonus Payout %(1)	Weighting	Resulting Weighted %(1)
Comparable EBIT	2,224.3	104.5%	145.0%	40%	58.00%
Net Sales	7,331.5	101.2%	123.6%	40%	49.44%
FCF	788.6	246.4%	200.0%	20%	40.00%
					147.44%

(1)	Fiscal 2017 bonus payout percentage and resulting weighted percentage are presented as a percentage of target.

The resulting short-term cash incentive bonus awards paid to our named executive officers under the AMIP for fiscal 2017 are set forth below and also appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Name	Fiscal 2017 Target Bonus	Resulting Weighted %	Actual Fiscal 2017 Bonus
Robert Sands	$1,572,460	147.44%	$2,318,435
Richard Sands	$1,541,819	147.44%	$2,273,258
David Klein	$ 420,000	147.44%	$ 619,248
William F. Hackett	$ 424,932	147.44%	$ 626,520
F. Paul Hetterich	$ 420,000	147.44%	$ 619,248

Other Cash Bonus Awards

In addition to any short-term cash incentive bonuses under the AMIP, the Committee has discretion to pay cash bonuses outside of that plan. Such payments might be paid to executives, for example, after the closing of a significant acquisition or other transaction or as part of a new hire package. No named executive officer received any discretionary bonus in fiscal 2017.

Long-Term Equity Incentive Awards

Equity Award Granting Process

The Committee awards stock options, RSUs, and PSUs to our named executive officers under our Long-Term Stock Incentive Plan, or LTSIP. The Committee believes that the granting of these equity-based awards to our named executive officers, together with the stock ownership guidelines described below, directly links the value of compensation earned by our named executive officers to the value created for our stockholders and aligns the interests of our executive officers with those of our stockholders. These awards also assist in the retention of our named executive officers as the awards generally vest after a period of approximately three years of employment (in the case of PSUs) or over a period of four years of employment (in the case of stock options and RSUs).

The Committee includes stock options as a significant element of named executive officer compensation, as the Committee believes that, because stock options only have value to the extent our stock price increases after the grant date, stock options have a direct link to the creation of stockholder value. The Committee grants options to purchase Class 1 Stock to individuals subject to U.S. taxation. As no trading market exists for Class 1 Stock, the fair market value of a share of Class 1 Stock is deemed to be equal to the fair market value of a share of our Class A Stock, unless the Committee determines otherwise. Accordingly, the fair value of all stock option awards under our LTSIP is based on the closing price of our Class A Stock on the date of grant.

The Committee also issues RSUs and PSUs to named executive officers to diversify our mix of equity awards and, in the case of PSUs, to align our equity mix with our peer group and enhance the linkage between executive compensation and performance. Generally, our PSUs can result in a payout in shares of an amount from 0% to 200% of a named executive officer’s target PSU award, based on our performance with respect to a specified performance metric, such as a comparison of our TSR performance to that of companies in the S&P 500 Index. All PSU awards relate to our Class A Stock.

The Committee annually considers equity awards to named executive officers at a regularly scheduled meeting, usually in April, at which it also considers equity awards to other eligible employees around the world. The Committee may also grant equity awards at other times, such as at other regularly scheduled meetings of the Committee or in connection with new hires, promotions, or significant business activities.

Named Executive Officer Awards – Fiscal 2017

The Committee granted our named executive officers (other than our Chairman of the Board) a mix of stock options, RSUs, and PSUs during fiscal 2017. The chart below reflects the methodology used by the Committee for calculating the total grant date fair value of the fiscal 2017 equity awards, as well as the percentage allocated to each award type. The equity target percentage was a percentage of each officer’s base salary, and, for this purpose, stock options were valued on a Black-Scholes option-pricing model, RSUs were valued at face value, and PSUs were valued at face value of the target award.

Name	Equity Target %	% of Options	% of RSUs	% of PSUs
Robert Sands	353%	50%	25%	25%
Richard Sands	263%	100%	0%	0%
David Klein	236%	50%	25%	25%
William F. Hackett	236%	50%	25%	25%
F. Paul Hetterich	236%	50%	25%	25%

With respect to fiscal 2017 PSUs, the Committee again determined that it would be appropriate to base the award payouts on relative TSR performance. Specifically, the Committee awarded fiscal 2017 PSUs, the ultimate payout level of which, if any, will depend on our fiscal 2017-2019 TSR performance as compared to the companies in the S&P 500 Index. For these PSUs to vest, a named executive officer must generally remain employed by the Company until May 1, 2019. The Committee believes the TSR metric and the three-year performance period will further align the interests of our named executive officers with the interests of our stockholders. Payouts of these PSUs will be determined at the end of fiscal 2019 based on the following performance levels (with performance and payouts between these designated performance levels determined by linear interpolation):

	Threshold Performance Level	Target Performance Level	Maximum Performance Level
TSR Performance vs. Companies in the S&P 500 Index	25th Percentile	50th Percentile	75th Percentile (or higher)
PSU Payout as Percentage of the Target Award	25%	100%	200%

More information concerning fiscal 2017 equity awards can be found in the Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal 2017 table, and the Outstanding Equity Awards at February 28, 2017 table.

In April 2017, the Committee also certified fiscal 2015-2017 performance with respect to PSUs granted in fiscal 2015. The performance criterion associated with the fiscal 2015 PSUs was relative

TSR over the three-year performance period (fiscal 2015-2017), which is calculated by comparing the TSR performance of the Company’s Class A Stock to the TSR performance of companies in the S&P 500 Index during the performance period. Based on the Company’s relative TSR performance during fiscal 2015-2017, the Company had the 15th highest stock price performance of any company in the S&P 500 Index during that period and the Committee certified achievement at 200% of target for the PSUs granted in fiscal 2015, as follows:

Performance Criteria	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Final Results
Relative TSR During Fiscal 2015-2017	25th Percentile	50th Percentile	75th Percentile (or higher)

Achieved 96th percentile relative TSR resulting in a payout in shares equal to 200% of target payout (for performance above the maximum level) upon satisfaction of the service vesting requirement on May 1, 2017

More information concerning these fiscal 2015 PSUs can be found below in the Outstanding Equity Awards at February 28, 2017 table.

Stock Ownership Guidelines

In order to further align the interests of our executive officers with the interests of our stockholders, the Board has established guidelines for the amounts of our common stock that our executive officers should beneficially own. In establishing these guidelines for stock ownership, we considered the length of an executive officer’s tenure. We allow individuals five years in which to reach the applicable ownership guideline. The ownership guidelines can be satisfied by the ownership of stock, vested stock options, unvested restricted stock awards, unvested RSUs, and unvested PSUs after the relevant performance period has been completed and the Committee has certified the number of shares that will be issued upon satisfaction of the service requirement. The current guidelines for our executive officers are as follows:

Executive Officer	Stock Ownership Guideline
Chairman of the Board	6 times base salary
President and Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary

Compliance with our stock ownership guidelines is assessed periodically, and not less frequently than annually. Once an executive officer achieves the ownership level established by these guidelines, he or she has a reasonable period of time to return to such ownership level if his or her ownership drops below the guideline due to a fluctuation in the value of the Company’s stock. As of February 28, 2017, each of our named executive officers had met his respective stock ownership guideline or was within the five-year window for doing so.

Clawback Rights and Prohibition Against Hedging

Since fiscal 2013, all of our individual LTSIP award agreements with employees contain a clawback provision. This same clawback language was also incorporated into the LTSIP itself in fiscal 2013 with the approval of our stockholders. A similar provision was first added to the annual AMIP program in fiscal 2016. Although we have not had to utilize this provision, its purpose is to allow us to recoup performance-based awards or the value thereof, if and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or other law.

Effective January 3, 2017, the Committee adopted a formal clawback policy. Under this policy, in the event the Company is required to restate its financial results due to material noncompliance with the securities laws, the independent members of the Board, in their sole discretion, may cancel or seek to recover all or any portion of any excess cash or equity incentive-based compensation that is earned or vested based wholly or in part on the attainment of a financial reporting measure and that was awarded to our named executive officers and certain other executives of the Company whose fraud or intentional misconduct contributed significantly to the financial restatement.

In order to prevent an appearance of improper conduct, executive officers and directors, among others, may not participate in transactions involving the hedging of our stock by trading in third-party derivative securities of our stock by writing or buying puts, calls, or other derivatives.

Perquisites and Other Benefits

Savings Plans and Health and Welfare Benefits

As with other eligible employees, we offer our named executive officers the following retirement savings opportunities and health and welfare benefits in order to help provide a reasonable level of support during and after employment with us and to attract, retain, and motivate employees with a competitive benefits package:

•	Named executive officers who are resident in the U.S. are eligible to participate in our 401(k) and Profit Sharing Plan on the same terms as other eligible employees. Each year, eligible employees may elect to defer up to 50% of their annual salary, up to the annual limit set by the Internal Revenue Code, on a before-tax and/or after-tax basis. We currently provide a 50% match on the first 6% of salary contributed by the participant to his or her plan account, as well as an annual contribution equal to 3% of salary. All participants are 100% vested in their contributions, the 3% annual contribution made by us, and any earnings on these contributions. Until a participant completes five years of service, our matching contributions and any profit sharing contributions and the earnings on those amounts vest at the rate of 20% a year at the end of each year of service. Thereafter, participants are 100% vested in these amounts as well.

•	Named executive officers generally are eligible to participate in our 1989 Employee Stock Purchase Plan on the same terms as other eligible employees, including an Internal Revenue Code Section 423 component that allows employees to purchase shares of our Class A Stock at a discount through salary deductions. Due to their levels of stock ownership in our Company, however, neither our President and Chief Executive Officer nor our Chairman of the Board is eligible to participate in this plan.

•	Named executive officers also receive customary employee benefits, such as our standard medical, dental and vision benefits, long-term and short-term disability insurance programs, paid time off (vacation/sick leave), and life insurance programs, per the terms of those programs and in the same manner as other eligible employees.

In addition, named executive officers are eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a non-qualified retirement savings plan designed to provide participants with the benefit of our annual contributions and supplemental profit sharing contributions, if any, that could not be made under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. Further detail concerning this plan is provided under the heading “Nonqualified Deferred Compensation.”

Severance Benefits

Our employment agreements with our named executive officers executed during or after fiscal 2011 do not include severance benefits in the event of retirement, a gross-up on any excise tax payments, or any post-employment continuation of personal use of corporate aircraft, automobile benefits or product allowances. More information concerning the material terms of the employment agreements with each of our named executive officers and the amounts payable in the event of a severance or change-in-control event are described under the heading “Potential Payments upon Termination or Change-in-Control.”

Perquisites

We provide our named executive officers with perquisites and other personal benefits that we believe to be reasonable and competitive with those offered by comparable companies to their executive officers. The Committee believes these benefits further our objective of attracting, motivating, and retaining key executive talent and assist executive officers in dedicating the appropriate amount of time and attention to business initiatives. Other than taxes related to certain relocation benefits, our named executive officers pay the personal income taxes that are attributable to the taxable perquisites we provide. We offer the following to our named executive officers:

•	Automobile allowance; parking expenses – We provide an automobile allowance to our named executive officers. Mr. Hackett also receives reimbursement for parking expenses at our office in Chicago, Illinois. We believe these benefits are competitive with benefits provided to executives at comparable companies.

•	Travel services – We offer our named executive officers the personal use of our corporate aircraft when not needed for business purposes and the option of using car/driver services. Although these travel services may provide personal benefits to the executives, we believe these services also enhance the safety and security of our named executive officers and assist them to devote maximum time and attention to our business.

•	Product allowances – We provide product allowances to our named executive officers and believe that the product allowances enhance knowledge and appreciation of our products and serve as an additional tool to facilitate the role of our employees as ambassadors for our brands in both on- and off-premise retail establishments where making a purchase is important for customer relations and with third parties who we desire to sample our products. The current calendar year allowance is $10,000 for our Chairman of the Board and for our President and Chief Executive Officer and $5,000 for our other named executive officers.

•	Expanded annual physical health review on a voluntary basis – We offer our named executive officers an annual comprehensive health physical in order to encourage them to protect their health.

We may provide additional benefits to our named executive officers in special circumstances, such as the payment of cost of living adjustments, tax preparation fees and tax equalization costs in the event of an expatriate assignment, or relocation benefits (including related taxes) in the event of a new hire or transfer. The perquisites and other personal benefits we provided to our named executive officers during fiscal 2017 are further quantified in the footnotes to the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that certain compensation in excess of $1 million per year paid to certain executive officers of a company who are employed at year-end may not be deductible by the company unless the compensation qualifies as performance-based compensation. The Committee recognizes the benefits of structuring executive compensation so that, where appropriate, Section 162(m) does not limit our tax deductions for compensation, and our LTSIP and AMIP have been designed so that the Committee may award performance-based compensation that is not subject to the limits imposed by Section 162(m). Under certain circumstances, the Committee may decide to award executive compensation in an amount and form that is not deductible under Section 162(m).

Cash incentive bonuses under the AMIP for fiscal 2017 were intended to qualify as performance-based compensation under Section 162(m). The maximum amount available to be paid for each named executive officer for fiscal 2017 was equal to 0.50% of fiscal 2017 EBIT for our Chairman and our President and Chief Executive Officer and 0.25% of fiscal 2017 EBIT for each of our other named executive officers. As discussed above, the actual amount of the short-term cash incentive bonuses payable to each named executive officer was determined by the Committee using the formula described above under the subheading “Short-Term Cash Incentive Bonuses.” As discussed above in Proposal 5, we are proposing to replace the cash bonus opportunity for our executive officers under the AMIP with a cash bonus opportunity under our LTSIP.

Compensation Committee Report

The following report shall not be deemed incorporated by reference in any filing under the federal securities laws by virtue of any general incorporation of this Proxy Statement by reference and shall not otherwise be treated as filed under the federal securities laws.

We, the Human Resources Committee of the Board (which committee functions as the compensation committee of the Board), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussions, have recommended to the Board the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference to this Proxy Statement, the Company’s 2017 Form 10-K.

Human Resources Committee:

Jerry Fowden (Chair)

Robert Hanson

Ernesto M. Hernández

Keith E. Wandell

Compensation Tables and Related Information

The following table sets forth the compensation awarded to, earned by or paid to our named executive officers, consisting of our President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers for fiscal 2017 (our fiscal year ended February 28, 2017). These individuals are referred to as “named executive officers.” Where applicable, the following table also sets forth the compensation awarded to, earned by or paid to these named executive officers for fiscal 2016 (our fiscal year ended February 29, 2016) and fiscal 2015 (our fiscal year ended February 28, 2015).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert Sands, President and Chief Executive Officer	2017	1,310,383	2,611,319	2,271,806	2,318,435	1,051,223	9,563,166
	2016	1,278,647	2,566,018	2,216,779	2,431,372	822,411	9,315,227
	2015	1,247,454	2,455,149	2,181,293	1,952,645	731,216	8,567,757
Richard Sands, Chairman of the Board	2017	1,284,849	–	3,319,174	2,273,258	1,100,461	7,977,742
	2016	1,253,707	–	3,238,506	2,383,951	559,374	7,435,538
	2015	1,223,106	–	3,186,668	1,914,532	660,057	6,984,363
David Klein, Executive Vice President and Chief Financial Officer (5)	2017	600,000	814,077	708,031	619,248	268,864	3,010,220
	2016	474,747	638,275	555,372	498,360	48,618	2,215,372
William F. Hackett, Executive Vice President and Chairman, Beer Division	2017	607,046	808,669	703,544	626,520	75,356	2,821,135
	2016	592,268	793,922	686,424	656,956	55,576	2,785,146
	2015	565,366	760,572	675,501	516,233	38,799	2,556,471
F. Paul Hetterich, Executive Vice President and President, Beer Division	2017	600,000	814,077	708,031	619,248	110,367	2,851,723

(1)	These amounts represent the full grant date fair value of awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) granted in each fiscal year noted. For PSUs granted in fiscal 2017, fiscal 2016 and fiscal 2015 having relative total stockholder return (“TSR”) as the performance criterion, the grant date fair value was determined using a Monte Carlo simulation model. Each amount included in this column represents the aggregate amount that we expected to expense for grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values with respect to PSUs may be found in Note 15 of our financial statements in our 2017 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Since the performance criteria underlying the fiscal 2017, fiscal 2016, and fiscal 2015 PSUs (i.e., TSR performance relative to that of companies in the S&P 500 Index) are each considered a market condition as opposed to a performance condition for accounting purposes, the expense associated with those awards is not subject to fluctuation based on the probable outcome, and is therefore reported at maximum value. A more complete description of the fiscal 2017 PSUs can be found in the CD&A under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2017.” See the Grants of Plan-Based Awards in Fiscal 2017 and the Outstanding Equity Awards at February 28, 2017 tables for additional information.

(2)

These amounts represent the full grant date fair value of awards of stock options granted in each fiscal year noted. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. Assumptions used in calculating these values may be found in Note 15 of our financial statements in our 2017 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant dates and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. See the Grants of Plan-Based Awards in Fiscal 2017 and the Outstanding Equity Awards at February 28, 2017 tables below for additional information.

(3)	These amounts reflect cash payments made under our Annual Management Incentive Plan (“AMIP”) in April 2017 for fiscal 2017, in April 2016 for fiscal 2016, and in April 2015 for fiscal 2015. A detailed description of the fiscal 2017 payments can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2017.”

(4)	Because our 401(k) Plan and Profit Sharing Plan and 2005 Supplemental Executive Retirement Plan each operate on a calendar year basis, the amounts set forth below in those columns include for the 2016 calendar year (i) Company contributions under our 401(k) and Profit Sharing Plan (including both Company matching contributions and Company annual profit sharing contributions), and (ii) Company contributions under our 2005 Supplemental Executive Retirement Plan. Contributions under our 401(k) and Profit Sharing Plan and our 2005 Supplemental Executive Retirement Plan are reported in the year in which they are accrued or earned, as opposed to the year in which they are approved or contributed.

Name	Company contributions under the 401(k) and Profit Sharing Plan ($)	Company contributions under the 2005 Supplemental Executive Retirement Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Tax Equalization Payments ($) (b)	Total “All Other Compensation” ($)
Robert Sands	15,900	31,212	1,004,111	—	1,051,223
Richard Sands	15,900	30,449	1,054,112	—	1,100,461
David Klein	15,900	9,880	74,133	168,951	268,864
William F. Hackett	15,900	10,192	49,264	—	75,356
F. Paul Hetterich	15,900	9,869	84,598	—	110,367

(a)	The perquisites and other personal benefits provided to our named executive officers in fiscal 2017 included personal use of our corporate aircraft, automobile allowances, car/driver services, parking expenses, product allowances, physical health review, and tax preparation expenses. We did not provide a tax gross-up to any named executive officer. The aggregate incremental cost to us for each named executive officer’s personal use of corporate aircraft is as follows: Mr. Robert Sands – $916,878; Mr. Richard Sands – $1,041,958; Mr. Klein – $55,562; Mr. Hackett – $31,304; and Mr. Hetterich – $70,260.

Values noted above for the personal use of our corporate aircraft represent the aggregate incremental cost to us for such use. The aggregate incremental cost of personal use of the corporate aircraft includes (i) the cost of fuel (using aircraft-specific average consumption rates per hour and aircraft-specific average fuel costs), (ii) ordinary aircraft maintenance (using aircraft-specific average maintenance costs per hour), and (iii) specific trip-related expenses, including crew hotel and meals, on-board catering, trip-related landing fees, hangar and parking costs, and similar costs. Since our aircraft are used primarily for business travel, the methodology excludes fixed, capital, and similar costs. In instances where family members or guests fly on our aircraft as additional passengers on business flights with an executive, the aggregate incremental cost to us is de minimis in amount, and no amount is reflected in the table for these additional passengers.

(b)	Mr. Klein was Chief Financial Officer of Constellation Europe from March 2007 until April 2009. In connection with such expatriate assignment, we equalize Mr. Klein’s net tax position for differences between taxes in the United States and the United Kingdom. The amount shown for Mr. Klein as a tax equalization payment represents expatriate tax equalization payments during fiscal 2017 from trailing income (e.g., the exercise of previously granted stock options) related to his assignment to the United Kingdom prior to becoming our Chief Financial Officer.

(5)	Mr. Klein became our Executive Vice President and Chief Financial Officer effective June 12, 2015.

Grants of Plan-Based Awards in Fiscal 2017

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)
Robert Sands	Cash	NA	393,115	1,572,460	3,144,919
	PSU	4/25/16				1,811	7,243	14,486				1,475,327
	RSU	4/25/16							7,243			1,135,992
	Stock Option	4/25/16								54,168	156.84	2,271,806
Richard Sands	Cash	NA	385,455	1,541,819	3,083,638
	Stock Option	4/25/16								79,141	156.84	3,319,174
David Klein	Cash	NA	105,000	420,000	840,000
	PSU	4/25/16				565	2,258	4,516				459,932
	RSU	4/25/16							2,258			354,145
	Stock Option	4/25/16								16,882	156.84	708,031
William F. Hackett	Cash	NA	106,233	424,932	849,864
	PSU	4/25/16				561	2,243	4,486				456,877
	RSU	4/25/16							2,243			351,792
	Stock Option	4/25/16								16,775	156.84	703,544
F. Paul Hetterich	Cash	NA	105,000	420,000	840,000
	PSU	4/25/16				565	2,258	4,516				459,932
	RSU	4/25/16							2,258			354,145
	Stock Option	4/25/16								16,882	156.84	708,031

(1)	The amounts shown in these columns reflect the short-term cash incentive bonuses that potentially could have been earned during fiscal year 2017 based upon the achievement of Company performance goals under our AMIP. The actual award paid to each named executive officer under the AMIP for fiscal 2017 is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. More information regarding short-term cash incentive bonuses under our AMIP can be found in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2017.”

(2)	These amounts represent the number of shares of Class A Stock that may be issued to the named executive officers pursuant to the terms of PSU awards granted under our Long-Term Stock Incentive Plan (“LTSIP”). The PSU awards granted on April 25, 2016 provide for a range of potential payouts (based on our TSR performance relative to that of companies in the S&P 500 Index) and for settlement in shares of Class A Stock. The terms of the fiscal 2017 PSU awards are further described in the CD&A under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2017” and in the Outstanding Equity Awards at February 28, 2017 table. These PSUs are generally scheduled to vest, if at all, on May 1, 2019 based on the level of achievement for the performance criteria associated with these awards.

(3)	These amounts represent the number of RSUs granted to the named executive officers under our LTSIP. Any payouts associated with the vesting of these awards will be made in shares of Class A Stock. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2017” and in the Outstanding Equity Awards at February 28, 2017 table. These RSUs generally are scheduled to vest at 25% of the award per year at each of the first four annual anniversaries of May 1, 2016.

(4)

These amounts represent the number of options to purchase shares of Class 1 Stock granted to the named executive officer under our LTSIP. These stock options are scheduled to vest and become exercisable at 25% of the award per year at each of the first four annual anniversaries of the grant date. Further information concerning these awards can be found in the CD&A under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2017” and in the Outstanding Equity Awards at February 28, 2017 table. No trading market exists for Class 1 Stock. Class 1 Stock may be converted into shares of Class A Stock on a one-for-one basis, provided such conversion is permitted only if the holder immediately sells the Class A Stock. Under the LTSIP, the fair market value of a share of Class 1 Stock is equal to the fair market value of a share of Class A Stock unless the Human Resources Committee of the Board determines otherwise.

(5)	The exercise price of these stock options, which relate to Class 1 Stock (for which there is no public trading market), is the NYSE closing price of a share of Class A Stock on the grant date.

(6)	These amounts represent the full grant date fair value of the PSUs, RSUs, and stock options, respectively, granted in fiscal 2017. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB ASC Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations.

Employment Agreements

We entered into employment agreements with Mr. Robert Sands, Mr. Richard Sands, and Mr. Hetterich in May 2008. In June 2013, the Company (and its indirect wholly-owned subsidiary, Crown Imports LLC) entered into an executive employment agreement with Mr. Hackett in connection with his appointment as an officer of the Company at that time. The Company entered into an executive employment agreement with Mr. Klein in connection with his promotion to Executive Vice President and Chief Financial Officer in June 2015.

The term of the agreements with each of our named executive officers expires at the end of our fiscal year, at which time they each automatically renew for an additional one year period. Each agreement will continue to renew for successive one year periods unless we provide at least 180 days’ notice of a decision not to renew such agreement. These agreements provide for an initial minimum annual base salary level for each executive, which may be adjusted upward by the Human Resources Committee. The actual fiscal 2017 base salaries for the named executive officers are set forth above in the Summary Compensation Table. The employment agreements do not provide for any specific perquisites or other personal benefits for the named executive officers during their terms of employment.

Outstanding Equity Awards at February 28, 2017

The following table presents information concerning outstanding stock option, restricted stock, RSU, and PSU awards to each of the named executive officers as of February 28, 2017.

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Robert Sands	4/6/2009	SO	698,190		11.85	4/6/2019
	4/5/2010	SO	330,330		16.67	4/5/2020
	4/5/2011	SO	274,000		20.60	4/5/2021
	4/3/2012	SO	212,380		24.50	4/3/2022
	4/26/2013	SO	85,920	28,640	47.79	4/26/2023
	4/26/2013	RSU					5,487	871,390
	4/28/2014	SO	36,006	36,004	79.61	4/28/2024
	4/28/2014	RSU					6,794	1,078,955
	4/28/2014	PSU					27,180	4,316,456
	4/28/2015	SO	16,115	48,345	117.12	4/28/2025
	4/28/2015	RSU					7,102	1,127,869
	4/28/2015	PSU							18,940	3,007,861
	4/25/2016	SO		54,168	156.84	4/25/2026
	4/25/2016	RSU					7,243	1,150,261
	4/25/2016	PSU							7,243	1,150,261
Richard Sands	4/6/2009	SO	719,200		11.85	4/6/2019
	4/5/2010	SO	538,520		16.67	4/5/2020
	4/5/2011	SO	435,780		20.60	4/5/2021
	4/3/2012	SO	357,030		24.50	4/3/2022
	4/26/2013	SO	125,528	41,842	47.79	4/26/2023
	4/28/2014	SO	52,600	52,600	79.61	4/28/2024
	4/28/2015	SO	23,543	70,627	117.12	4/28/2025
	4/25/2016	SO		79,141	156.84	4/25/2026

			Option Awards (1)				Stock Awards (2)
Name	Grant Date	Grant Type	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date (4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
David Klein	4/1/2008	SO	14,350		19.12	4/1/2018
	4/6/2009	SO	22,900		11.85	4/6/2019
	4/5/2010	SO	25,980		16.67	4/5/2020
	4/5/2011	SO	21,760		20.60	4/5/2021
	4/3/2012	SO	11,640		24.50	4/3/2022
	4/26/2013	SO	6,600	2,200	47.79	4/26/2023
	4/26/2013	RSU					397	63,048
	4/28/2014	SO	3,276	3,274	79.61	4/28/2024
	4/28/2014	RSU					544	86,393
	4/28/2014	PSU					2,180	346,206
	6/30/2014	RSU					3,980	632,064
	4/28/2015	SO	1,625	4,875	117.12	4/28/2025
	4/28/2015	RSU					615	97,668
	4/28/2015	PSU							1,640	260,448
	6/29/2015	SO	2,753	8,257	115.60	6/29/2025
	6/29/2015	RSU					1,192	189,302
	6/29/2015	PSU							3,180	505,016
	4/25/2016	SO		16,882	156.84	4/25/2026
	4/25/2016	RSU					2,258	358,593
	4/25/2016	PSU							2,258	358,593
William F. Hackett	6/7/2013	SO	25,710	8,570	53.34	6/7/2023
	6/7/2013	RSU					1,570	249,332
	4/28/2014	SO	11,150	11,150	79.61	4/28/2024
	4/28/2014	RSU					2,104	334,136
	4/28/2014	PSU					8,420	1,337,180
	4/28/2015	SO	4,990	14,970	117.12	4/28/2025
	4/28/2015	RSU					2,197	348,906
	4/28/2015	PSU							5,860	930,627
	4/25/2016	SO		16,775	156.84	4/25/2026
	4/25/2016	RSU					2,243	356,211
	4/25/2016	PSU							2,243	356,211
F. Paul Hetterich	4/3/2012	SO	65,280		24.50	4/3/2022
	4/26/2013	SO	23,438	7,812	47.79	4/26/2023
	4/26/2013	RSU					1,497	237,739
	4/28/2014	SO	9,820	9,820	79.61	4/28/2024
	4/28/2014	RSU					1,854	294,434
	4/28/2014	PSU					7,420	1,178,370
	4/28/2015	SO	4,398	13,192	117.12	4/28/2025
	4/28/2015	RSU					1,942	308,409
	4/28/2015	PSU							5,180	822,636
	4/25/2016	SO		16,882	156.84	4/25/2026
	4/25/2016	RSU					2,258	358,593
	4/25/2016	PSU							2,258	358,593

(1)	Stock options relate to Class 1 Stock, which upon exercise are convertible to Class A Stock. The vesting schedule for all stock option awards set forth in the table is 25% of the award per year at each of the first four annual anniversaries of the grant date. In addition, all such stock options would vest upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

(2)	Unvested RSU awards, and PSU awards whose performance periods have been completed (but whose related service vesting periods extend beyond the end of fiscal 2017) are reflected in the first two columns of this section, while PSUs with performance periods extending beyond the end of fiscal 2017 are reflected in the final two columns.

(3)	The exercise price of a stock option is the NYSE closing price for a share of Class A Stock on the grant date.

(4)	All stock option awards set forth in the table were granted with ten-year terms.

(5)	Except as noted below, the vesting schedule for RSU awards is 25% of the award per year at each of the first four annual anniversaries of May 1 of the year of grant. The June 30, 2014 grant to Mr. Klein fully vested on May 1, 2017. In addition, all restricted stock and RSU awards would vest upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

The vesting of the April 28, 2014 PSU awards is based on our fiscal 2015-2017 TSR performance as compared to companies in the S&P 500 Index. In April 2017, the Human Resources Committee of the Board certified that the fiscal 2015-2017 performance equated to the maximum level of achievement, and the number of units associated with this performance level is included in this column. These PSU awards required continued service through May 1, 2017 and were paid out to each named executive officer on or immediately after such date. Therefore, those awards are reflected in the table as they had not vested as of the end of fiscal 2017.

(6)	These amounts are based on the February 28, 2017 NYSE closing price of $158.81 for a share of Class A Stock.

(7)	The vesting of the April 28, 2015 PSU awards is based on our fiscal 2016-2018 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2016-2017 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2018 service vesting date), any actual payout of shares may be less than the amount reflected.

The vesting of the June 29, 2015 PSU award is based on TSR performance during June 1, 2015 through February 28,2018 as compared to companies in the S&P 500 Index. Based on TSR performance through fiscal 2017 as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the maximum level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2018 service vesting date), any actual payout of shares may be less than the amount reflected.

The vesting of the April 25, 2016 PSU awards is based on our fiscal 2017-2019 TSR performance as compared to companies in the S&P 500 Index. Based on our fiscal 2017 TSR performance as compared to companies in the S&P 500 Index, the amounts set forth in this column assume a payout at the target level for these awards. As the actual payout, if any, for these PSUs will be determined based on our TSR performance as compared to companies in the S&P 500 Index during the entire performance period (and whether the named executive officer remains employed with us until the May 1, 2019 service vesting date), any actual payout of shares may be less than the amount reflected.

In addition, all PSU awards would either vest at the target level or on a pro-rated basis upon the occurrence of certain events, as set forth under the heading “Termination or Change-in-Control” and subheading “Equity Awards.”

Further information concerning the fiscal 2017 awards can be found in the CD&A under the heading “Long-Term Equity-Based Incentive Awards” and subheading “Named Executive Officer Awards – Fiscal 2017” and in the Grants of Plan-Based Awards in Fiscal 2017 table.

Option Exercises and Stock Vested in Fiscal 2017

The following table presents information concerning stock option exercises and shares of stock acquired upon vesting of RSU or PSU awards by each of the named executive officers in fiscal 2017:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Sands	—	—	106,575	16,931,746
Richard Sands	—	—	—	—
David Klein	14,300	2,080,619	11,430	1,828,935
William F. Hackett	—	—	53,416	8,337,010
F. Paul Hetterich	—	—	56,950	9,182,342

(1)	These amounts reflect the aggregate of the differences between the exercise price of the stock option and the market price of a share of Class A Stock at the time of exercise for each stock option exercise by a named executive officer in fiscal 2017.

(2)	These amounts reflect the value realized from the vesting of RSU and PSU awards on the vesting date, the value of which were based on the NYSE closing price for a share of Class A Stock on that date, plus accrued dividend equivalents paid out at the time of vesting.

Pension Benefits

We do not maintain any tax-qualified pension plans or nonqualified or supplemental defined benefit plans. We maintain the Constellation Brands, Inc. 401(k) and Profit Sharing Plan, a tax qualified, defined contribution plan described in the CD&A under the heading “Perquisites and Other Benefits” and the subheading “Savings Plans and Health and Welfare Benefits.”

Nonqualified Deferred Compensation

In addition to our 401(k) and Profit Sharing Plan, certain employees, including each of the named executive officers, are also eligible to participate in our 2005 Supplemental Executive Retirement Plan, which is a nonqualified deferred compensation plan. The 2005 Supplemental Executive Retirement Plan and its predecessor plan, the Supplemental Executive Retirement Plan (in which employees, including named executive officers, may have balances but to which no further contributions will be made), are designed to provide participants with the benefit of our annual profit sharing contributions and, if applicable, supplemental profit sharing contributions that could not be made to their accounts under the 401(k) and Profit Sharing Plan due to Internal Revenue Code limitations. The 2005 Supplemental Executive Retirement Plan is also designed to satisfy Section 409A of the Internal Revenue Code.

Participants may direct the investment of their accounts under our plans into investment options that are similar to those offered under our 401(k) and Profit Sharing Plan. Contributions to the 2005 Supplemental Executive Retirement Plan currently vest consistently with the vesting of our annual profit sharing contributions under the 401(k) and Profit Sharing Plan. Accounts are distributed in a single lump sum upon a separation from service and in accordance with Section 409A.

The Company contributes to the 2005 Supplemental Executive Retirement Plan on behalf of each eligible participant, including the named executive officers, a sum equal to the amount of the annual profit sharing contribution, if any, that a participant would have otherwise received under the 401(k) and Profit Sharing Plan on the portion of his or her salary that exceeded the applicable Internal Revenue Code limits. Named executive officers do not make contributions under the 2005 Supplemental Executive Retirement Plan. See the following table for additional information.

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert Sands	31,213	259,456	—	1,389,331
Richard Sands	30,450	385,533	—	1,687,974
David Klein	9,880	1,063	—	13,850
William F. Hackett	10,192	28,747	—	171,441
F. Paul Hetterich	9,869	31,112	—	222,970

(1)	Because the 2005 Supplemental Executive Retirement Plan operates on a calendar year basis, these amounts reflect our contributions credited to the account of each named executive officer for the 2016 calendar year, regardless of whether such amounts were contributed during or after fiscal 2017. All of these amounts are reflected in the Summary Compensation Table.

(2)	These amounts represent the aggregate earnings during fiscal 2017 on the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. None of these amounts are reflected in the Summary Compensation Table.

(3)	These amounts represent the fiscal 2017 year-end aggregate balance of the accounts held for each named executive officer under the 2005 Supplemental Executive Retirement Plan and, if applicable, its predecessor plan. The following portions of these amounts were reflected in our Summary Compensation Tables for years prior to fiscal 2017: Mr. Robert Sands – $591,852; Mr. Richard Sands – $690,138; Mr. Klein – $5,216; Mr. Hackett – $28,215; and Mr. Hetterich – $7,150.

Potential Payments upon Termination or Change-in-Control

The employment agreements with our named executive officers in effect as of the end of fiscal 2017 provide the following severance payments and benefits in the event an executive’s employment terminates upon the expiration of the employment agreement or if the executive’s employment (i) for Mr. Robert Sands, Mr. Richard Sands, and Mr. Hetterich, terminates during the term of the agreement due to death, disability (which requires the executive to be unable to perform his duties for six months as determined by the Board), or retirement (which requires an executive to be at least 60 years of age and have 10 years of service), (ii) is terminated by the executive for “good reason,” or (iii) is terminated by us for any reason other than “for cause” (each, a “qualifying termination”):

•	in the case of Mr. Robert Sands and Mr. Richard Sands, three (3) times base salary and three (3) times the average annual bonus paid to the executive over the prior three (3) fiscal years; and in the case of all other named executive officers, two (2) times base salary and two (2) times the average annual bonus paid to the executive over the prior three (3) fiscal years;

•	payments equal to the total monthly cost of the executive’s medical and dental coverage in effect at the time of termination extending for 36 months in the case of Mr. Robert Sands and Mr. Richard Sands and 24 months in the case of the other named executive officers;

•	in the case of all named executive officers, outplacement services for a period of up to 18 months;

•	in the case of Mr. Robert Sands and Mr. Richard Sands, continued personal use of our corporate aircraft, when not needed for business purposes, at comparable levels to that provided over the three-year period prior to termination and continued participation in our annual product allowance program, each for a period of three (3) years following termination;

•	in the case of Mr. Hetterich, automobile allowance payments and continued participation in our annual product allowance program, each for a period of two (2) years following termination; and

•	following a change in control of the Company, in the case of Mr. Robert Sands, Mr. Richard Sands, and Mr. Hetterich, payment of any excise taxes, penalties or interest attributed to payments related to a change-in-control under Sections 280G and 4999 of the Internal Revenue Code on a grossed-up basis.

An estimate of these severance payments and benefits upon a qualifying termination as of the end of fiscal 2017 is set forth under the subheading “Severance Benefits.”

Each of our named executive officers’ agreements defines a “for cause termination” to mean that we terminate the executive for (i) any intentional, non-incidental misappropriation of our funds or property; (ii) unreasonable (and persistent) neglect or refusal to perform his duties (and which is not remedied within 30 days after written notice); (iii) the material breach of any restrictive covenant, or divulging our confidential information or trade secrets or using such information in connection with any outside business activity; or (iv) a conviction of a felony.

The agreements for Messrs. Klein and Hackett define a “good reason termination” as the executive’s ability to terminate his employment for the occurrence of any of the following events without his consent: (i) a material reduction of the executive’s employment band or his duties and responsibilities; (ii) a material reduction of the executive’s base salary; or, (iii) a material breach of the executive’s employment agreement by us. Under the agreements for Mr. Robert Sands, Mr. Richard Sands, and Mr. Hetterich, a “good reason termination” includes the above events, and additionally, an action by us to move their principal workplace to a location more than 30 miles from our headquarters or an immaterial reduction of the executive’s base salary.

In order to receive these benefits, a terminating executive must execute a release in favor of us and agree not to compete with us without our consent for a period of three years in the case of Mr. Robert Sands and Mr. Richard Sands or two years in the case of each of the other executives. The agreements also prohibit the executives, for a period of 18 months after termination in the case of Mr. Robert Sands or Mr. Richard Sands, and for a period of 12 months after termination in the case of the other executives, from seeking to induce our employees to leave their employment with us. Finally, the agreements provide the executives with certain indemnification rights and prohibit the executives, whether during or after employment, from divulging our confidential information or trade secrets or using such information in connection with any outside business activity.

Termination or Change-in-Control

The following information describes and quantifies certain compensation and benefits for our named executive officers that would have become payable if a named executive officer’s employment had terminated on February 28, 2017, based on the terms and conditions of our agreements, plans, and arrangements in effect on such date. These benefits are in addition to the benefits generally available to salaried employees in the U.S., such as our 401(k) and Profit Sharing Plan, 1989 Employee Stock Purchase Plan, life and disability insurance programs, and medical, dental, and vision benefits.

Many factors can affect the nature and amount of the compensation and benefits that a named executive officer may receive upon a termination of employment. Factors that could affect these amounts include the nature of or basis for such termination, the timing during the year of any such event, whether and when a named executive officer decides to exercise stock options and our stock price on that date, that named executive officer’s age and years of service, and the exercise of discretion by the Board or the Human Resources Committee of the Board regarding the payment of compensation and benefits. As of February 28, 2017, Mr. Richard Sands and Mr. Hackett were the only named executive officers eligible for retirement, in the case of Mr. Richard Sands, under the terms of his employment agreement and the LTSIP, and in the case of Mr. Hackett, under the terms of the LTSIP.

Severance Benefits. The following table presents information concerning the severance payments each named executive officer would have received if that executive had qualified for benefits under his respective employment agreement in connection with a qualifying termination as of February 28, 2017.

Severance Benefits as of February 28, 2017

Name	Severance Pay ($)(1)	Medical and Dental ($)(2)	Aircraft /Auto ($)(3)	Product Allowance ($)(4)	Outplacement Services and Relocation Services ($)(5)	Estimated Excise Tax Gross-Ups ($)(6)	Total ($)
Robert Sands	10,660,352	39,801	2,265,994	30,000	14,000	—	13,010,147
Richard Sands	10,452,541	38,460	2,132,742	30,000	14,000	—	12,667,743
David Klein	2,111,561	—	NA	NA	14,000	NA	2,125,561
William F. Hackett	2,422,206	34,963	NA	NA	14,000	NA	2,471,169
F. Paul Hetterich	2,312,475	19,812	19,200	10,000	14,000	–	2,375,487

NA = Not Applicable

(1)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent (i) three times the base salary in effect on February 28, 2017 and (ii) three times the average annual bonus paid for the three most recently completed fiscal years (including fiscal 2017). For the other named executive officers, these amounts represent (i) two times the base salary in effect on February 28, 2017 and (ii) two times the average annual bonus paid for the three most recently completed fiscal years (including fiscal 2017).

(2)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the total cost of the executive’s medical and dental coverage in effect on February 28, 2018 for a period of 36 months. For the other named executive officers, these amounts represent the total cost of the executive’s medical and dental coverage in effect on February 28, 2017 for a period of 24 months.

(3)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the estimated aggregate incremental cost of continued personal use of our aircraft for three years (when not needed by us for business purposes) at comparable levels to that provided during the three most recently completed fiscal years (including fiscal 2017). For Mr. Hetterich, this amount represents the estimated aggregate incremental cost of continued participation in our automobile allowance program for 24 months.

(4)	For Mr. Robert Sands and Mr. Richard Sands, these amounts represent the maximum value of continued participation in our annual product allowance program as in effect on February 28, 2017 for a period of three years. For Mr. Hetterich, this amount represents the maximum value of continued participation in our annual product allowance program as in effect on February 28, 2017 for a period of two years.

(5)	We have estimated the cost of providing each named executive officer with 18 months of outplacement services at $14,000.

(6)	We do not believe any excise tax gross-up payments would have been incurred due to a termination of the employment of any named executive officer on February 28, 2017 in connection with a change-in-control. Pursuant to the terms of their employment agreements, Messrs. Klein and Hackett are not eligible for an excise tax gross-up payment under such circumstances. Instead, their employment agreements each provide for a “best net” approach under which the severance payment is either reduced to an amount $1 below that which would subject him to the excise tax or, if it would provide a greater net payment to him after his payment of any excise tax, paid in full without any gross-up payment from us.

These payments would be made pursuant to the terms of the employment agreements and in accordance with Section 409A of the Internal Revenue Code. Generally, severance pay and six months’ worth of medical and dental payments would be paid on the first business day of the seventh month following the officer’s separation from service with monthly medical and dental payments continuing thereafter until fully paid.

Equity Awards. The unvested equity awards held by each of the named executive officers are described above in the Outstanding Equity Awards at February 28, 2017 table. We made each of those awards pursuant to our LTSIP. The following chart summarizes the various vesting provisions in our outstanding awards under this plan that were not fully vested as of February 28, 2017:

Potential Equity Vesting Triggers
Equity Type (Grant Year)	Change-in- Control (1)	Death or Disability (1)	Retirement (1)	For Cause Termination (1)	Other Voluntary or Involuntary Termination

Stock Options (pre-fiscal 2015)	Yes	Yes(2)	Yes(2)	No	No

Stock Options (fiscals 2015-2017)	Yes	Yes(3)	Yes(4)	No	No

RSUs (fiscal 2014)	Yes	Yes	No	No	No

RSUs (fiscals 2015-2017)	Yes	Yes	Yes(5)	No	No

PSUs (pre-fiscal 2015)	Yes(6)	Yes(6)	No	No	No

PSUs (fiscals 2015-2017)	Yes(6)	Yes(6)	Yes(7)	No	No

(1)	As defined in the LTSIP and the applicable award agreements issued thereunder.
(2)	Vest at 100% with an exercise period of one year (or, if earlier, until the stock option expiration date).
(3)	Vest at 100% with an exercise period of three years (or, if earlier, until the stock option expiration date).

(4)	Vest at 100% upon continuous service through the first November 1 following the grant date, with an exercise period of three years (or, if earlier, until the stock option expiration date).
(5)	Vest at 100% upon continuous service through the first November 1 following the grant date.
(6)	Vest at target level.
(7)	Vesting at the end of the awards’ performance period based upon the Company’s actual performance during the full performance period and pro-rated for the portion of the performance period during which the executive officer served prior to retirement; and vesting is dependent upon continuous employment until November 1 in the year of grant.

As of February 28, 2017, Mr. Richard Sands and Mr. Hackett would have been eligible for the retirement treatment set forth above.

In the event of a termination event that resulted in accelerated vesting of outstanding equity awards (as set forth above), the values of (i) unvested in-the-money stock options, (ii) unvested RSUs, and (iii) the target amount of unvested PSUs, in each case, held by each of the named executive officers as of February 28, 2017 (based on the NYSE closing price of $158.81 for a share of Class A Stock on such date) were as follows:

Name	Unvested In-the-Money Stock Options ($)	Unvested RSUs ($)	Unvested PSUs at Target ($)
Robert Sands	8,153,344	4,228,475	4,812,419
Richard Sands	11,911,566	—	—
David Klein	1,096,826	1,427,067	914,428
William F. Hackett	2,444,104	1,288,584	1,490,114
F. Paul Hetterich	2,228,264	1,199,174	1,359,096

Annual Management Incentive Plan Payments. Our AMIP is described in the CD&A under the heading “Short-Term Cash Incentive Bonuses” and subheading “Annual Management Incentive Plan – Fiscal 2017.” The fiscal 2017 award program adopted under the plan provided that in the event a named executive officer’s employment terminated for any reason prior to the end of the fiscal year the executive would forfeit all rights to an award under the plan for that year. However, since February 28, 2017 was the end of our fiscal year, a named executive officer whose employment terminated for any reason as of that date would receive an annual payment for fiscal 2017 as determined in accordance with the plan. Actual payouts under the plan to the named executive officers for fiscal 2017 are set forth above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Supplemental Executive Retirement Plans. Our supplemental executive retirement plans are described under the heading “Nonqualified Deferred Compensation.” In the event of any termination of employment as of February 28, 2017, each named executive officer (or, in the case of death, the named executive officer’s beneficiary) would be entitled to receive the value of his respective vested plan account balance set forth in the table under the heading “Nonqualified Deferred Compensation.” The plans require distributions of vested benefits to the named executive officers be made by lump sum. Payments under the Supplemental Executive Retirement Plan would be made after the termination event, while payments under the 2005 Supplemental Executive Retirement Plan would be made in compliance with Section 409A of the Internal Revenue Code, usually six months after termination. In the event of a change-in-control (as defined by the plans), the plans would automatically terminate, all participant accounts would vest, and we would make lump sum payments of account balances to participants.

HOUSEHOLDING OF PROXY MATERIALS

We and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Constellation Brands, Inc., Attn: Investor Relations, 207 High Point Drive, Building 100, Victor, New York 14564 or by telephone at 888-922-2150.

AVAILABLE INFORMATION; WEBSITE MATERIALS

This Proxy Statement and 2017 Annual Report are available on our website at www.cbrands.com/investors.

Our Code of Business Conduct and Ethics, Global Code of Responsible Practices for Beverage Alcohol Advertising and Marketing, Chief Executive Officer and Senior Financial Executive Code of Ethics, policy regarding Communications from Stockholders or Other Interested Parties, Board of Directors’ Corporate Governance Guidelines, and the charters of the Audit Committee, the Corporate Governance Committee and the Human Resources Committee are available on our website at www.cbrands.com/investors/corporate-governance and are also available in print to any stockholder who requests them. Such requests should be directed to the attention of the Company’s Investor Relations Department, Constellation Brands, Inc., 207 High Point Drive, Building 100, Victor, New York 14564. Additionally, any amendments to, and waivers granted to our directors and executive officers under, our codes of ethics referred to above will be posted in this area of our website.

Throughout this Proxy Statement, we refer to materials that are available on our website. Such materials are not made a part of this Proxy Statement and are not incorporated by reference.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter at the Meeting other than those specifically referred to in this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

May 25, 2017

Appendix 1

CONSTELLATION BRANDS, INC.

LONG TERM-STOCK INCENTIVE PLAN

Amended and Restated as of July 18, 2017

This Long-Term Stock Incentive Plan (amended and restated as of July 18, 2017) is adopted by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc., acting in its capacity as the Committee under the Plan, subject to the approval of the stockholders of the Company. The Plan amends and restates in its entirety the Constellation Brands, Inc. Long-Term Stock Incentive Plan (amended and restated as of July 27, 2012), as amended, and applies to Awards made on or after July 18, 2017. This amendment and restatement of the Plan shall become effective upon being approved by the Company’s stockholders (the “Effective Date”). Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. Grants of Awards made under the Plan prior to July 18, 2017 shall be governed by the terms of the Plan in effect as of the date of the Award. Certain capitalized terms used in the Plan are defined in Annex A.

1. PURPOSE

The Plan is designed to assist the Company in attracting and retaining Employees, Non-Employee Directors and Consultants and to provide them additional incentives consistent with the long-term success of the Company’s business.

2. ADMINISTRATION

The Plan shall be administered by the Committee; provided however that the full Board may, in its sole discretion, act at any time as the Committee, and shall do so with respect to grants of Awards to Non-Employee Directors. The Committee may take action (including through use of subcommittees) in any manner permitted under its charter, as in effect from time to time. Any action taken by the Committee with respect to the Plan or of any Award Agreement shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, permitted transferees under Section 13 of the Plan or other persons claiming rights from or through a Participant, and stockholders.

The Committee shall have final discretion, responsibility and authority to: (a) select Eligible Persons to become Participants; (b) grant Awards; (c) determine at the type, number, and other terms and conditions of, and all other matters relating to, Awards; (d) prescribe the form of the Award Agreement representing such Award (which need not be identical for each Participant); (e) amend Award Agreements or accelerate the vesting of Awards; (f) make any amendments to Award Agreements or the Awards which may, without limitation, include any acceleration of vesting or exercisability, waiver of any condition or requirement or taking of other action consistent with the purposes of the Plan; (g) interpret and construe the Plan and Awards and correct defects, supply omissions or reconcile inconsistencies therein; (h) make and amend rules and regulations relating to the Plan and Awards; and (i) provide for forfeiture of outstanding Awards and recapture of realized gains and other realized value in such events as determined by the Committee; and (j) make all other determinations as the Committee may deem necessary or advisable for the administration of the Plan and Awards. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

Except as specifically provided to the contrary in the Plan, the Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under Applicable Laws. The Committee may appoint agents to assist it in administering the Plan.

The Committee, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Executive Officer, other officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee, and any officer or Employee acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

No outstanding Award may be exercised and no payment shall be made pursuant to an Award if the Participant to whom the Award is granted (x) is, or at any time after the Grant Date has been, in competition with the Company or its Related Entities or (y) has been terminated by the Company for Cause. The Committee shall determine, in its discretion, whether a Participant’s actions constitute competition with the Company or its Related Entities.

3. ELIGIBILITY

The Committee may in its discretion grant Awards to any Eligible Person, including an Employee, Consultant, or Non-Employee Director; provided, however, that only an Employee (including any officer) of the Company or any Subsidiary may receive an Incentive Stock Option and only a Covered Employee may receive a Cash Incentive Award under the Plan. In addition, current or former employees or non-employee directors of, or consultants to, of an acquired entity are eligible to receive Substitute Awards under the Plan.

4. SHARES AVAILABLE; TYPES OF AWARDS

(a) Share Reserve. Awards may be granted under the Plan with respect to Class A Stock or Class 1 Stock. Subject to adjustment as provided in Section 16 below, the aggregate number of Shares reserved and available for delivery with respect to which Awards may be granted under the Plan is one-hundred and eight million (108,000,000) Shares (the “Share Reserve”). Subject to such aggregate limit, Awards may be granted in any combination of Shares of Class A Stock or Class 1 Stock. Shares subject to Awards may be authorized and unissued Shares or authorized and issued Shares held in the Company’s treasury or acquired by the Company through repurchases in the open market or in privately negotiated transactions from third parties. The Committee may direct that any stock certificate evidencing Shares issued under the Plan must bear a legend setting forth such restrictions on transferability as may apply to the Shares. Subject to adjustment as provided in Section 16 below, the number of Shares that may be issued pursuant to Incentive Stock Options shall be one-hundred and eight million (108,000,000) Shares.

(b) Share Reserve Accounting. The following Shares related to Awards under the Plan may again be available for issuance under the Plan, in addition to the Shares described in Section 4(a) above: (i) Shares related to Awards paid in cash; (ii) Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares; and (iii) any Shares of Restricted Stock that are returned to the Company upon a Participant’s termination of employment. Shares that are used to pay the exercise price of a Stock Option and Shares withheld to satisfy tax withholding obligations with respect to an Award will not be available for further grants of Awards under the Plan. Dividend equivalents payable in cash will not be counted against the Shares available for issuance under the Plan. All Shares covered by a SAR, to the extent it is exercised and settled in Shares, will be considered issued or transferred under the Plan. Substitute Awards shall not be counted against the Shares available for granting Awards under the Plan to the maximum extent permitted by Applicable Laws.

(c) Types of Awards. The Committee may make Awards from time to time in any one or more of the following types singly or in tandem: Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Units, Other Stock-Based Awards or Cash Incentive Awards.

(d) Individual Limits. Subject to adjustment as provided in Section 16 below, in each fiscal year that ends on or after the Effective Date:

(i) an Eligible Person may not be granted Stock Options and/or SARs relating to more than 1,000,000 Shares;

(ii) an Eligible Person may not be granted Restricted Stock, Restricted Stock Units and/or Performance Shares relating to more than 1,000,000 Shares; and

(iii) the maximum amount that may be earned by an Executive Officer under Cash Incentive Award opportunities granted in that year shall not exceed $10,000,000.

(e) Non-Employee Director Compensation Limit. In addition to any other limitation set forth in this Section 4, in any fiscal year that ends on or after the Effective Date, no Non-Employee Director will be granted cash compensation and equity compensation (under the Plan or any other plan, program or policy of the Company) that, in the aggregate, exceeds $750,000 for such fiscal year. With respect to Awards granted during a fiscal year, the amount to be applied against this limit shall be the Grant Date fair value, as determined by the Company for financial reporting purposes, for such awards. Cash compensation for purposes of this limitation means meeting fees and retainers, even if electively deferred, but shall not include expense reimbursements related to service as a director, allowances for use of company products and charitable matching contributions. For the avoidance of doubt, in a fiscal year in which a Non-Employee Director serves the Company in another capacity (including as an interim officer), the Non-Employee Director Compensation Limit shall not apply to compensatory equity awards granted by the Board to such director in respect of such service as an Employee or consultant.

5. STOCK OPTIONS

The Committee may grant Stock Options to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement. Such terms, conditions and provisions include the following:

(a) Identification of Stock Option. Each Stock Option shall be designated in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such designation, a Stock Option will be deemed to be a Non-Qualified Stock Option.

(b) Number of Shares and Class of Common Stock. Each Award Agreement for a Stock Option shall specify the number of Shares and class of Common Stock, Class A Stock or Class 1 Stock, to which it pertains.

(c) Exercise Price. The exercise price of a Stock Option shall not be less than the Fair Market Value of a Share to which the Stock Option relates on the Grant Date; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time of the grant of such Stock Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the exercise price per share shall not be less than 110% of the Fair Market Value per share on the Grant Date and provided, further, that a Stock Option may be granted as a Substitute Award with an exercise price that is lower than the Fair Market Value of a Share to which such Stock Option relates if it is granted pursuant to an assumption or substitution for another option in a manner satisfying the applicable provisions of Section 424(a) and Section 409A of the Code.

(d) Duration of Option. The duration of each Stock Option shall not extend later than ten years after the Grant Date. Stock Options must be exercised on or before 5:00 p.m. Eastern Time on their expiration date.

(e) Exercise Terms. Any grant may specify (1) a waiting period or periods before Stock Options shall become exercisable and (2) permissible dates or period on or during which Stock Options shall be exercisable, and any grant may provide for earlier exercise of such rights in the event of a termination of employment. Stock Options may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement. The Committee may impose such additional or other limitations or conditions on the vesting or exercise of any Stock Option as it deems appropriate.

(f) Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of a Stock Option until payment in full of the exercise price and an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld in accordance with Section 11. Stock Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Stock Option accompanied by payment of the exercise price and the applicable aggregate tax withholding amount. The exercise price shall be payable (i) in cash, check, and/or Shares of Common Stock valued at the Fair Market Value at the time the Stock Option is exercised (including, pursuant to procedures as may be approved by the Committee, by means of attestation of ownership of a sufficient number of Shares of Common Stock in lieu of actual delivery of such shares to the Company); or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in the case of Stock Options relating to Class A Stock, delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell Class A Stock received under the Award and to deliver to the Company the amount of proceeds to pay the exercise price, (B) in the case of Stock Options relating to Class 1 Stock, (x) delivery to the Company’s transfer agent for Class A Stock of any conversion notice or direction necessary to convert Class 1 Stock received under the Award into Class A Stock, and (y) delivery of irrevocable instructions to a broker or other agent acceptable to the Company to promptly sell shares of Class A Stock received upon the conversion of the Class 1 Stock received under the Award and to deliver to the Company the amount of proceeds to pay the exercise price, (C) by a “net exercise” method whereby the Company withholds from the delivery of the Shares for which the Stock Option was exercised that number of Shares having a Fair Market Value equal to the aggregate exercise price for the Shares for which the Stock Option was exercised and/or (D) such other method of payment as the Committee in its discretion deems appropriate.

(g) Amended Stock Option. The Committee, in its sole discretion, may authorize the amendment of an outstanding Stock Option that relates to Class A Stock so that such Stock Option, instead, relates to Class 1 Stock. An amendment to an outstanding Stock Option so that it relates to Class 1 Stock instead of Class A Stock shall not constitute a new grant for purposes of Section 5(b), and such Stock Option shall continue to be treated for all purposes as having been granted on the original Grant Date of such Stock Option. The Committee shall have discretion to determine the terms and conditions of such amended Stock Option; provided that such terms and conditions shall, to the extent permissible within the terms and conditions of the Plan, be equivalent to the terms and conditions of the Stock Option prior to the amendment. The exercise price of the amended Stock Option may not be less than the exercise price of the Stock Option prior to the amendment, and the number of Shares that may be purchased under the amended Stock Option may not exceed the number of Shares that could have been purchased under the Stock Option prior to the amendment, in each case subject to the adjustments in Section 16.

(h) Stock Rights Exemption. Unless otherwise specifically determined by the Committee, Non-Qualified Stock Options granted under the Plan are intended to qualify as stock rights exempt from Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(i) $100,000 Annual Limit for ISOs. Notwithstanding any provision in this Section 5, to the extent that the Aggregate Fair Market Value of the Shares with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company) exceed $100,000, such Stock Options shall be treated as Non-Qualified Stock Options. Stock options failing to qualify as Incentive Stock Options for any reason will be treated as Non-Qualified Stock Options, rather than being forfeited.

(j) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise a Stock Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other Applicable Laws.

6. STOCK APPRECIATION RIGHTS

The Committee may grant Stock Appreciation Rights to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan and are memorialized in an Award Agreement. Stock Appreciation Rights may be granted by the Committee in Awards which are in tandem with Stock Options or freestanding. Tandem Awards may be granted at the same time as the grant of the related Stock Option or at any time thereafter prior to the end of the exercise period for the related Stock Option. Each Stock Appreciation Right shall specify whether it relates to Shares of Class A Stock or Class 1 Stock.

(a) Value. The value of each Stock Appreciation Right shall be the difference between the Fair Market Value of a Share to which the Stock Appreciation Right relates on the date of exercise of the Stock Appreciation Right and the reference amount specified in the Award Agreement, which for each Stock Appreciation Right granted in tandem with a Stock Option shall be not less than the exercise price of the related Stock Option. The reference amount for each Stock Appreciation Right shall not be less than the Fair Market Value of a Share to which the Stock Appreciation Right relates on the Grant Date of the Stock Appreciation Right; provided, further, that an SAR may be granted as a Substitute Award with an reference amount that is lower than the Fair Market Value of a Share to which such SAR relates if it is granted pursuant to an assumption or substitution for another stock appreciation right in a manner satisfying the applicable provisions of Section 409A of the Code.

(b) Duration of Stock Appreciation Right. The duration of each Stock Appreciation Right shall be specified, and in no instance shall extend later than ten years after the Grant Date. Each tandem Stock Appreciation Right shall specify the Stock Option to which it is related and the terms and conditions under which exercise or expiration of the related Stock Option will result in automatic expiration of the related Stock Appreciation Right and the terms and conditions on which exercise or expiration of the Stock Appreciation Right will result in automatic expiration of the related Stock Option.

(c) Exercise Terms. Unless otherwise specified by the Committee, each Stock Appreciation Right granted under the Plan shall become exercisable in four equal annual installments commencing on the first anniversary of the Grant Date. Stock Appreciation Rights may be partially exercised from time to time during the period extending from the time they first become exercisable in accordance with the terms of the Award until the expiration of the exercise period specified in the Award Agreement. Exercise of related Stock Options will cause the immediate automatic expiration of related Stock Appreciation Rights on the terms and conditions specified by the Committee. The Committee may impose in the Award Agreement such additional or other limitations or conditions on the vesting or exercise of any Stock Appreciation Right as it deems appropriate. A Stock Appreciation Right shall be exercised upon such notice as is required by the Committee and shall be subject to Section 11 below regarding tax withholding requirements.

(d) Stock Rights Exemption. Unless otherwise specifically determined by the Committee, SARs granted under the Plan are intended to qualify as stock rights exempt from Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

7. RESTRICTED STOCK

The Committee may grant a Restricted Stock Award to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Award of Restricted Stock shall be evidenced by an Award Agreement that will specify whether the Shares of Restricted Stock are Class A Stock or Class 1 Stock, the availability of dividends and other distributions with respect to which Shares of Restricted Stock are entitled, the voting rights, if any, associated with such Shares of Restricted Stock, and the conditions that must be satisfied for the Participant to vest in the Participant’s right to the Restricted Stock. Notwithstanding the foregoing, no dividends shall be paid to a Participant on Shares of Restricted Stock until and unless the Participant vests in his right to receive such Shares. Restricted Stock Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goal within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares of Restricted Stock deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued, or shall cause Shares to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions, and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 7 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

8. RESTRICTED STOCK UNITS AND PERFORMANCE SHARE UNITS

The Committee may grant Restricted Stock Units and Performance Share Units to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Award of Restricted Stock Units or Performance Share Units will be evidenced by an Award Agreement that shall specify the terms of the Award, including the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The holder of a Restricted Stock Unit or a Performance Share Unit may receive a payout that is calculated based on the satisfaction of service requirements and/or other terms specified in the Award Agreement. The Committee shall specify in the Award Agreement whether any earned Restricted Stock Units and Performance Share Units shall be paid in the form of Shares or cash (or in a combination thereof).

Performance Share Units may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goals within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant.

If provided by the Committee and to the extent set forth in the Award Agreement, Participants holding Restricted Stock Units or Performance Share Units will be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend equivalents shall be paid to a Participant on Restricted Stock Units or Performance Share Units until and unless the Participant vests in his right to receive such Shares.

9. OTHER STOCK-BASED AWARDS

The Committee may grant Other Stock-Based Awards to an Eligible Person subject to such terms, conditions and provisions as may be specified by the Committee that are consistent with the terms of the Plan. Each grant of an Other Stock-Based Award will be evidenced by an Award Agreement that shall specify the terms of the Award. Grants of Other Stock-Based Awards may include terms specified by the Committee that make vesting of the Award contingent upon achievement of one or more Performance Goals within or at the end of a Performance Period, and that require the Committee to certify the extent to which any Performance Goal has been satisfied and the number of Shares deliverable as a result thereof, prior to the delivery of any such Shares to the Participant. An Other Stock-Based Award that has an exercise right may be exercised upon such notice as is required by the Committee to the Company accompanied by payment in full of any exercise price for the Shares or other compensation being acquired in such form as the Committee may provide consistent with the form of payment rules set forth in Section 5(f), together with all applicable withholding taxes as provided in Section 11 of the Plan. If provided by the Committee and to the extent set forth in the Award Agreement, Participants holding Other Stock-Based Awards will be entitled to receive dividend equivalents with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend equivalents shall be paid to a Participant on Other Stock-Based Awards until and unless the Participant vests in his right to receive such Shares.

10. CASH INCENTIVE AWARDS

(a) Cash Incentive Awards may be granted only to Covered Employees. The Committee shall select the Performance Goals to be achieved by the Participant, the completion of any specified period of continuous service and the length of the Performance Period. The amount payable shall be expressed in terms of an objective formula or standard which may be based upon the Participant’s base salary or a multiple or percentage thereof, a dollar amount, a percentage of the applicable criteria underlying the specified Performance Goal(s) (or a percentage thereof in excess of a threshold amount) or otherwise. The foregoing objective formula or standard also may be expressed in the form of a range, pursuant to which the actual amount of a Cash Incentive Award payable under the Plan may vary depending upon the extent to which the Performance Goals for the Performance Period have been attained. For the avoidance of doubt, pursuant to the foregoing, the Committee may establish for any Participant a method or formula for determining the maximum amount payable (subject to the maximum specified in Section 4(d)) based on the level of achievement of the applicable Performance Goal(s). Whether the Performance Goals have been achieved shall be determined by the Committee. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Cash Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made.

(b) At the time the Committee determines a Cash Incentive Award opportunity for a Participant, the Committee shall also establish the payment terms applicable to such Cash Incentive Award. Such terms shall include when such payments will be made; provided, however, that the timing of such payments shall in all instances either (a) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (b) comply with Section 409A of the Code, and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i) the 15th day of the third month of the calendar year following the calendar year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

11. WITHHOLDING TAXES

Whenever required under Applicable Laws in connection with an Award, the Company shall (and whenever permitted by law in connection with an Award the Company may but is not obligated to) require the Participant to remit to the Company or one of its Related Entities an amount sufficient to satisfy any federal, state and/or local income tax, foreign tax, social charge and employment withholding tax requirements prior to the delivery of any Shares. To the extent permitted under such rules as the Committee may promulgate from time to time in its sole discretion and in compliance with any requirements to avoid violations under Section 16(b) of the Exchange Act and related rules, a Participant may provide amounts for tax withholding (but not in excess of the maximum amount permitted for tax withholding under Applicable Laws) by delivering Shares then owned by the Participant or having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award. The Company and each of its Subsidiaries and Related Entities shall have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any other compensation or amounts owing to a Participant (but not including nonqualified deferred compensation subject to Section 409A) up to the amount required to satisfy applicable tax withholding requirements.

12. QUALIFIED PERFORMANCE BASED COMPENSATION

(a) The Committee shall have the authority to grant to Covered Employees Awards described in Section 7 through 10 as Qualified Performance Based Compensation. The Committee is not obligated to grant any such Award so that it is exempt from the $1 million deduction on compensation under Section 162(m) of the Code. Awards that are intended to be Qualified Performance Based Compensation shall be granted by the Committee (or a subcommittee hereof of two or more outside directors) consistent with the terms of this Section 12 and the requirements for “performance-based compensation” under Section 162(m) of the Code.

(b) The Committee shall establish the Performance Period and the Performance Goal(s) for Qualified Performance Based Compensation in writing during the Applicable Period with respect to such Award. Performance Goals for Qualified Performance Based Compensation shall be established using one or more Performance Criteria. The Performance Goals established by the Committee may be (but need not be) particular to a Participant and may vary from year to year. Qualified Performance Based Compensation may be provided by either (i) granting Awards with the earned portion of such award subject to attaining Performance Goals or (ii) making the grant of Awards only after one or more Performance Goals have been obtained. The Committee shall designate in writing, in the Award Agreement or otherwise, during the Applicable Period the Performance Goal(s) intended to meet the performance goal requirement under Treas. Reg. Sect. 1.162-27(e)(2).

(c) At the time the Performance Goals are established, the Committee shall provide, in terms of an objective formula or standard, the method of computing the specific amount that will represent the maximum amount of cash or other compensation (including but not limited to equity based awards under Sections 7 through 9 of the Plan) to be provided to the Participant (or, if the equity award was granted within the Applicable Period, the portion of such award that will be earned) if the Performance Goal is attained (the “Performance Formula”). The Performance Formula shall be subject to such other special rules and conditions as the Committee may establish within the Applicable Period. For example, the Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events that may affect Performance Criteria, including but not limited to Extraordinary Items, provided that any such adjustments are established and administered in a manner consistent with the requirements under Section 162(m) for Qualified Performance Based Compensation. Performance Goals (and the underlying Performance Criteria) must be objectively determinable (i.e., such that a third party with knowledge of the relevant facts could determine whether the Performance Goals have been met), and the achievement of the Performance Goals must be substantially uncertain at the time they are established and any such special rules and conditions shall not be inconsistent with the provisions of Treasury Regulation Section 1.162-27(e).

(d) Following the completion of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms of the Performance-Based Compensation Award have been achieved for the applicable Performance Period. In no event may the Committee waive achievement of the Performance Goal requirements except in its discretion in the case of the death or disability of the Participant or a Change in Control. The Committee shall not have the discretion to grant or pay Qualified Performance Based Compensation for a Performance Period if and to the extent the Performance Goals for such Performance Period have not been attained.

(e) The Committee may exercise discretion to reduce or eliminate the amount that is earned or payable as Qualified Performance Based Compensation. The Committee, in its sole discretion, may reduce or eliminate any Award otherwise earned based on such factors, which may be objective or subjective, as it deems relevant including, without limitation: (i) performance against other financial or strategic objectives; (ii) its assessment of the Covered Employee’s overall performance for the Performance Period; (iii) prevailing levels of total compensation among similar companies and (iv) individual performance. Notwithstanding the foregoing, negative discretion shall not be exercised after the issuance of Restricted Stock, Restricted Stock Units, Performance Share Units or Other Stock Based Awards consistent with applicable requirements for fixed accounting under ASC Topic 718 (or its successor).

13. AWARDS NOT TRANSFERABLE

Unless transferability is otherwise permitted under the Award or as otherwise permitted by the Committee at or following the Grant Date, no Stock Option or Stock Appreciation Right is transferable by the Participant other than (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order, or (iii) solely with respect to Stock Options, by gift to family members or by gift or permitted non-cash exchange to entities beneficially owned by family members or other permitted transferees. Awards that have exercise rights shall be exercisable only by the Participant, the Participant’s legal representative, or the Participant’s permitted transferees. Shares of Restricted Stock may not be sold or otherwise transferred until the ownership vests in the

Participant. Unless transferability is otherwise permitted under such conditions and rules adopted by the Committee, Cash Incentive Awards, Restricted Stock, Restricted Stock Units, Performance Share Units and Other Stock-Based Awards may not be sold or otherwise transferred.

14. GENERAL RESTRICTION ON ISSUANCE OF SHARES

The Company shall not be required to deliver any Shares upon the grant, vesting or exercise of any Award until it has been furnished with such documents as it may deem necessary to insure compliance with any law or rules of the SEC or any other governmental authority having jurisdiction under the Plan. Shares of Class 1 Stock will not be represented by certificates, and shares of Class A Stock may not be represented by certificates. Certificates for shares of Class A Stock, if any, or notices of ownership for Shares delivered upon such grant, vesting or exercise shall bear legends restricting transfer or other restrictions or conditions to the extent required by law or determined by the Committee. Each Award under the Plan is subject to the condition that, if at any time the Committee shall determine that the listing, registration or qualification of the Shares subject to such Award under any state or federal law or other applicable Rule, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of the granting of such Awards or the issue or purchase of Shares thereunder, such Awards may not vest or be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

15. OTHER AWARD PROVISIONS

The Committee may impose on any Award or the exercise thereof, at the Grant Date or thereafter (subject to Section 21), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. Subject to Section 12, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Applicable Laws, no consideration other than services may be required for the grant (but not the exercise) of any Award. The Committee has the authority to prescribe the rules that apply to an Award upon the termination of a Participant’s employment or Continuous Service, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document.

16. ADJUSTMENT OF AWARDS

(a) In the event of any change in the capital stock of the Company by reason of any stock dividend, extraordinary cash dividend, stock split, recapitalization, reorganization, merger, consolidation, split up, combination, or exchange of shares, or rights offering to purchase capital stock at a price substantially below Fair Market Value, or of any similar change affecting the capital stock, the number and kind of shares authorized under Section 4 for the Plan (including, to the extent permitted by Section 162(m), the limits in Section 4 on Awards to any Participant in any fiscal year), the number and kind of shares which thereafter are subject to an Award under the Plan, the Performance Goals applicable to an Award, and the number and kind of unexercised Stock Options and Stock Appreciation Rights and the price per share shall be adjusted automatically consistent with such change to prevent the dilution or enlargement of the rights granted to, or available for, Participants in the Plan. No fractional shares of Stock that results from an adjustment under this Section 16 shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(b) In the event of a Corporate Transaction (as defined below), the Committee, as constituted before such transaction, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions, which need not be uniform as to all Participants:

(i) cause any such Award then outstanding to be assumed or replaced by the successor corporation (if any), which assumption or replacement will be binding on all Participants, or the successor corporation may substitute equivalent awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards and Section 22 below);

(ii) provide that Stock Options and Stock Appreciation Rights outstanding as of the date of such transaction shall be cancelled and terminated without payment if the Fair Market Value of one share as of the date of the Change in Control is less than the per share Stock Option exercise price or Stock Appreciation Right reference amount; or

(iii) provide that each Stock Option and Stock Appreciation Right then outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of a Corporate Transaction over the exercise price per Share of such Stock Option and/or Stock Appreciation Right (such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction, if applicable) or in a combination thereof, in such manner as the Committee, in its discretion, shall determine is appropriate).

For avoidance of doubt, this Section 16(b) shall permit the Committee to impose terms and conditions on amounts payable to Participants as apply to payments to stockholders in a Corporate Transaction, including but not limited to escrow restrictions.

In the event such successor corporation (if any) fails to assume or substitute Awards pursuant to a Corporate Transaction, all Awards will expire on such transaction at such time and on such conditions as the Board shall determine subject to Section 22 below (regarding Change in Control Vesting).

For purposes of this Section 16(b), a “Corporate Transaction” means a (i) a dissolution or liquidation of the Company, (ii) the consummation of a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed or replaced by the successor corporation, which assumption will be binding on all Participants), (iii) the consummation of a merger in which the

Company is the surviving corporation but after which the stockholders of the Company (other than any stockholder which merges (or which owns or controls another corporation which merges) with the Company in such merger) cease to own their shares or other equity interests in the Company, (iv) the sale of substantially all of the assets of the Company, or (v) the consummation of any other transaction which qualifies as a corporate transaction under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company from or by the stockholders of the Company). Notwithstanding the foregoing, to the extent that an Award is subject to Section 409A and a Corporate Transaction would result in a change in the payment timing of an outstanding Award, a transaction described in (ii) through (v) above must also qualify as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of a corporations assets, as the case may be, within the meaning of Section 409A.

17. LIMITATION ON RIGHTS CONFERRED UNDER THE PLAN.

Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or services of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

18. EFFECT OF THE SALE OF A RELATED ENTITY

A sale or other disposition of a Related Entity that is not a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company shall not constitute a Change in Control. Except as other determined by the Committee in its sole discretion, a Participant who is employed by any such Related Entity shall be deemed to have terminated employment and to no longer be in Continuous Service for purposes of the Plan and the applicable Award Agreement and the unvested portion of the Award at the time of such sale or other disposition shall immediately be forfeited.

19. SECTION 162(m) CONDITIONS

It is the intent of the Company that all Awards that are intended to constitute Qualified Performance Based Compensation under Section 162(m) be granted and interpreted in a manner to satisfy all applicable requirements of Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded. If changes are made to Section 162(m) to permit greater flexibility with respect to any Award under the Plan, the Committee may make any adjustments it deems appropriate.

Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify for the performance based compensation exemption under Section 162(m) of the Code.

20. SECTION 409A CONDITIONS

With respect to Awards that are subject to Section 409A, the Plan is intended to comply with the requirements of Section 409A and the Plan and provisions of such Awards shall be interpreted and administered in accordance with that intent. To the extent that the Committee determines that the Plan or any Section 409A Award fails to comply with the requirements of Section 409A, notwithstanding anything to the contrary contained in the Plan or in any Award, the Committee reserves the right to amend or terminate the Plan and/or amend, restructure, terminate or replace the Award, without the consent of the Participant, to cause the Award to either not be subject to Section 409A or to comply with the applicable provisions of such section. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•	Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or Stock Appreciation Right under Section 21) shall be made in accordance with the requirements of Section 409A.

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

•	For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•	Any assumption or substitution of Section 409A Awards, pursuant to Section 22 shall be made in accordance with the requirements of Section 409A.

•	With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under the Plan.

21. AMENDMENTS AND OTHER MATTERS

(a) The Plan and any Award Agreement (for outstanding Awards) may be amended, modified or terminated by the Committee at any time and all Awards shall be subject to the Plan, as amended from time to time, except that the Committee may not, without approval of the Participant to whom the Award was granted or his legal representative or permitted transferee materially and adversely affect the rights of such person under such Award Agreement unless such action is required to comply with Applicable Laws. No amendment, modification, or termination of the Plan shall be effective without stockholder approval if such approval is required under Applicable Laws, including but not limited to the provisions of the Plan that are subject to the stockholder approval requirements under Section 162(m).

(b) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares): (i) the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the reference amount of SARs, (ii) outstanding Stock Options or SARs may not be cancelled in exchange for cash, other awards, or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs, and (iii) the Company may not repurchase Options or SARs for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the class of Company Stock underlying the Stock Option or SAR is lower than the exercise price per share of the Option or SAR. This paragraph may not be amended, altered or repealed by the Board or the Committee without approval of the stockholders of the Company.

(c) No Reloads. No Stock Options or SARs granted under the Plan shall contain any provision entitling a Participant to the automatic grant of additional Stock Options or SARs in connection with the exercise of the original Stock Options or SARs.

(d) Tolling. Except as otherwise provided in an Award Agreement, if the exercise of a Stock Option or SAR following the termination of a Participant’s termination of employment (other than for Cause and other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of Shares would violate requirements under Applicable Laws, then such Stock Option or SAR will terminate on the earlier of (i) thirty days after its exercise would not violate such requirements, or (ii) the expiration of the term of such Stock Option or SAR as set forth in the applicable Award Agreement. This Section 21(d) shall be interpreted consistent with not having an extension for purposes of Section 409A with respect to Stock Options or SARs intended to qualify under the stock rights exemption within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(e) Automatic Exercise. The Committee may from time to time, in its sole discretion, provide for and establish procedures with respect to the automatic exercise of Stock Options or SARs that are vested and unexercised as of 5:00 p.m. Eastern Time on the date that such Stock Options or SARs would otherwise terminate under the applicable Award Agreement. Any automatic exercise covered by any such procedures shall be accomplished using a net exercise whereby the Company issues to the Participant Shares equal to the number of Shares covered by the Stock Options or SARs reduced by the smallest number of whole Shares with an aggregate Fair Market Value that is equal to or exceeds the aggregate exercise price of the Stock Option; or reference amount of the SARs as applicable and the Company shall pay the Participant cash equal to excess, if any, of the aggregate Fair Market Value of such shares over the aggregate exercise price or reference amount, as applicable. In no event shall the Company or its Related Entities or their respective employees or agents be liable for any damages whatsoever arising out of or in any way related to any use of any automatic exercise procedures.

(f) Non-Exempt Employees. No Stock Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any

Shares until at least six (6) months following the Grant Date. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

22. CHANGE IN CONTROL VESTING

The Committee has the authority to prescribe the rules that apply to an Award upon a Change in Control, which shall be memorialized in the Participant’s original or amended Award Agreement or similar document. In the event that the Award Agreement does not prescribe such rules, the following rules will apply. In the event of a Change in Control:

(a) If the continuing entity after a Change in Control fails to assume or replace an Award with a new award of equivalent value and substantially equivalent terms, such Award shall become vested on the date of the Change of Control; provided, however, that in the case of such an Award that is subject to attaining one or more Performance Goals, the vesting shall be based upon the extent to which performance metrics were actually achieved as of such Change in Control, or if achievement of any performance metric cannot be determined as of such Change in Control, as though such performance metric had been achieved at target.

(b) If the continuing entity assumes or replaces an Award that is settled in Shares and subject to vesting conditions based upon continued employment with the Company or its Affiliates without regard to the attainment of any Performance Goals with a new award of equivalent value and substantially equivalent terms, the vesting schedule of the assumed or replaced Award shall vest in accordance with the original vesting schedule set forth in the Award Agreement, and shall not accelerate, and the unvested portion of such Award and shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such Award shall become fully vested and transferable upon the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period (as defined below).

(c) If the continuing entity assumes or replaces an Award that is settled in Shares and subject to the attainment of one or more Performance Goals with a new award of equivalent value and substantially equivalent terms based upon the performance metrics actually achieved as of such Change in Control, or if achievement of any performance metric cannot be determined as of such Change in Control, as though such performance metric had been achieved at target, the vesting schedule of the assumed or replaced Award shall become solely time-based and vest in accordance with the original vesting schedule set forth in the Award Agreement, and shall not accelerate, and the unvested portion of such Award and shall be immediately forfeited upon any subsequent termination of Participant’s employment; provided, however that any such Award shall become fully vested and transferable upon the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period.

(d) If the continuing entity assumes or replaces a Cash Incentive Award with a new award of equivalent value and substantially equivalent terms, payment shall be made based on the extent to which Performance Goals were met and any continuing employment requirement shall be waived in the case of a Participant whose employment is terminated by the Company without Cause or by the Participant for Good Reason during the Change in Control Protection Period.

For purposes of this Section and unless otherwise provided in the Award Agreement, the term “Change in Control Protection Period” shall mean the twenty four-month period following a Change in Control.

23. CLAWBACK

Notwithstanding any provision to the contrary, any “clawback” or “recoupment” policy required under Applicable Law or provided for under Company policy shall automatically apply to the Award, regardless of whether such provision is included in the Award Agreement or any other document.

24. CHOICE OF FORUM

(a) The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Rochester, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 24 has a reasonable relationship to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 24.

(b) The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 24, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 24 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.

(c) Each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably appoints the General Counsel of Constellation Brands, Inc. as such Participant’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Participant of any such service of process.

(d) Each Participant, as a condition to such Participant’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 24, except that a Participant may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

25. SUBSTITUTE AWARDS

Notwithstanding any other provision to the contrary, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the acquired entity’s awards in substitution for which they are granted and to preserve the economic value of all or a portion of such acquired entity’s awards at such price as the Committee determines necessary to achieve preservation of economic value.

26. PARTICIPANTS IN FOREIGN COUNTRIES

The Committee shall have the authority to adopt such modifications, procedures, and subplans, in each case which may differ from the terms specified in the Plan, as may be necessary or desirable, after consideration of the Applicable Laws of foreign countries in which the Company or its Subsidiaries may operate, to ensure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

27. DEFERRED PAYMENTS

Subject to the terms of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, which terms shall be designed to comply with Section 409A.

28. GOVERNING LAW

The Plan and any Award made pursuant to it shall be construed under the laws of the State of Delaware.

Dated: July 18, 2017

CONSTELLATION BRANDS, INC.

By:

Title:

ANNEX A

TO

LONG-TERM STOCK INCENTIVE PLAN

CERTAIN DEFINITIONS

Capitalized terms used in the Plan shall have the meanings set forth below:

“Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of Shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control or other regulatory laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of: (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the previous sentence may be taken at a later date with respect to Participants who are not Covered Employees and with respect to Covered Employees if permitted by Section 162(m).

“Award” means, individually or collectively, a grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, Other Stock-Based Awards or a Cash Incentive Award. Subject to the terms of the Plan, the terms of an Award will be memorialized and set forth in an Award Agreement.

“Award Agreement” means an agreement, certificate or other form of writing approved by the Committee that sets forth the terms and provisions applicable to an Award granted under the Plan. An Award Agreement may be in paper or electronic medium and, if approved by the Committee, need not be signed by a representative of the Company or a Participant.

“Cash Incentive Award” means a cash bonus opportunity awarded under Section 10 of the Plan pursuant to which a Participant may become entitled to receive an amount denominated in dollars or another currency based on the satisfaction of such performance or vesting criteria as are specified in the Award Agreement, or, if no Award Agreement is entered into with respect to the Cash Incentive Award, other documents evidencing the Award or the program under which the Award is made.

“Cause” means, solely for the purposes of the Plan, unless otherwise provided in an Award Agreement, gross negligence or willful misconduct or commission of a felony or an act of moral turpitude determined by the Committee to be detrimental to the best interests of the Company or, if the Participant is subject to a written agreement with the Company, “cause” shall have the meaning set forth in that agreement.

“Change in Control” means, unless the Committee specifies otherwise in an Award Agreement:

(a) there shall be consummated

(i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any Shares are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a direct or indirect wholly-owned subsidiary of the Parent or one of its Subsidiaries immediately before the consolidation or merger; or

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(b) the consummation of a complete liquidation or dissolution of the Company; or

(c) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than any of the Permitted Holders shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the voting control of the Company’s then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 35% beneficial owner of voting control; or

(d) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board of Directors (for this purpose “Incumbent Board” means at any time those persons who are then members of the Board of Directors of the Company and who either (i) are members of the Company’s Board of Directors on the date hereof, or (ii) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination)).

“Class A Stock” means the class A common stock, par value $.01 per share, of the Company.

“Class 1 Stock” means the class 1 common stock, par value $.01 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Stock or Class 1 Stock.

“Company” means Constellation Brands, Inc. and its Subsidiaries, except where the context indicates that only the Parent is intended.

“Committee” means the committee appointed from time to time by the Company’s Board of Directors to administer the Plan, and if no committee is appointed, the Committee shall be the Human Resources Committee.

“Consultant” means any natural person, including an advisor, engaged by the Company as an independent contractor to render bona fide services to such entity (other than in connection with the offer or sale of securities in a capital-raising transaction or to promote or maintain a market for the Company’s securities).

“Continuous Service” means uninterrupted provision of services to the Company in any capacity of Employee, Non-Employee Director, or Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Non-Employee Director, or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Non-Employee Director, or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. A leave of absence will be treated as Continuous Service for purposes of determining the continued vesting of an Award (as differentiated from the use of Continuous Service as a trigger for the termination or forfeiture of the Award) only to the extent provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement applicable to the Participant, or as otherwise required by Applicable Laws.

“Covered Employee” means an employee who is a “covered employee” as such term is defined under Section 162(m) and such additional employees as the Committee may treat as being subject to the rules that apply to “covered employees” under Section 162(m).

“Effective Date” shall have the meaning set forth in Section 1 above.

“Eligible Person” means each Executive Officer and other officers, Non-Employee Directors and Employees of the Company or of any Related Entity, and Consultants with the Company or any Related Entity. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

“Employee” means any individual designated as an employee on the payroll records of the Company or a Related Entity, including (i) employees who are also directors and (ii) prospective employees, but conditioned on their commencement of employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

“Extraordinary Items” means (a) items presented as such (or other comparable terms) on the Company’s audited financial statements, (b) extraordinary, unusual, transition, one-time and/or nonrecurring items of gain or loss (including, but not limited to, charges for reorganizing and restructuring, discontinued operations and asset write-downs), (c) the effect of changes in tax laws, corporate tax rates, accounting principles, or other Applicable Laws affecting reported results, (d) the effects of mergers, acquisitions, divestitures, spin-offs or similar significant transactions (including, without limitation, gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business or reorganization or restructuring programs), (e) events of an “unusual nature” or of a type that indicates “infrequency of occurrence,” as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto), (f) exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (g) foreign exchange gains and losses; (h) discontinued operations and nonrecurring charges; (i) stock split, recapitalization, split-up, or similar change, (j) share repurchases; (k) a change in the Company’s fiscal year; or (l) litigation or claim judgments or settlements. To qualify as an Extraordinary Item, the item must be identified in the audited financial statements and notes thereto or in the “management’s discussion and analysis” section of the financial statements in a period report filed with the SEC under the Exchange Act.

“Fair Market Value” of a Share means (a) with respect to a Share of Class A Stock, the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, and (b) with respect to a Share of Class 1 Stock, (i) the closing price of the Class A Stock on the New York Stock Exchange or other national stock exchange on which the Class A Stock is actively traded for the date as reported in the Wall Street Journal, Eastern Edition or such other standard reference service as the Committee may select, or (ii) if the Committee shall determine that the fair market value of a share of Class A Stock is not a reasonable proxy for the fair market value of a share of Class 1 Stock, such fair market value as shall be determined by the Committee or calculated in accordance with one or more methodologies established by the Committee as such methodologies may be modified or adjusted from time to time by the Committee.

“Grant Date” means the date specified by the Committee on which a grant of an award shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

“Good Reason” means, unless otherwise provided in an Award Agreement, as applied to a Participant who is an Employee: (a) to the extent defined in an Employee’s employment agreement, the term “Good Reason” shall have the same meaning as set forth in the employment agreement with respect to such Employee, and (b) in the case of any Employee not covered by clause (a) above, the term “Good Reason” means that the Employee terminates his or her employment upon 30 days’ notice to the Company given within 90 days following the occurrence of any of the following events without his or her consent, each of which shall constitute a “Good Reason” for such termination; provided that the following events shall not constitute “Good Reason” if the event is remedied by the Company within 30 days after receipt of notice given by the Employee to the Company specifying the event: (i) the Company acts to materially reduce the Employee’s employment band or materially reduce the Employee’s duties and responsibilities; (ii) the Company materially reduces the amount of the Employee’s base salary, and not of other similarly situated Participants; (iii) the Company relocates Participant’s principal place of employment by more than 50 miles; or (iv) the Company materially breaches an employment agreement or an Award Agreement with the Employee. With respect to a Participant who is not an Employee, “Good Reason” shall have the meaning ascribed thereto in the applicable Award Agreement and, in the absence of the definition of such term in such agreement, the provisions in Section 22 relating to “Good Reason” shall not be applicable to such Participant’s Award evidenced by such agreement.

“Incentive Stock Option” or “ISOs” means any Stock Option that is intended to qualify as an “incentive stock option under Section 422 of the Code or any successor provision.

“IRS” means the Internal Revenue Service and, if the context permits, the courts interpreting the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Stock Option” means a Stock Option that is not intended to qualify as an Incentive Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 9 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Parent” means Constellation Brands, Inc.

“Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

“Performance Criteria” means one or more of the following performance criteria for a Performance Period selected by the Committee with respect to an Award that is intended to constitute Qualified Performance Based Compensation.

• Sales Growth or Net Sales Growth	• Cash Flows from Operating Activities
• Net Sales	• Return on Capital
• Assets or Asset Productivity	• Return on Equity
• Operating Expenses / Selling, General and Administrative Expenses	• Cost of Goods Sold / Cost of Product Sold
• Cost reductions or cost control	• Return on Invested Capital
• Gross Margin or Gross Profit	• Return on Assets / Return on Net Assets
• Brand Contribution / Contribution after Marketing	• Capital Expenditures / Purchases of property, plant and equipment
• Operating Income or Net Operating Income	• Net Increase in Cash or Cash Equivalents
• Operating Margins / Sales	• Stock Price
• Return on Operating Revenue	• Market share (volume or value-based)
• Earnings Before Interest and Taxes	• Total Stockholder Return
• Earnings Before Interest, Taxes, Depreciation and Amortization	• Stockholder Value Added / Economic Value Added
• Income Before Income Taxes / Profit Before Tax	• Strategic Business Objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals or goals relating to acquisitions or divestitures
• Net Income	• Units produced, sold or depleted
• Earnings Per Share	• Customer service level
• Cash Flow or Free Cash Flow	• Debt Ratio or Debt-to-Equity Ratio
• Working Capital or any of its components (Accounts Receivable, Inventory, Accounts Payable)	• New Sales or Depletions or new product introductions
• New product introductions or launches

“Performance Formula” shall have the meaning set forth in Section 12(c) of the Plan.

“Performance Goal” means one or more specific objective goal or goals (which may be cumulative or alternative) that are timely set in writing by the Committee for each Participant for the applicable Performance Period with respect to any one or more of the Performance Criteria. Performance Criteria within a Performance Goal may be: (a) established on a corporate, divisional, business unit or consolidated basis, (b) measured on an absolute basis or relative basis (e.g., passage of time (such as a year over year growth), as a relative comparison to a peer group, industry index, broad-based index, etc.), (c) calculated on a pre-tax or after-tax basis, (d) calculated on a per share basis, (e) calculated on a GAAP or non-GAAP basis, and/or (f) calculated for all or a portion of a single year or calculated over multiple years. Notwithstanding the foregoing, the Performance Goal for with respect to an Award that is not intended to constitute Qualified Performance Based Compensation need not be based on one or more Performance Criteria.

“Performance Period” means the fiscal year or years or other period established by the Committee with respect to which a Performance Goal is set by the Committee.

“Performance Share Unit” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified Performance Goals and such other terms and conditions that the Committee may specify.

“Permitted Holders” means, unless the Committee specifies otherwise in an Award Agreement, (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing individuals, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the individuals and foundation described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the individuals described in clause (a) or the estate of any such individuals, The Sands Family Foundation, Inc., a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Plan” means the Long-Term Stock Incentive Plan of the Company, as amended from time to time.

“Qualified Performance Based Compensation” shall have the meaning set forth in Treasury Regulation Section 1.162-27(e) but shall not include Stock Options or Stock Appreciation Rights.

“Related Entity” means any Parent, Subsidiary, and any business, corporation, partnership, limited liability company, or other entity designated by the Committee in which the Company or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

“Restricted Stock” means Shares granted pursuant to Section 7 of the Plan which are subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award.

“Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8 of the Plan whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify.

“SEC” means the Securities and Exchange Commission.

“Section 409A” means Section 409A of the Code.

“Section 409A Award” means an Award that is subject to and intended to comply with the requirements of Section 409A.

“Section 162(m)” means Section 162(m) of the Code.

“Shares” means shares of Class A Stock or Class 1 Stock and, with respect to any particular Award, means the shares of Class A Stock or shares of Class 1 Stock to which such Award relates.

“Share Reserve” shall have the meaning set forth in Section 4(a) above.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Stock Option, designated as a Stock Appreciation Right and granted pursuant to the terms of Section 6 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Stock Option” means any Non-Qualified Stock Option or Incentive Stock Option granted pursuant to Section 5 of the Plan which is subject to the terms, conditions and restrictions set forth in the Award Agreement evidencing the Award and the Plan.

“Subsidiaries” means (a) all corporations of which at least fifty percent of the voting stock is owned by the Company directly or through one or more corporations at least fifty percent of whose voting stock is so owned, and (b) partnerships or other entities in which the Company has, either directly or indirectly, at least a fifty percent interest in the capital or profits.

“Substitute Awards” means any Awards granted to an Eligible Person in assumption of, or in substitution or exchange for, either awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

Appendix 2

Reconciliation of Non-GAAP Items

Reconciliation of Net Income, Reported Basis (GAAP) to EBIT, Comparable Basis (Non-GAAP)

	Fiscal 2017 Performance	Fiscal 2016 Performance
(in millions)
Net income, reported basis	$1,539.2	$1,060.6
Plus: Provision for income taxes	554.2	440.6
Plus: Interest expense	333.3	313.9
Plus: Loss on write-off of debt issuance costs	—	1.1

EBIT	2,426.7	1,816.2
Plus (Less): Comparable adjustments
Acquisitions, divestitures and related costs (1)	(205.5)	65.5
Restructuring and related charges (2)	0.9	16.4
Other (3)	2.2	(5.9)

Comparable adjustments	(202.4)	76.0

EBIT, comparable basis	$2,224.3	$1,892.2

(1)	Consists primarily of gain on sale of the Canadian wine business and transaction and associated costs in connection with completed acquisitions and divestitures, including flow through of inventory step-up, amortization of favorable interim supply agreement, and impairment of certain intangible assets.

(2)	Consists primarily of employee termination benefit costs.

(3)	Consists primarily of settlements of undesignated commodity derivative contracts, net gain on the mark to fair value of undesignated commodity derivative contracts, impairment of certain intangible and other assets, certain other selling, general and administrative costs, and dividend income from a retained interest in a previously divested business.

Reconciliation of Net Cash Provided by Operating Activities (GAAP) to FCF (Non-GAAP)

	Fiscal 2017 Performance	Fiscal 2016 Performance
(in millions)
Net cash provided by operating activities	$1,696.0	$1,413.7
Less: Purchases of property, plant and equipment	(907.4)	(891.3)

FCF	$788.6	$522.4

VOTE BY INTERNET - www.proxyvote.com
CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Monday, July 17, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Monday, July 17, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29102-P93710	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class A Stockholders			☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Jerry Fowden	06)	Daniel J. McCarthy
	02) Barry A. Fromberg	07)	Richard Sands
	03) Robert L. Hanson	08)	Robert Sands
	04) Ernesto M. Hernandez	09)	Judy A. Schmeling
	05) James A. Locke III	10)	Keith E. Wandell				The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain	4.	To conduct an advisory vote on the frequency of future advisory votes regarding executive compensation	☐	☐	☐	☐

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018			☐	☐	☐
							The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement			☐	☐	☐	5.	To approve the amendment and restatement of the Company’s Long-Term Stock Incentive Plan		☐	☐	☐

							NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you have any questions regarding how to attend the Annual Meeting of Stockholders and vote in person, please contact Investor Relations at 888-922-2150.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E29103-P93710

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 18, 2017 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Thomas J. Mullin, or either of them, proxies for you with full power of substitution to vote all shares of Class A Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Tuesday, July 18, 2017, at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class A Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2, 3, AND 5, ONE YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

V.1.1

VOTE BY INTERNET - www.proxyvote.com
CONSTELLATION BRANDS, INC. ATTN: LEGAL 207 HIGH POINT DRIVE BLDG. 100 VICTOR, NY 14564

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time Monday, July 17, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time Monday, July 17, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29104-P93710	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CONSTELLATION BRANDS, INC. The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	Class B Stockholders			☐	☐	☐
1.	Election of Directors
	Nominees:

	01) Robert L. Hanson	05)	Richard Sands
	02) Ernesto M. Hernandez	06)	Robert Sands
	03) James A. Locke III	07)	Judy A. Schmeling
	04) Daniel J. McCarthy
							The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain	4.	To conduct an advisory vote on the frequency of future advisory votes regarding executive compensation	☐	☐	☐	☐

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2018			☐	☐	☐
							The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

3.	To approve, by an advisory vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement			☐	☐	☐	5.	To approve the amendment and restatement of the Company’s Long-Term Stock Incentive Plan		☐	☐	☐

							NOTE: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Please note there are two proxy cards, one for Class A Stockholders and one for Class B Stockholders. Stockholders who receive a Class A proxy card and a Class B proxy card must vote the shares represented by each card separately.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you have any questions regarding how to attend the Annual Meeting of Stockholders and vote in person, please contact Investor Relations at 888-922-2150.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

E29105-P93710

CONSTELLATION BRANDS, INC.

Annual Meeting of Stockholders

July 18, 2017 11:00 AM

This proxy is solicited by the Board of Directors

You hereby appoint James O. Bourdeau and Thomas J. Mullin, or either of them, proxies for you with full power of substitution to vote all shares of Class B Common Stock, par value $.01 per share, of CONSTELLATION BRANDS, INC. (the “Company”) that you would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Town of Pittsford in the Callahan Theater at the Nazareth College Arts Center, 4245 East Avenue, Rochester, New York 14618, on Tuesday, July 18, 2017, at 11:00 a.m. (EDT) and any adjournment thereof (the “Meeting”). Class A Stockholders, voting as a separate class, are entitled to elect three (3) directors at the Meeting. Class A Stockholders and Class B Stockholders, voting as a single class, are entitled to elect seven (7) directors at the Meeting. Please refer to the Proxy Statement for details. The number of shares of Class B Common Stock entitled to vote appears on the back of this card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY YOU. UNLESS DIRECTED OTHERWISE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF ALL THE NOMINEES LISTED ON THE REVERSE SIDE (PROPOSAL 1), FOR PROPOSALS 2, 3, AND 5, ONE YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF SAID PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. TO APPROVE THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN AND DATE ON THE BACK IF YOU ARE SUBMITTING YOUR PROXY BY MAIL. YOU NEED NOT MARK ANY BOXES.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

V.1.1